Exhibit 10.1

FOURTH AMENDED, RESTATED AND CONSOLIDATED CREDIT AGREEMENT

Dated as of September 19, 2024

by and among
EPR PROPERTIES,

as Borrower,

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent,

Each of JPMORGAN CHASE BANK, N.A., RBC CAPITAL MARKETS CORPORATION, BANK OF AMERICA, N.A., CITIZENS BANK, N.A., BARCLAYS BANK PLC, and TRUIST BANK,
as Co-Syndication Agents,

each of
KEYBANC CAPITAL MARKETS, LLC, JPMORGAN CHASE BANK, N.A., RBC CAPITAL MARKETS CORPORATION, BOFA SECURITIES, INC., CITIZENS BANK, N.A., BARCLAYS BANK PLC and TRUIST SECURITIES, INC.,
as Joint Book Runners and Joint Lead Arrangers,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH and CITIBANK, N.A.,
as Documentation Agents
and

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5,
as Lenders

TABLE OF CONTENTS

ARTICLE I. - DEFINITIONS			1
Section	1.1.	Definitions.	1
Section	1.2.	General; References to Times	41
Section	1.3.	Currencies; Currency Equivalents.	42
Section	1.4.	Letter of Credit Amounts.	43
Section	1.5.	Divisions.	43
Section	1.6.	Rates.	43

ARTICLE II. - CREDIT FACILITY			43
Section	2.1.	Loans.	43
Section	2.2.	Letters of Credit.	45
Section	2.3.	Rates and Payment of Interest on Loans.	50
Section	2.4.	Number of Interest Periods.	51
Section	2.5.	Repayment of Loans.	51
Section	2.6.	Prepayments.	52
Section	2.7.	Continuation.	53
Section	2.8.	Conversion.	53
Section	2.9.	Notes.	54
Section	2.10.	Voluntary Reductions of the Commitment.	54
Section	2.11.	Expiration or Maturity Date of Letters of Credit Past Termination Date.	55
Section	2.12.	Amount Limitations.	55
Section	2.13.	[Reserved].	55
Section	2.14.	The Increased Loan Amount.	55
Section	2.15.	[Reserved].	58
Section	2.16.	Extension of Revolving Credit Termination Date.	58

ARTICLE III. - PAYMENTS, FEES AND OTHER GENERAL PROVISIONS			58
Section	3.1.	Payments.	58
Section	3.2.	Pro Rata Treatment.	59
Section	3.3.	Sharing of Payments, Etc.	60
Section	3.4.	Several Obligations.	60
Section	3.5.	Minimum Amounts.	61
Section	3.6.	Fees.	61
Section	3.7.	Computations.	62
Section	3.8.	Usury.	63
Section	3.9.	Agreement Regarding Interest and Charges.	63
Section	3.10.	Statements of Account.	63
Section	3.11.	Defaulting Lenders.	63
Section	3.12.	Taxes.	66
Section	3.13.	Special Provisions Regarding Alternative Currency Loans; Adjusted Sharing Event Commitments and Sharing Event Percentages.	70

ARTICLE IV. - YIELD PROTECTION, ETC.			73
Section	4.1.	Additional Costs; Capital Adequacy.	73
i

Section	4.2.	Suspension of RFR Loans.	74
Section	4.3.	Illegality.	75
Section	4.4.	Compensation.	75
Section	4.5.	Affected Lenders.	76
Section	4.6.	Treatment of Affected Loans.	77
Section	4.7.	Change of Lending Office.	78
Section	4.8.	Assumptions Concerning Funding of RFR Loans.	78
Section	4.9.	Benchmark Replacement Setting.	78

ARTICLE V. - CONDITIONS PRECEDENT.			88
Section	5.1.	Initial Conditions Precedent.	88
Section	5.2.	Conditions Precedent to All Loans and Letters of Credit.	90

ARTICLE VI. - REPRESENTATIONS AND WARRANTIES.			90
Section	6.1.	Representations and Warranties.	90
Section	6.2.	Survival of Representations and Warranties, Etc.	97

ARTICLE VII. - AFFIRMATIVE COVENANTS.			97
Section	7.1.	Preservation of Existence and Similar Matters.	97
Section	7.2.	Compliance with Applicable Law and Material Contracts.	98
Section	7.3.	Maintenance of Property.	98
Section	7.4.	Conduct of Business.	98
Section	7.5.	Insurance.	98
Section	7.6.	Payment of Taxes and Claims.	99
Section	7.7.	Visits and Inspections.	99
Section	7.8.	Use of Proceeds; Letters of Credit.	99
Section	7.9.	Environmental Matters.	100
Section	7.10.	Books and Records.	100
Section	7.11.	Further Assurances.	100
Section	7.12.	Replacement or Addition of Unencumbered Properties.	100
Section	7.13.	Removal of Unencumbered Property.	101
Section	7.14.	Failure of Certain Unencumbered Assets Representations and Warranties.	102
Section	7.15.	Subsidiary Guaranty.	102
Section	7.16.	[Reserved].	103
Section	7.17.	REIT Status.	103
Section	7.18.	Exchange Listing.	103
Section	7.19.	Distributions of Income to the Borrower.	103
Section	7.20.	[Reserved].	103
Section	7.21.	Unencumbered Property.	103
Section	7.22.	Beneficial Ownership.	105

ARTICLE VIII. - INFORMATION.			105
Section	8.1.	Financial Statements, Certificates and Information.	105
Section	8.2.	Other Information.	107

ARTICLE IX. - NEGATIVE COVENANTS.			109
Section	9.1.	Financial Covenants.	109
Section	9.2.	Distributions.	110
Section	9.3.	Indebtedness.	110
Section	9.4.	Permitted Investments.	112
Section	9.5.	ERISA Exemptions.	114
Section	9.6.	Liens.	114
Section	9.7.	Merger, Consolidation, Sales of Assets and Other Arrangements.	114
Section	9.8.	Fiscal Year.	115
Section	9.9.	Modifications to Material Contracts.	115
Section	9.10.	Modifications of Organizational Documents.	115
Section	9.11.	Transactions with Affiliates.	115

ARTICLE X. - DEFAULT.			116
Section	10.1.	Events of Default.	116
Section	10.2.	Limitation of Cure Periods.	119
Section	10.3.	Remedies Upon Default.	120
Section	10.4.	Allocation of Proceeds.	120
Section	10.5.	Collateral Account.	121
Section	10.6.	Performance by Agent.	122
Section	10.7.	Rights Cumulative.	122

ARTICLE XI. - THE AGENT.			122
Section	11.1.	Authorization and Action.	122
Section	11.2.	Agent’s Reliance, Etc.	123
Section	11.3.	Notice of Defaults.	124
Section	11.4.	KeyBank as Lender.	124
Section	11.5.	Approvals of Lenders.	124
Section	11.6.	Lender Credit Decision, Etc.	125
Section	11.7.	Indemnification of Agent.	125
Section	11.8.	Successor Agent.	126
Section	11.9.	Titled Agents.	127
Section	11.10.	Erroneous Payments.	127

ARTICLE XII. - MISCELLANEOUS.			129
Section	12.1.	Notices.	129
Section	12.2.	Expenses.	131
Section	12.3.	Setoff.	131
Section	12.4.	Litigation; Jurisdiction; Other Matters; Waivers.	132
Section	12.5.	Successors and Assigns.	133
Section	12.6.	Amendments.	135
Section	12.7.	Nonliability of Agent and Lenders.	137
Section	12.8.	Confidentiality.	138
Section	12.9.	Indemnification.	138
Section	12.10.	Termination; Survival.	140
Section	12.11.	Severability of Provisions.	141

Section	12.12.	GOVERNING LAW.	141
Section	12.13.	Patriot Act.	141
Section	12.14.	Counterparts.	141
Section	12.15.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	142
Section	12.16.	Limitation of Liability.	142
Section	12.17.	Entire Agreement.	143
Section	12.18.	Construction.	143
Section	12.19.	Amendment and Restatement	143
Section	12.20.	Judgment Currency.	143
Section	12.21.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS	144

SCHEDULE 6.1.(b) Ownership Structure

SCHEDULE 6.1.(f) Title to Properties; Liens

SCHEDULE 6.1.(g) Indebtedness and Guaranties

SCHEDULE 6.1.(h) Material Contracts

SCHEDULE 6.1.(i) Litigation

SCHEDULE 6.1.(j) Taxes Subject to Audit

SCHEDULE CA Commitments

EXHIBIT A Form of Assignment and Assumption Agreement

EXHIBIT B Form of Notice of Borrowing

EXHIBIT C Form of Notice of Continuation

EXHIBIT D Form of Notice of Conversion

EXHIBIT E Form of Revolving Credit Note

EXHIBIT F Form of Compliance Certificate

EXHIBIT G Form of Subsidiary Guaranty

EXHIBIT H Tax Certificates

v

FOURTH AMENDED, RESTATED AND CONSOLIDATED CREDIT AGREEMENT

THIS FOURTH AMENDED, RESTATED, AND CONSOLIDATED CREDIT AGREEMENT (this “Agreement”) dated as of September 19, 2024 by and among EPR PROPERTIES, a Maryland real estate investment trust (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, as administrative agent (“KeyBank” and/or the “Agent”), JPMORGAN CHASE BANK, N.A., RBC CAPITAL MARKETS CORPORATION, BANK OF AMERICA, N.A., CITIZENS BANK, N.A., BARCLAYS BANK PLC, and TRUIST BANK, as co-syndication agents (the “Syndication Agents”), each of KEYBANC CAPITAL MARKETS, LLC, JPMORGAN CHASE BANK, N.A., RBC CAPITAL MARKETS CORPORATION, BOFA SECURITIES, INC., CITIZENS BANK, N.A., BARCLAYS BANK PLC and TRUIST SECURITIES, INC., as joint lead arrangers and joint book runners (each as “Arrangers”), THE TORONTO-DOMINION BANK, NEW YORK BRANCH and CITIBANK, N.A., as Documentation Agents, and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5(d).

WHEREAS, certain lenders have made available to the Borrower a revolving credit facility and a term loan facility pursuant to the terms of that certain Third Amended, Restated and Consolidated Credit Agreement dated as of October 6, 2021, as amended by that certain Amendment No. 1 to Third Amended, Restated and Consolidated Credit Agreement dated as of February 17, 2023 and that certain Amendment No. 2 to Third Amended, Restated and Consolidated Credit Agreement dated as of July 3, 2024 (as amended, the “Existing Agreement”); and

WHEREAS, the Borrower has requested, and the Agent and the Lenders have agreed, to amend and restate, in full, the Existing Agreement in accordance with the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Agreement is hereby amended and restated to read as follows:

ARTICLE I. - DEFINITIONS
Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted EBITDA” means EBITDA for the most recent quarter ended, less the Replacement Reserve amount.

“Adjusted Daily Simple CORRA” means with respect to a Daily Simple CORRA Loan, the sum of (a) Daily Simple CORRA and (b) the Daily Simple CORRA Adjustment; provided that if Adjusted Daily Simple CORRA as so determined would be less than the Floor, then Adjusted Daily Simple CORRA shall be deemed to be the Floor.

“Adjusted Daily Simple SOFR” means with respect to a Daily Simple SOFR Loan, the sum of (a) Daily Simple SOFR and (b) the SOFR Index Adjustment; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.

“Adjusted Sharing Event Commitment” means, as to each Revolving Credit Lender, after the occurrence of any Sharing Event, the Revolving Credit Commitment of such Lender (after giving effect to the provisions of Section 3.13) adjusted such that the amount of such Revolving Credit Commitment shall be in an aggregate principal amount at any one time outstanding not to exceed the indicated Dollar amount set forth opposite such Lender’s name on Schedule CA or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Adjusted Term CORRA” means for any Available Tenor and Interest Period with respect to a RFR Loan denominated in Canadian Dollars, the sum of (a) Term CORRA for such Interest Period and (b) the Term CORRA Adjustment for the applicable Interest Period; provided that if Adjusted Term CORRA as so determined would be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a SOFR Loan, the sum of (a) Term SOFR for such Interest Period and (b) the SOFR Index Adjustment; provided that if Adjusted Term SOFR as so determined would be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given that term in Section 4.5.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of ten percent (10%) or more of the (i) partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) or (ii) a managing member’s interest in a limited liability company.

“Agent” means KeyBank National Association, as administrative agent for the Lenders under the terms of this Agreement, and any of its successors.

“Aggregate Credit Exposure” means the aggregate Revolving Credit Exposure of all of the Lenders.

“Agreement Date” means the date as of which this Agreement is dated.

“Alternate Rate” means, for any day, for any Alternative Currency, the sum of (a) a rate per annum quoted or established as the “prime rate” appearing on a nationally recognized screen (or if no such screen is available a similar rate quoted by a nationally recognized bank) as determined by the Agent in its reasonable discretion, in consultation with the Borrower and based on market conditions, reflecting the cost to the Lenders of obtaining funds in such Alternative Currency, which Alternate Rate shall be subject to the approval of the Required Lenders, plus (b) the Applicable Margin for RFR Loans. When used in reference to any Revolving Credit Loan, “Alternate Rate” refers to whether such Revolving Credit Loan is bearing interest at a rate determined by reference to the Alternate Rate.

“Alternate Rate Loan” means a Loan bearing interest at a rate based on an Alternate Rate.

“Alternative Currency” means, at any time, any of Euro, Sterling, Canadian Dollar, Australian Dollar, Swiss Francs, and any other foreign currency approved (in their sole discretion) by each Revolving Credit Lender issuing an Alternative Currency Revolving Credit Commitment, so long as, in each such case, at such time (i) such Currency is dealt with in the London interbank deposit market or, in the case of Canadian Dollars, the relevant local market for obtaining quotations, (ii) such Currency is readily available to all Lenders and freely transferable and convertible into Dollars in the London foreign exchange market, (iii) the Eurocurrency Rate can be calculated therefor as provided in the definition thereof for such Currency for an Interest Period of one month or such other Interest Period selected by the Borrower pursuant to and in accordance with the terms of this Agreement (as reasonably determined by the Agent), and (iv) no central bank or other governmental authorization in the country of issue of such Currency is required to permit use of such Currency by any Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as reasonably determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Loan” means a Revolving Credit Loan that is made in an Alternative Currency as requested in the applicable Notice of Borrowing.

“Alternative Currency Revolving Commitment Percentage” means, as to each Revolving Credit Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Credit Lender’s Alternative Currency Revolving Credit Commitment to (b) the aggregate amount of the Alternative Currency Revolving Credit Commitments of all Revolving Credit Lenders; provided, however, that if at the time of determination the Revolving Credit Lender’s Alternative Currency Revolving Credit Commitments have terminated or been reduced to zero (0), the “Alternative Currency Revolving Commitment Percentage” of each Revolving

Credit Lender shall be the Alternative Currency Revolving Commitment Percentage of such Revolving Credit Lender in effect immediately prior to such termination or reduction.

“Alternative Currency Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower in Dollars or any Alternative Currency pursuant to Section 2.1(b), and (b) purchase participations in LC Exposures denominated in Dollars or any Alternative Currency, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule CA attached hereto as such Lender’s “Alternative Currency Revolving Credit Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to Section 2.10, or increased from time to time pursuant to Section 2.14, or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

“Alternative Currency Sublimit” means an amount equal to the lesser of (i) $300,000,000 or (ii) the aggregate amount of all of the Revolving Credit Lenders’ Alternative Currency Revolving Credit Commitments.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means for any day, with respect to any Base Rate Loan or RFR Loan, or with respect to the fee payable with respect to any Letter of Credit payable hereunder, or with respect to the facility fee payable pursuant to Section 3.6 hereof, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Margin,” “RFR Margin”, or “Facility Fee,” as the case may be, based upon the ratings by each Rating Agency on such date for the Index Debt:

Category	S&P/Fitch Ratings:	Moody’s Ratings:	Base Rate Margin	RFR Margin	Facility Fee
1	>=A-	>=A3	0.0 bps	72.5 bps	12.5 bps
2	=BBB+	=Baa1	0.0 bps	77.5 bps	15.0 bps
3	=BBB	=Baa2	0.0 bps	85.0 bps	20.0 bps
4	=BBB-	=Baa3	5.0 bps	105.0 bps	25.0 bps
5	<=BB+	<=Ba1	40.0 bps	140.0 bps	30.0 bps

For purposes of the foregoing, (i) if a Rating Agency shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by the three Rating Agencies for the Index Debt fall within the same category, the Applicable Margin shall be that category, (iii) if the ratings established or deemed to have been established by the three Rating Agencies for the Index Debt do not fall within the same category, the Applicable Margin shall be determined based on (A) the highest of such ratings, if the next highest rating is only one level below that of the highest rating, or (B) the rating that is one level higher than the second highest rating, if the second highest rating is more than one level below that of the highest rating; and (iv) if the ratings established or deemed to have been established by a Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 8.1(f) hereof or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of a Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Arrangers” has the meaning given that term in the preamble hereto.

“Assignee” has the meaning given that term in Section 12.5(d).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement among a Lender, an Assignee and the Agent and Borrower, as applicable, substantially in the form of Exhibit A.

“Australian Dollar” or “AUD” means the lawful currency of the Commonwealth of Australia.

“Available Tenor” has the meaning given that term in Section 4.9.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of one percent (1%), (c) the then applicable Adjusted Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%), or (d) one percent (1.0%) per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Base Rent” means, with respect to any Lease, the minimum periodic contractual rent payable thereunder, excluding reimbursement or recovery of common area maintenance or other property operating expenses and excluding percentage rent.

“BBSY Rate” means, for any Interest Period with respect to Revolving Loans denominated in Australian Dollars, the Bank Bill Swap Reference Bid Rate, or a comparable or successor rate which rate is approved by the Agent, for deposits in Australian Dollars and having a maturity approximately equal to the requested Interest Period published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 10:30 a.m. (Melbourne, Australia time) on the day that is two (2) Business Days prior to the first day of such Interest Period. Notwithstanding the foregoing, if at any time the BBSY Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Benchmark” has the meaning given that term in Section 4.9.

“Benchmark Replacement” has the meaning given that term in Section 4.9.

“Benchmark Replacement Adjustment” has the meaning given that term in Section 4.9.

“Benchmark Transition Event” has the meaning given that term in Section 4.9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“BHC Act Affiliate” has the meaning given that term in Section 12.21.

“Bonds” means (a) the $300,000,000 original face amount 4.50% Senior Notes due 2025, (b) the $192,000,000 original face amount 4.56% notes due 2026, (c) the $450,000,000 original face amount 4.75% Senior Notes due 2026, (d) the $450,000,000 original face amount 4.50% Senior Notes due 2027, (e) the $400,000,000 original face amount 4.95% Senior Notes due 2028, (f) the $500,000,000 original face amount 3.75% Senior Notes due 2029, and (g) the $400,000,000 original face amount 3.60% Senior Notes due 2031; together with any refinancings of such notes that may be incurred in accordance with the terms of this Agreement.

“Borrower” has the meaning as defined in the preamble hereto.

“Building(s)” means with respect to each parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close; provided that

(a) if such day relates to any interest rate settings as to a SOFR Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such SOFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such SOFR Loan, means a Business Day that is also a SOFR Business Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and (ii) Swiss Francs, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Zurich because such day is a Saturday, Sunday or a legal holiday under the laws of Switzerland; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro, Sterling or Swiss Francs in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro, Sterling or Swiss Francs to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” or “CAD” means the lawful currency of Canada.

“Capitalized Lease Obligation” means, subject to Section 1.2(b), an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Capitalized Value” has the meaning provided in the definition of Total Real Estate Value.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company has a short-term commercial paper rating of at least “A-2” or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000.00 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Change in Control” means the occurrence of any of the following:

(a) any Person (including, without limitation, a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired after the Effective Date beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of any such other Person equal to at least fifty percent (50%); or

(b) as of any date a majority of the trustees, directors, managers or other individuals or entities performing similar functions of any Person consists of individuals or entities who were not either (i) trustees, directors, managers or such similar controlling individuals or entities, as the case may be, of such Person as of the corresponding date of the previous year (provided, however, that the initial trustees, directors, managers or similar controlling individuals or entities for reference purposes of this clause (b)(i) shall be the trustees, directors, managers or similar controlling individuals or entities as of the Effective Date); (ii)

selected or nominated to become trustees, directors, managers or similar controlling individuals or entities by the other trustees, directors, managers or similar controlling individuals or entities of said Person of which a majority consisted of individuals or entities described in clause (b)(i) above; or (iii) selected or nominated to become trustees, directors, managers or similar controlling individuals or entities by such trustees, directors, managers or similar controlling individuals or entities of said Person of which a majority consisted of individuals or entities, as the case may be, described in clause (b)(i), above or individuals or entities, as the case may be, described in clause (b)(ii) above.

“CME” means CME Group Benchmark Administration Ltd.

“Collateral Account” means any collateral account established pursuant to Section 2.6, Section 2.11 or Section 10.1 and which is maintained with or under the custody or control of the Agent, as the Agent may elect; which collateral account shall be governed by and subject to the provisions of Section 10.5 and any other applicable provisions of this Agreement.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, as to each Lender, the Revolving Credit Commitment of such Lender.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Credit Commitment to (b) the Revolving Credit Commitments of all Lenders; provided, however, that if at the time of determination any applicable Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Credit Exposure to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Credit Exposure of all Lenders as of such date.

“Compliance Certificate” has the meaning given that term in Section 8.1(c) herein.

“Conforming Changes” means, with respect to either the use or administration of any Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Eurocurrency Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means with reference to any term defined herein, that term as applied to the accounts of a Person and its direct and indirect Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means with respect to any period, an amount equal to the EBITDA of the Borrower for such period determined on a Consolidated basis.

“Consolidated Interest Incurred” means for any period, interest incurred on all Indebtedness of the Borrower (regardless of whether such interest was expensed or capitalized in accordance with GAAP), determined on a Consolidated basis but excluding amortization of deferred loan costs.

“Consolidated Unsecured Interest Expense” means for any period, interest incurred on all Unsecured Indebtedness of the Borrower (regardless of whether such interest was expensed or capitalized in accordance with GAAP), determined on a Consolidated basis but excluding amortization of deferred loan costs.

“Contingent Obligation(s)” means, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the payment of, or the ability of the primary obligor to make payment of, such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or contracting for purchase of real property in the ordinary course of business, or obligations, indemnifications or guarantees of liabilities other than with respect to the repayment of any Indebtedness, such as environmental indemnities or “bad acts” indemnities, unless such obligations, indemnifications or guarantees are being enforced by any applicable party entitled to rely thereon. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continue”, “Continuation” and “Continued” each refers to the continuation of an RFR Loan (other than an RFR Loan subject to a daily interest rate) from one Interest Period to another Interest Period pursuant to Section 2.7.

“Control” and “Controlled by” shall have, unless expressly noted, the meanings assigned to such terms in Rule 405 under the Securities Act of 1933, as amended.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.8.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” is defined in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” is defined in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” has the meaning given that term in Section 4.9.

“Cost” means the lower of cost or market, as determined in accordance with GAAP.

“Covered Party” has the meaning given that term in Section 12.21.

“Covered Entity” has the meaning given that term in Section 12.21.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan or (c) the issuance of a Letter of Credit.

“Currency” means Dollars or any Alternative Currency.

“Currency of Payment” has the meaning given to such term in Section 3.1.

“Daily RFR” means for any day with respect to any Revolving Credit Loan (other than a Term Rate Loan or Base Rate Loan) (i) denominated in US Dollars, the Adjusted Daily Simple SOFR (ii) denominated in Canadian Dollars, the Adjusted Daily Simple CORRA, (iii) denominated in Sterling, Daily Simple SONIA, (iv) denominated in Swiss Francs, Daily Simple SARON, or (v) denominated in a Currency other than US Dollars, Canadian Dollars, Swiss Francs, or Sterling (to the extent such Loans denominated in such currency will bear interest at a daily rate), the applicable Benchmark Replacement for such currency in accordance with Section 4.9.

“Daily RFR Loan” means a Loan bearing interest at a rate based on a Daily RFR. Unless the Alternate Rate is applicable pursuant to the terms of Section 2.7, Section 4.2, Section 4.6, or Section 4.9, all Alternative Currency Loans that are not Eurocurrency Revolving Loans shall be Daily RFR Loans at all times.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days (or such fewer number of RFR Business Days as the Agent may reasonably select) prior to (i) if such CORRA Rate Day is a RFR Business Day, such CORRA Rate Day or

(ii) if such CORRA Rate Day is not a RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) RFR Business Days prior to such CORRA Determination Day.

“Daily Simple CORRA Adjustment” means a rate per annum equal to 0.29547%.

“Daily Simple ESTR” has the meaning given that term in Section 4.9.

“Daily Simple SARON” means, for any day, SARON minus a spread adjustment of 0.0571%, with the conventions for this rate being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SARON” for business loans; provided that, if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Daily Simple SOFR” has the meaning given that term in Section 4.9.

“Daily Simple SOFR Loan” has the meaning given that term in Section 4.9.

“Daily Simple SONIA” means, for any day, SONIA plus a spread adjustment of 0.0326%, with the conventions for this rate being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SONIA” for business loans; provided that, if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Debt Service” means Consolidated Interest Incurred plus regularly scheduled amortization payments for the most recent quarter (excluding balloon maturities), excluding the non-cash portion of convertible debt interest expense.

“Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in any Letter of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Right” has the meaning given that term in Section 12.21.

“Derivatives Contract(s)” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract(s)” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Designated Jurisdiction” means, at any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions.

“Distribution” means with respect to any Person, the declaration or payment of any cash dividend or distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement by such Person of any shares of any class of capital stock or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, partners, members or other owners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person; provided, however, that the dividend or distribution of common stock of a Person shall not constitute a Distribution with respect to such Person.

“Division” and “Divide” shall each refer to a division of a limited liability company into two or more newly formed or existing limited liability companies pursuant to a plan of division or otherwise, including, pursuant to the Delaware Limited Liability Company Act.

“Documentation Agents” has the meaning set forth in the Preamble hereto.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Agent at such time on the basis of the Spot Rate (determined on the relevant Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollar Revolving Commitment Percentage” means, as to each Revolving Credit Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Credit Lender’s Dollar Revolving Credit Commitment to (b) the aggregate amount of the Dollar Revolving Credit Commitments of all Revolving Credit Lenders; provided, however, that if at the time of determination the Revolving Credit Lender’s Dollar Revolving Credit Commitments have terminated or been reduced to zero (0), the “Dollar Revolving Commitment Percentage” of each Revolving Credit Lender shall be the Dollar Revolving Commitment Percentage of such Revolving Credit Lender in effect immediately prior to such termination or reduction.

“Dollar Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower in Dollars pursuant to Section 2.1(b), and (b) purchase participations in LC Exposures denominated in Dollars, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule CA attached hereto as such Lender’s “Dollar Revolving Credit Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to Section 2.10, or increased from time to time pursuant to Section 2.14, or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means with respect to any Person (or any asset of any Person) for any period, all as determined in accordance with GAAP, an amount equal to the sum of (a) the Net Income of such Person (or attributable to such asset) for such period plus (b) depreciation and amortization, interest expense and income taxes for such period minus (c) equity in earnings from unconsolidated Subsidiaries for such period plus (d) ordinary cash distributions (exclusive of any distributions received from capital events) actually received from such unconsolidated Subsidiaries for such period, minus (e) straight line rents and non-cash portion of mortgage and other financing income for such period, minus (f) any gains (plus the losses) from unusual or extraordinary items or asset sales or writeups or forgiveness of or early extinguishment of debt or preferred shares for such period, plus (g) non-cash impairment charges and credit losses, plus (h) transaction costs incurred in connection with transactions permitted hereunder, plus (i) non-cash provisions for loan losses, plus (j) retirement and severance expense, plus (k) straight line rent write-offs, plus (l) termination fees associated with tenants’ exercises of buy-out options, plus or minus (m) other such items of a similar nature acceptable to the Agent, in its reasonable discretion. All of the foregoing to be calculated without duplication and with respect to (b) - (m), only to the extent the same has been included in the calculation of such net income.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by the Required Lenders.

“Electronic Copy” has the meaning given that term in Section 12.14.

“Electronic Signature” has the meaning given that term in Section 12.14.

“Eligible Assignee” means any of (a) a commercial bank or other financial institution organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000.00; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000.00, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000.00, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) any other assignee that, in the reasonable judgment of the Agent, is a reputable institutional investor with substantial experience in lending and originating loans similar to the Loan, or in purchasing, investing in or otherwise holdings such loans, having a financial net worth of at least $500,000,000.00; (f) any Lender or Lender Affiliate or a Related Fund of a Lender. For the purposes hereof, “Lender Affiliate” shall mean, (i) with respect to any Person who would otherwise be an Eligible Assignee under clauses (a) - (e), above (a “Qualified Assignee”), an Affiliate of such Qualified Assignee which is an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business, with sufficient assets to meet its funding obligations hereunder, and is administered (including as placement agent therefor) or managed by a Qualified Assignee or an Affiliate of such Qualified Assignee and (ii) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit, with sufficient assets to meet its funding obligations hereunder, and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor (i.e., a Related Fund of such Lender). Further, for the purposes hereof, “Related Fund” shall mean, with respect to a Lender, a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor with sufficient assets to meet its funding obligations hereunder. Neither the Borrower nor any affiliate of the Borrower shall be an Eligible Assignee.

“Eligible Real Estate” means Real Estate:

(a) (i) which is owned in fee by the Borrower or an Eligible Subsidiary; (ii) which is encumbered by a ground lease to the Borrower or an Eligible Subsidiary, acceptable to the Agent in its reasonable discretion; or (iii) in which the Borrower or an Eligible Subsidiary holds an EPR Senior First Mortgage, acceptable to the Agent in its reasonable discretion;

(b) which is located within the United States or is an International Investment;

(c) which is subject to a Lease to a third party (or parties) or to an EPR Senior First Mortgage, in each case which is not in material default, and under which the Tenant, other approved tenant or EPR Mortgagor, as the case may be, is in actual occupancy of the property (or the property is under construction and the Tenant or EPR Mortgagor, as the case may be, has entered into a Lease or EPR Senior First Mortgage, as applicable, with respect to such property); it being understood that copies of all Leases or EPR Senior First Mortgages for any Unencumbered Property shall be provided to Agent or any Lender upon request therefor;

(d) as to which all of the representations set forth in Section 7.21 of this Agreement concerning Unencumbered Property are true and correct; and

(e) if such Unencumbered Property does not meet any of the foregoing requirements, such Unencumbered Property has been approved by the Agent in its reasonable discretion.

For purposes of clause (c) immediately above, it is understood and agreed that, in the case of real property under development, the Tenant or EPR Mortgagor need not physically occupy the property during the development phase so long as the Tenant or EPR Mortgagor is not in material default under the applicable Lease or EPR Senior First Mortgage Loan with respect to such property under development.

“Eligible Subsidiary” means (a) with respect to any Real Estate located in the United States of America, a direct or indirect Wholly Owned Domestic Subsidiary of the Borrower or (b) with respect to an International Investment, (i) a direct or indirect Wholly Owned Domestic Subsidiary of the Borrower or (ii) a Subsidiary that is existing under the laws of the jurisdiction where such International Investment is located and that is a direct or indirect Wholly Owned Subsidiary of the Borrower. Notwithstanding the foregoing, a Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower shall be deemed to be an Eligible Subsidiary if the Borrower or one or more Wholly-Owned Subsidiaries of the Borrower (a) has the power (whether as the general partner of such Subsidiary, by virtue of the organizational documents of such Subsidiary, by contract, or otherwise) to control the affairs of such Subsidiary, including the power of such Subsidiary to become a Subsidiary Guarantor and whether such Subsidiary may voluntarily encumber its properties, and (b) owns at least eighty five percent (85%) of the Equity Interests in such Subsidiary; provided the income and value from such Property shall be limited to the percentage of Equity Interests owned by the Borrower, directly or indirectly, in such Eligible Subsidiary when calculating the financial covenants hereunder.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, treatment, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the United States Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to environmental protection or Hazardous Materials.

“EPR Mortgagor” means a party which borrows pursuant to the terms of an EPR Senior Property Loan, which loan is secured by an EPR Senior First Mortgage and is otherwise evidenced by the EPR Senior Property Loan Documents.

“EPR Senior First Mortgage(s)” means a first priority senior mortgage granted to the Borrower or an Eligible Subsidiary by an EPR Mortgagor securing an EPR Senior Property Loan and encumbering any real estate and improvements thereon, and upon which no other lien exists except for liens for unpaid taxes, assessments and the like, not yet due and payable and liens on equipment and the like owned or leased by the EPR Mortgagor which are permitted pursuant to the terms of the related EPR Senior Property Loan Documents, consisting of purchase money liens or liens on capital leases. References in this Agreement to a “mortgage” or a “mortgage interest” shall be deemed to include a deed of trust, deed to secure debt or similar real property security instrument.

“EPR Senior Property Loan” means a first priority mortgage loan made to the owner of any real estate and improvements thereon.

“EPR Senior Property Loan Documents” means, collectively, a promissory note from an EPR Mortgagor to the Borrower or an Eligible Subsidiary, the EPR Senior First Mortgage serving as collateral for such note, along with any related assignment of leases and rents from such EPR Mortgagor to the Borrower or such Eligible Subsidiary and any other documents or instruments delivered to the Borrower or such Eligible Subsidiary evidencing or securing a EPR Senior Property Loan. This term may also refer to such loan documents evidencing more than one EPR Senior Property Loan.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means the issuance and sale after the Effective Date by any of the Borrower or its Subsidiaries of any equity securities of the Borrower or its Subsidiaries to any Person who is not the Borrower or one of its Subsidiaries, including without limitation pursuant to the exercise of options or warrants or pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Borrower, any of its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Reportable Event” means a reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

“Erroneous Payment” has the meaning given that term in Section 11.10.

“Erroneous Payment Deficiency Assignment” has the meaning given that term in Section 11.10.

“Erroneous Payment Impacted Class” has the meaning given that term in Section 11.10.

“Erroneous Payment Return Deficiency” has the meaning given that term in Section 11.10.

“Erroneous Payment Subrogation Rights” has the meaning given that term in Section 11.10.

“ESTR” has the meaning given that term in Section 4.9.

“ESTR Administrator” has the meaning given that term in Section 4.9.

“ESTR Administrator’s Website” has the meaning given that term in Section 4.9.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, for any Interest Period with respect to Revolving Loans denominated in Euro, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for deposits in Euro and having a maturity approximately equal to the requested Interest Period displayed on page EURIBOR01 of the Reuters screen (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at approximately 11:00 a.m. (Brussels time) on the day that is two (2) Eurocurrency Business Days prior to the first day of such Interest Period. Notwithstanding the foregoing, if at any time the EURIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Euro”, “EUR” or “€” means the single currency of the Participating Member States.

“Eurocurrency Business Day” means (a)[reserved]; (b) [reserved]; (c) relative to the making, continuing, conversion into, prepaying or repaying of any Revolving Loan denominated in Euro, the term “Eurocurrency Business Day” shall exclude any day which is not a TARGET Day (as determined by the Agent); and (d) when used in connection with the borrowing, payment or prepayment of any Revolving Loan denominated in an Alternative Currency (other than as set forth in (a) through (d) above), the term “Business Day” shall exclude any day in which commercial banks or foreign exchange markets are not open for business in the city where disbursements or payments of any such Loans are to be made.

“Eurocurrency Loan” means a Loan bearing interest at a rate based on a Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period: (a) [reserved], (b) for any Loan denominated in Euro, the EURIBOR Rate, (c) [reserved], and (d) for any Loan denominated in Australian Dollars, the BBSY Rate. Notwithstanding the foregoing, if at any time a Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Revolving Loan” means a Revolving Credit Loan which is a Eurocurrency Loan. Unless the Alternate Rate is applicable pursuant to the terms of Section 2.7, Section 4.2, Section 4.6, or Section 4.9, all Alternative Currency Loans that are not Daily RFR Loans shall be Eurocurrency Revolving Loans at all times.

“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excess Unrestricted Cash” means, as of any date of calculation, the difference between (x) the aggregate amount of unrestricted cash and Cash Equivalents held by Borrower and its Subsidiaries in excess of $25,000,000, less (y) the aggregate principal amount of all Short-Term Unsecured Indebtedness; provided, however, that in no event shall Excess Unrestricted Cash be less than zero.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5 as a result of costs sought to be reimbursed pursuant to Section 3.12 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.12(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreement” has the meaning set forth in the Preamble hereto.

“Facility” means, collectively, the credit facilities described herein with respect to the Loans up to the Facility Amount.

“Facility Amount” means the Revolving Credit Facility Amount, plus any increase thereto pursuant to Section 2.14, and less any decrease to the Revolving Credit Facility Amount pursuant to Section 2.10.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent, and (c) notwithstanding the foregoing, if at any time the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fitch” means Fitch, Inc., and its successors.

“Fixed Charges” means, for the most recent quarter ended, the aggregate of Debt Service plus any preferred dividends.

“Floor” has the meaning given that term in Section 4.9.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors (“FASB”), as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.

"Guaranty Trigger Event" has the meaning set forth in Section 7.15(b).

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

“IBA” has the meaning set forth in Section 4.9.

“Income Component” has the meaning set forth in Section 1.3(b).

“Increase Effective Date” has the meaning set forth in Section 2.14(d).

“Increase Option” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, at any date, without duplication, all obligations, contingent and otherwise, direct or indirect, in respect of (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all Capitalized Lease Obligations; (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance; (f) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation); (g) all obligations of such

Person to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument; (h) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (i) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging arrangements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); and (j) all Indebtedness of others Guaranteed by such Person.

“Indemnified Costs” has the meaning given that term in Section 12.9(a).

“Indemnified Party” has the meaning given that term in Section 12.9(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning given that term in Section 12.9(a).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than Subsidiaries of the Borrower) or subject to any other credit enhancement.

“Intellectual Property” has the meaning given that term in Section 6.1(t).

“Interest Period” means with respect to any RFR Loan (other than an RFR Loan subject to a daily interest rate) , each period commencing on the date such Loan is made or the last day of the next preceding Interest Period for such Loan and ending one (1), three (3) and six (6) months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency, it being understood that Interest Periods of six (6) months are not available with respect to the Term CORRA), as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Termination Date for such Loan, such Interest Period shall end on the Termination Date for such Loan; and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“International Investment” means Real Estate consisting of fee or leasehold interests (or mortgagee's interests under EPR Senior Property Loans) in income producing Real Estate that is located in (i) any of the following countries: Canada, United Kingdom of Great Britain and Northern Ireland, Australia, France, the Federal Republic of Germany, the Netherlands,

Belgium, Ireland or the Republic of Poland, or (ii) sizeable cities within other countries with well-developed real estate debt and equity capital markets as reasonably determined by the Required Lenders.

“Investment” means, with respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

“ISDA Definitions” has the meaning given that term in Section 4.9.

“KeyBank” means KeyBank National Association, together with its successors and assigns.

“LC Commitment Amount” equals $100,000,000.00.

“LC Disbursement” means a payment made by the Agent pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Outstanding Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its applicable Revolving Commitment Percentage of the total LC Exposure at such time.
“Lease” means any leases, license and agreement relating to the use or occupation of space in any Building or of any Real Estate including without limitation any ground leases therefor (collectively, the “Leases”).

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Assumption Agreement, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.

“Letter of Credit” means any standby letter of credit issued by the Agent at the request of the Borrower and for the account of the Borrower or one of its Subsidiaries in accordance with Section 2.2.

“Letter of Credit Liabilities” means at any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.2, and the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Agent of their participation interests under such Section.

“Lien(s)” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(b), which shall include each Revolving Credit Loan; and “Loans” the aggregate of all such Loans outstanding from time to time.

“Loan Document(s)” means this Agreement, each Note, the Subsidiary Guaranty, and each other document or instrument now or hereafter executed and delivered by the Borrower or another Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors, if any.

“Lookback Day” has the meaning specified in the definition of “Term SOFR”.

“Managed Property” or “Managed Properties” means Real Estate owned by Borrower or an Unencumbered Property Owner Subsidiary and operated by Borrower or a Subsidiary (or a third-party operator retained by Borrower or a Subsidiary) but not subject to a Lease or an EPR Senior First Mortgage.

"Material Acquisition" means the acquisition of assets (including the assets of any Person whose equity interests are acquired) after the Agreement Date, in a single transaction or a series of related transactions, with a total cost that is more than ten percent (10%) of the Total Asset Value based on the most recent Compliance Certificate submitted prior to such acquisition.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries considered as a whole; (b) the ability of the Loan Parties to perform their respective obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Minority Interest” means as to any Person, an ownership or other equity investment in any other Person, which investment is not consolidated with the accounts of such Person in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Income (or Loss)” means with respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP. The net income (or loss) of a Person shall include, without duplication, the allocable share of the net income (or loss) of any other Person in which a Minority Interest is owned by such Person based on the ownership of such Person in such other Person.

“Net Rentable Area” means with respect to any Real Estate, the number of square feet of floor area of any buildings, structures or improvements available for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.

“Note(s)” means has the meaning given that term in Section 2.9(a).

“Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1(b), evidencing the Borrower’s request for a borrowing of Loans.

“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.7 evidencing the Borrower’s request for the Continuation of an RFR Loan.

“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.8 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligation(s)” means all indebtedness, obligations and liabilities of the Borrower to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes, the Letters of Credit or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, including, without limitation, (a) all Erroneous Payment Subrogation Rights (to the extent constituting an obligation of Borrower), and (b) all interest and fees under the Loan Documents that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.5 as a result of costs sought to be reimbursed pursuant to Section 3.12).

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any Letter of Credit or LC Disbursement on any date, the Dollar Equivalent of the aggregate outstanding amount of such Letter of Credit or LC Disbursement on such date after giving effect to any issuance or amendment of any Letter of Credit occurring on such date, any drawing under any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Exposure as of such date, including as a result of any reimbursements by or on behalf of the Borrower of LC Disbursements.

“Participant” has the meaning given that term in Section 12.5(c).

“Participant Register” has the meaning given that term in Section 12.5(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Payment Recipient” has the meaning given that term in Section 11.10.

“Patriot Act” means the USA Patriot Act (Title III or Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by or payable to any Governmental Authority (including, for the avoidance of doubt, any Lien that secures payment-in-lieu-of-taxes (PILOT) obligations or the like, but excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws if the imposition of such Lien could reasonably be expected to have a Material Adverse Effect) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged or are otherwise permitted under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws or in connection with performance of bids and trade contracts and leases where such Person is the tenant; (c) encumbrances on the Real Estate permitted under the applicable Lease or EPR Senior Property Loan Documents, or consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto which do not materially detract from the value of such property for its intended business use or impair the intended business use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; (f) intercompany Liens among the Borrower and its Subsidiaries securing intercompany obligations among such Persons that have been subordinated to the Obligations on terms satisfactory to the Agent; (g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 10.1(k); (h) customary Liens, including customary rights of setoff and Liens arising by operation of law, against deposits in favor of banks and other depository institutions arising in the ordinary course of business; (i) Liens of a collecting bank under Section 4-210 of the Uniform Commercial Code, or similar law, on items in the course of collection; (j) other Liens on assets in the Unencumbered Pool, provided that the aggregate outstanding amount of the obligations secured by all such Liens at any time does not exceed $20,000,000 and such obligations do not include indebtedness for borrowed money, letter-of-credit obligations or similar financing indebtedness; and (k) Liens on assets other than (I) Unencumbered Property, and (II) any Equity Interests of an Unencumbered Property Owner Subsidiary or of any Unencumbered Property Equity Owner, provided that such Liens secure Indebtedness or other obligations that may be incurred or maintained without violating Section 9.1 or Section 9.3 or any other provision of this Agreement, including, without limitation, Liens in existence as of the Agreement Date and set forth in Schedule 6.1(f) and any renewals or refinancings thereof.

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof, including but not limited to the Borrower.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning given that term in Section 8.1.

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the rate that would otherwise be applicable at such time plus three percent (3.0%).

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Agent located at 225 Franklin Street, Boston, Massachusetts, or such other office of the Agent as the Agent may designate from time to time.

“QFC” has the meaning given that term in Section 12.21.

“QFC Credit Support” has the meaning given that term in Section 12.21.

“Rating Agency” means each of Moody’s, S&P and Fitch.

“Real Estate” means all real property (including any improvements, fixtures, equipment and related tangible personal property) in which the Borrower or any of its Subsidiaries has a fee, leasehold, mortgage or other interest, including, without limitation, the Unencumbered Properties.

"Recipient" means the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under the Loan Documents.

“Redeemable Preferred Stock” means any preferred stock issued by a Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Reference Time” with respect to any applicable setting of a then-current Benchmark means (1) [reserved], (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels, Belgium time two Eurocurrency Business Days preceding the date of such setting, (3) [reserved], (4) if the Benchmark is the Term CORRA Reference Rate, 1:00 p.m. Toronto, Canada time two Business Days preceding the date of such setting, (5) if the Benchmark is the BBSY Rate, 10:30 a.m. Melbourne, Australia time two Business Days preceding the date of such setting, (5) if the Benchmark is SONIA, then four Business Days prior to such setting, (6) if the Benchmark is SARON, then four Business Days prior to such setting, (7) if the Benchmark is Daily Simple CORRA, then four Business Days prior to such setting (or such other time determined by the Agent in its reasonable discretion), or (8) if such Benchmark is none of EURIBOR Rate, Term CORRA Reference Rate, Daily Simple CORRA, BBSY Rate, SONIA or SARON, the time determined by the Agent in its reasonable discretion.

“Register” has the meaning given that term in Section 12.5(e).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity; notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligations” has the meaning given that term in Section 2.2(d).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“REIT Status” means with respect to the Borrower its status as a real estate investment trust as defined in Section 856(a) of the Internal Revenue Code.

“Relevant Governmental Body” has the meaning given that term in Section 4.9.

“Rent Roll” means a report prepared by the Borrower showing for each Unencumbered Property owned or leased by the Borrower or an Eligible Subsidiary, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to the Lenders prior to the date hereof or in such other form as may have been approved by the Agent.

“Replacement Reserve” means (i) with respect to any Real Estate owned or leased by the Borrower or an Eligible Subsidiary, an amount equal to twenty cents ($.20) per annum multiplied by the Net Rentable Area of such Real Estate, and (ii) with respect to any Real Estate that is subject to an EPR Senior First Mortgage, an amount equal to twenty cents ($.20) per annum multiplied by Borrower’s reasonable good faith estimate of what the Net Rentable Area of such Real Estate would have been had such Real Estate been subject to a Lease rather than an EPR Senior First Mortgage.

“Required Lenders” means, as of any date, Lenders having greater than 50% of the aggregate amount of the Revolving Credit Commitments (not held by Defaulting Lenders who are not entitled to vote), or, if the Revolving Credit Commitments have been terminated or reduced to zero, the principal amount of the aggregate outstanding Revolving Credit Loans (not held by Defaulting Lenders who are not entitled to vote). Commitments and Loans held by Defaulting Lenders shall be disregarded when determining the Required Lenders.

“Reserve Percentage” means, for any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency Rate or Canadian dollar liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to the Borrower or any other Subsidiary, the chief executive officer and the chief financial officer of the Borrower or such Subsidiary.

“Revaluation Date” means (a) for purposes of borrowing, converting or continuing a Revolving Credit Loan or issuing, amending or extending a Letter of Credit (including for purposes of calculating the Revolving Credit Commitments and Revolving Credit Exposure on such date), including, any Revolving Credit Loans which are made by the Revolving Credit Lenders for purposes of reimbursing the Agent with respect to amounts drawn under a Letter of Credit pursuant to Section 2.2(e), the date on which notice of such borrowing, conversion, continuation, issuance, participation, amendment or extension is deemed given pursuant to this Agreement (or, if no such notice is required (or such requirement for giving notice is waived), the date of such borrowing, conversion, continuation, issuance, amendment or extension); (b) for purposes of determining the amount of any increase to the Revolving Credit Commitments pursuant to Section 2.14 or the amount of Revolving Credit Commitments that the Borrower elects to extend pursuant to Section 2.16, or determining compliance with any applicable covenant or condition precedent for any such increase or extension which requires determination as of the date when the request for such increase or extension is given, on the date that the applicable request for such increase or extension is deemed given pursuant to this Agreement, (c) for purposes of determining compliance with any applicable covenant or condition precedent for any increase to the Revolving Credit Commitments pursuant to Section 2.14 or the amount of Revolving Credit Commitments that the Borrower elects to extend pursuant to Section 2.16 (other than the requirement for providing notice thereof or any determining compliance with any applicable covenant or condition precedent which requires determination as of the date of the request for such increase or extension, as applicable, which shall be governed by clause (b) above), on the applicable effective date of such increase or extension, as the case may be, (d) for purposes of optionally prepaying Revolving Credit Loans or optionally reducing the Revolving Credit Commitments (the Revolving Credit Commitments and Revolving Credit Exposure on such date), the date notice of such prepayment or reduction is deemed given pursuant to this Agreement (or, if no such notice is required (or the requirement for such notice is waived), the date of such optional prepayment or reduction of Commitments); (e) for purposes of calculating any fee or mandatory prepayment or mandatory commitment termination due hereunder, the date upon which such fee became due and payable or the date upon which such mandatory prepayment or mandatory commitment termination arose, provided that for purposes of making any prepayment required pursuant to Section 2.6(b), the Revaluation Date applicable to such prepayment shall be the last calendar day of each calendar month prior to the Revolving Credit Termination Date; provided, further, that, for the avoidance of doubt, any payments or prepayments of principal amounts of Loans and repayments of drawings on Letters of Credit will be made in the currency in which such Loan or Letter of Credit is denominated, (f) for purposes of calculating any financial covenant or any applicable monetary limit in article IX with respect to all amounts not denominated in Dollars, the date of determination for such financial covenant (except, in each case, (i) the Dollar Equivalent of the termination value of any Derivatives Contract shall be determined as of the day set forth in the definition of “Indebtedness”, and (ii) the calculation of any such covenant which requires the determination of an Income Component of the Borrower or any of its respective Subsidiaries or Unconsolidated Affiliates for amounts not denominated in Dollars shall be determined in accordance with the last sentence of Section 1.3(b)); (g) any Sharing Date; (h) any other date under this Agreement when the Dollar Equivalent or Alternative Currency Equivalent is to be determined; and (i) at any time that a Default or Event of Default exists or an Sharing Event has occurred and is continuing, such additional dates as the Agent shall determine.

“Revolving Commitment Percentage” means, as to each Revolving Credit Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Credit Lender’s Revolving Credit Commitment to (b) the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders; provided, however, that if at the time of determination the Revolving Credit Lender’s Revolving Credit Commitments have terminated or been reduced to zero (0), the “Revolving Commitment Percentage” of each Revolving Credit Lender shall be the Revolving Commitment Percentage of such Revolving Credit Lender in effect immediately prior to such termination or reduction; provided, further, that from and after the occurrence of any Sharing Event, each Revolving Credit Lender’s Revolving Commitment Percentage shall mean and refer to that Revolving Credit Lender’s Sharing Event Percentage; all as and when determined solely but reasonably by the Agent from time to time.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), and

(b) purchase participations in LC Exposures, in an amount up to, but not exceeding, the sum of such Lenders Alternative Currency Revolving Credit Commitment and Dollar Revolving Credit Commitment set forth for such Lender on Schedule CA attached hereto or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to Section 2.10, or increased from time to time pursuant to Section 2.14, or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5; provided, however, that from and after the occurrence of any Sharing Event, each Lender’s Revolving Credit Commitment shall mean and refer to that Lender’s Adjusted Sharing Event Commitment; all as and when determined solely but reasonably by the Agent.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of Revolving Credit Loans held by the Revolving Credit Lenders and (b) the LC Exposure of the Revolving Credit Lenders.

“Revolving Credit Facility” means, at any time, the Revolving Credit Loans and Letters of Credit which the Revolving Credit Lenders and Agent have agreed to make or issue in accordance with the terms of this Agreement in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Facility Amount” means the initial $1,000,000,000.00 unsecured revolving facility, plus any increase thereto pursuant to Section 2.14.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Loan” has the meaning specified in Section 2.1(b).

“Revolving Credit Note” has the meaning specified in Section 2.9(a)(i).

“Revolving Credit Termination Date” means the earliest of (a) the date on which the Revolving Credit Commitments are reduced to zero under Section 2.10, (b) October 2, 2028, such date being subject to (i) extension pursuant to Section 2.16 or (ii) modification pursuant to Section 2.14(e)(vi) with respect to any new revolving tranche created under any Increase Option affecting the Revolving Credit Facility, or (c) the date on which the Revolving Credit Commitments are terminated pursuant to Section 10.3.

“RFR” means, with respect to any Loan (other than a Base Rate Loan), the applicable Daily RFR or Term Rate.

“RFR Business Day” means (a) relative to the making, continuing, conversion into, prepaying or repaying of any SOFR Loans, a SOFR Business Day, (b) relative to the making, continuing, conversion into, prepaying or repaying of any Daily RFR Loans in Sterling, any day which is a Business Day and which is also a day on which dealings in Sterling are carried on in the London interbank market, (c) relative to the making, continuing, conversion into, prepaying or repaying of any Revolving Loan that is made in Canadian Dollars, any day which is a Business Day and which is also a day on which banks are not authorized or required to be closed in Toronto, Canada; and (d) relative to the making, continuing, conversion into, prepaying or repaying of any Eurocurrency Loans, a Eurocurrency Business Day.

“RFR Loan” means a Daily RFR Loan, a Term Rate Loan, or a Eurocurrency Loan, as the context may require.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds and, with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Alternative Currency.

“Sanctioned Person” means (i) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority, (ii) any Person located, operating, organized or resident in a Designated Jurisdiction, (iii) an agency of the government of a Designated Jurisdiction, or (iv) any Person owned or Controlled by any Persons or agencies described in any of the preceding clauses (i) through (iii).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Secured Indebtedness” means Indebtedness secured, via a pledge or otherwise, by a Lien.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Sharing Date” means any date on which any Sharing Event shall have occurred.

“Sharing Event” means either (i) the occurrence of an Event of Default under Section 10.1(h), (i), or (j), or (ii) any of the Commitments shall have been terminated prior to the Revolving Credit Termination Date and/or the Loans shall have been declared immediately due and payable, in either case pursuant to Section 10.3.

“Sharing Event Percentage” means, as applicable, with respect to any Revolving Credit Lender at any time after the occurrence of a Sharing Event, the percentage (carried out to the ninth decimal place) of the Revolving Credit Commitments represented by such Revolving Credit Lender’s Adjusted Sharing Event Commitment at such time, subject to adjustment as provided in Section 3.11 (after giving effect to the provisions of Section 3.13), all as and when determined solely but reasonably by the Agent. The initial Sharing Event Percentage of each Lender after giving effect to this Agreement is set forth opposite the name of such Lender on Schedule CA or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Short-Term Unsecured Indebtedness” means Unsecured Indebtedness which matures on or prior to the two-year anniversary of the applicable date of calculation.

“SOFR” has the meaning given that term in Section 4.9.

“SOFR Index Adjustment” means a percentage equal to 0.10% per annum.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Spot Rate” means, for a Currency, the rate reasonably determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Currency with another Currency through its principal foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such Currency.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Sterling”, “GBP” or “£” means the lawful currency of the United Kingdom.

“Subsidiary” (or, if more than one, “Subsidiaries”) means, for any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, limited liability company, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and whose accounts are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantors” means, on the Effective Date, none, and, after the Effective Date, any Subsidiary that becomes a Subsidiary Guarantor hereunder in compliance with the provisions of Section 7.15.

“Subsidiary Guaranty” means the guaranty, if any, substantially in the form of Exhibit G attached hereto, executed and delivered after the Effective Date pursuant to Section 7.15, including any joinders executed by additional Subsidiary Guarantors, if any, thereafter.

“Supported QFC” has the meaning given that term in Section 12.21.

“Swiss Francs” or “CHF” means the lawful currency of the Swiss Confederation.

“Syndication Agents” has the meaning set forth in the Preamble hereto.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means a tenant of the Borrower or an Eligible Subsidiary which leases space in an Unencumbered Property pursuant to a Lease.

“Term CORRA” means, for any calculation with respect to any Term Rate Loan denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding RFR Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) RFR Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Adjustment” means a rate per annum equal to (a) 0.29547% for a one-month Interest Period or (b) 0.32138% for a three-month Interest Period.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term ESTR” has the meaning given that term in Section 4.9.

“Term Rate” means, for any Interest Period, with respect to any Revolving Credit Loan (other than a Daily RFR Loan or Base Rate Loan) (i) denominated in US Dollars, the Adjusted Term SOFR, (ii) denominated in Canadian Dollars, the Adjusted Term CORRA, or (iii) denominated in a Currency other than US Dollars or Canadian Dollars, the applicable Eurocurrency Rate.

“Term Rate Loan” means a Loan bearing interest at a rate based on a Term Rate.

“Term SOFR” has the meaning given that term in Section 4.9.

“Termination Date” means the Revolving Credit Termination Date.

“Third Party Information” means information provided by or in reliance on information provided by Tenants, EPR Mortgagors or other independent sources acceptable to Agent, and upon which the Borrower or an Eligible Subsidiary relies and has no knowledge or reason to believe is false, inaccurate or misleading in any respects.

“Titled Agents” means each of the Syndication Agents, the Documentation Agents, and the Arrangers, and their respective successors and permitted assigns.

“Total Asset Value” means without duplication, the sum of: (1) unrestricted cash and marketable securities held by the Borrower and its Subsidiaries; plus (2) Total Real Estate Value; plus (3) to the extent not already included in Total Real Estate Value, land held for development and property under development, at Cost of Borrower and its Subsidiaries, plus (4) assets associated with Guarantees issued by the Borrower or one or more of its Subsidiaries, to the extent the Borrower or one or more of its Subsidiaries has a subrogation claim, Lien or ownership interest with respect to such assets and such assets are not included in Total Real Estate Value.

“Total Debt” means with respect to the Borrower and any of its Subsidiaries, without duplication, all Indebtedness, plus the face amount of any undrawn letters of credit, plus any Contingent Obligations.

“Total Real Estate Value” means EBITDA (but without any deduction in the determination thereof for unallocated general and administrative expenses) of the Borrower and its Subsidiaries for the most recent quarter, with adjustments to remove the impact on EBITDA from vacant properties and Managed Properties (including the Kartrite Resort and Indoor Waterpark in Sullivan County, New York) and with pro forma adjustments for any assets acquired or sold during the relevant period, multiplied by four (4) (which is the annualization factor), and then divided by 7.75% for any Eligible Real Estate (the “Capitalized Value”). Any asset under construction with an executed Lease or EPR Senior First Mortgage will be included in Total Real Estate Value at the Borrower’s or Subsidiary's, as applicable, Cost until construction is completed and cash rent begins. Notwithstanding the foregoing, (i) Capitalized Value for any property (including property subject to an EPR Senior First Mortgage) with EBITDA of less than zero shall be deemed to equal zero, and (ii) there shall be deducted from Total Real Estate Value for any quarter the amount of unallocated general and administrative expenses not deducted in the determination of EBITDA for such quarter, multiplied by four (4), and then divided by 8.5%. Additionally, (a) vacant properties shall be valued at Cost, (b) Managed Properties (other than Kartrite Resort and Indoor Waterpark in Sullivan County, New York) shall be valued at higher of Cost or its Capitalized Value, and (c) Kartrite Resort and Indoor Waterpark in Sullivan County, New York shall be valued at Capitalized Value, except using actual trailing 12-month EBITDA (and not quarterly annualized deemed EBITDA) but, in any case, not less than zero.

“Type” with respect to any Loan, refers to whether such Loan is an RFR Loan or Base Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” has the meaning given that term in Section 4.9.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning given that term in Section 12.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.12(f)(ii)(B)(III).

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means with respect to the Unencumbered Pool, the Unencumbered Property NOI as of the end of the most recent quarter, with pro forma adjustments for any assets acquired or sold during the relevant period, annualized, and then capitalized at the rate of 7.75% for any Eligible Real Estate. Notwithstanding the foregoing, the Capitalized Value of any Unencumbered Pool asset will not be less than zero. Additionally (a) Managed Properties (other than Kartrite Resort and Indoor Waterpark in Sullivan County, New York) shall be valued at higher of Cost or its Capitalized Value, and (b) Kartrite Resort and Indoor Waterpark in Sullivan County, New York shall be valued at Capitalized Value, except using actual trailing 12-month EBITDA (and not quarterly annualized deemed EBITDA) but, in any case, not less than zero. Any Unencumbered Pool asset under construction with an executed Lease or subject to an EPR Senior First Mortgage or any Managed Property under construction will be included in the calculation at Cost of Borrower or its applicable Subsidiary until construction is completed and either (i) cash rent begins, or (ii) the Unencumbered Pool asset’s 12-month anniversary from completion is reached, after which the then Capitalized Value of such Unencumbered Pool asset will be used. For purposes of this definition, to the extent that Unencumbered Asset Value attributable to International Investments (excluding Canada) would exceed fifteen percent (15%) of the Unencumbered Asset Value, then such excess shall be excluded.

“Unencumbered Pool” means the Initial Eligible Real Estate and any Eligible Real Estate thereafter added to the Unencumbered Pool.

“Unencumbered Property” or “Unencumbered Properties” means the Eligible Real Estate owned or leased by the Borrower or an Eligible Subsidiary or subject to an EPR Senior First Mortgage, which is included in the calculation of the Unencumbered Pool. Insofar as Unencumbered Property consists of Eligible Real Estate that is subject to an EPR Senior First Mortgage, the term “Unencumbered Property” shall be deemed to refer to such Eligible Real Estate or the related EPR Senior Property Loan, as the context may require. The initial Unencumbered Pool shall consist of the properties described in Schedule 6.1(f) (collectively, the “Initial Eligible Real Estate”). Subsequent to the Effective Date hereunder, the Borrower may add other Eligible Real Estate or substitute other Eligible Real Estate for all or a portion of the Initial Eligible Real Estate subject to the compliance with the terms of this Agreement.

“Unencumbered Property Equity Owner” means any Subsidiary that is a direct or indirect owner of an Unencumbered Property Owner Subsidiary.

“Unencumbered Property Net Operating Income or “Unencumbered Property NOI” means with respect to any Unencumbered Property, for any period, the aggregate of actual recurring “property revenues” earned by the Borrower or an Eligible Subsidiary, as applicable, in such period (provided however that any amounts accrued shall only include those amounts not more than 45 days delinquent in arrears) for the Unencumbered Property (including Base Rent and expense reimbursement, but excluding straight line rent and non-cash portions of mortgage and other financing income), (or in the case of Unencumbered Properties subject to EPR Senior First Mortgages, the related mortgage loan interest income) and all as otherwise determined in accordance with GAAP together with recoveries from tenants as determined in accordance with GAAP, all such amounts shall be attributable to such period and accrued according to GAAP, less (i) all “property expenses” consisting solely of expenses incurred or accrued by the Borrower or an Eligible Subsidiary, as applicable, that are directly related to the operation and ownership of such Unencumbered Property, including any real estate taxes, sales taxes, common area maintenance charges, accounting and administration, security, utilities, maintenance, janitorial, premiums for casualty and liability insurance or ground lease payments (excluding from the foregoing expenses for depreciation, amortization, interest and leasing commissions with respect to such Unencumbered Property) expensed in accordance with GAAP by the Borrower or an Eligible Subsidiary, as applicable, and (ii) an allowance for property management expenses, to the extent not already included, calculated at the greater of (A) three percent (3.0%) of Base Rent or (B) actual property management expenses (the “Management Expense”), and (iii) the Replacement Reserve (provided that the deduction described in this clause (iii) shall not apply to Unencumbered Property consisting of property under development).

“Unencumbered Property Owner Subsidiary” means each Subsidiary that owns, leases or has a mortgage interest in any Real Estate included in the Unencumbered Pool.

“Unencumbered Property Replacement” means any substitution, replacement or addition of Unencumbered Property hereunder, pursuant to Section 7.12 or Section 10.2.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted by the State of New York.

“Unsecured Indebtedness” means the amount of the Total Debt which is not Secured Indebtedness.

“Wholly Owned Domestic Subsidiary” means a Wholly Owned Subsidiary of the Borrower that was formed or incorporated, and is existing, under the laws of any State of the United States of America or the District of Columbia.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-

down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. General; References to Times.

(a) GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower shall notify Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Leases. Notwithstanding anything to the contrary contained in Section 1.2(a) above or the definition of "Capitalized Lease Obligations," Capitalized Lease Obligations shall exclude operating lease liabilities required to be recorded on the balance sheet of a Person pursuant to Accounting Standards Codification Topic 842, Leases (ASC 842), provided that all Compliance Certificates delivered to the Agent in accordance with the terms of this Agreement shall contain a schedule showing such non-GAAP adjustments.

(c) References. References in this Agreement to “Sections”, “§”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. References herein to "including" or the like shall not be limiting and shall be interpreted as "including but not limited to". Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to New York, New York time.

Section 1.3. Currencies; Currency Equivalents.

(a) At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement or any other Loan Document to the Currency of any particular nation shall mean the then lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date of this Agreement or such other Loan Document, as the case may be.

(b) The Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of outstanding Revolving Credit Loans denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable Currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such amount as so determined by the Agent. All financial statements delivered hereunder and covenants (including the respective components of such covenants) calculated hereunder by Borrower shall be calculated in Dollars using, for amounts denominated in currencies other than Dollars, the Spot Rate then in effect or such other rate as may be approved by Agent in its reasonable discretion; provided, however, that for any such financial statements or covenant calculations that require the determination of Net Operating Income, Net Income (or Loss), and/or EBITDA (each, an “Income Component”) of Borrower or any of its Subsidiaries or Unconsolidated Affiliates, any amounts comprising such Income Components that are denominated in currencies other than Dollars shall be converted to Dollars using the same exchange rates used by the Borrower for its financial statements filed (or to be filed) with the SEC for the applicable period.

(c) For purposes of determining (i) whether the amount of any Loan, together with all other Loans and LC Exposure then outstanding, would exceed the Revolving Credit Commitments or would cause a violation of any covenants contained herein, (ii) the aggregate unutilized amount of the Revolving Credit Commitments, (iii) the outstanding aggregate principal amount of the Loans or the LC Exposure, and (iv) the LC Exposure in respect of any Letters of Credit denominated in an Alternative Currency, the outstanding principal amount of any Alternative Currency Loan or any LC Exposure relating to any Letter of Credit that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the amount of the Alternative Currency of such Loan or such LC Exposure determined by Agent as of the applicable Revaluation Date.

(d) For purposes of determining, in connection with the borrowing, converting, continuing or prepaying of a Loan hereunder, the termination of any Commitment hereunder or the issuance, amendment or extension of a Letter of Credit hereunder on any date, any amount (including, without limitation, any required minimum or multiple amount) is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Agent as of the applicable Revaluation Date.

Section 1.4. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount, or the Dollar Equivalent of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any application or other documents related thereto, provides for one or more automatic increases in the Stated Amount, or the Dollar Equivalent thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount, or the Dollar Equivalent of the Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount, or the Dollar Equivalent is in effect at such times.

Section 1.5. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.6. Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to: (a) the administration of, submission of, calculation of, or any other matter related to SOFR, Daily Simple SOFR, Term SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR, EURIBOR, BBSY or CORRA or any component definition of any of the foregoing or rates referenced in the definitions of any of the foregoing or with respect to any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, comparable, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.9, will be similar to, or produce the same value or economic equivalence of, SOFR, Daily Simple SOFR, Term SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR, EURIBOR, BBSY or CORRA or any other Benchmark; or (b) except as expressly set forth in the definition of Conforming Changes in Section 1.1, the effect, implementation, or composition of any Conforming Changes.

ARTICLE II.- CREDIT FACILITY

Section 2.1. Loans.

(a) Intentionally Omitted.

(b) The Revolving Credit Loan. Subject to the terms and conditions set forth herein, each (i) Revolving Credit Lender that holds a Dollar Revolving Credit Commitment severally agrees to make revolving loans to the Borrower from time to time during the period from the Effective Date to the Revolving Credit Termination Date in Dollars and (ii) Revolving Credit Lender that holds an Alternative Currency Revolving Credit Commitment severally agrees to make revolving loans to the Borrower from time to time during the period from the Effective Date to the Revolving Credit Termination Date in Dollars or in any Alternative Currency (each such loan described in clauses (i) and (ii), a “Revolving Credit Loan”), in each case, as requested by the Borrower in an aggregate Outstanding Amount that will not result in (x) the

Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Exposure with respect to Loans and Letters of Credit denominated in any Alternative Currency exceeding such Revolving Credit Lender’s Alternative Currency Revolving Credit Commitment, or (z) the aggregate Outstanding Amount of the Revolving Credit Exposure with respect to Loans and Letters of Credit denominated in Alternative Currencies exceeding the Alternative Currency Sublimit. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Revolving Credit Termination Date, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder. The (A) Outstanding Amount of the Aggregate Credit Exposure shall not at any time exceed the lesser of (i) the Facility Amount and (ii) the aggregate Commitments, and (B) the aggregate Outstanding Amount of the Revolving Credit Exposures of the Revolving Credit Lenders shall not at any time exceed the lesser of (i) the Revolving Credit Facility Amount and (ii) the aggregate Revolving Credit Commitments. Each borrowing of Revolving Credit Loans shall be made in the same Currency and Type and made by the Revolving Lenders pro rata in accordance with each Revolving Credit Lender’s Dollar Revolving Commitment Percentage or Alternative Currency Revolving Commitment Percentage, as applicable. Loans denominated in (1) Dollars shall be made and maintained as Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, (2) Euro shall be made and maintained at a rate based on EURIBOR, (3) Sterling, shall be made and maintained at a rate based on Daily Simple Sonia, (4) Swiss Francs, shall be made and maintained at a rate based on Daily Simple SARON, (4) Canadian Dollars, shall be made and maintained at a rate based on CORRA, or (5) Australian Dollars, BBSY Loans unless, in the case of clauses (2) through (5), such Loans are required to be maintained as Alternate Rate Loans.

(c) Requesting Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of RFR Loans (other than Daily Simple SOFR Loans), on the date three RFR Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans and Daily Simple SOFR Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing, and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

(d) Location of Funding. Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement or result in increased costs to the Borrower.

(e) Disbursement of Revolving Credit Loan Proceeds. No later than 1:00 p.m. (or in the case of a borrowing denominated in an Alternative Currency, not later than the Applicable Time specified by the Agent) on the date specified in each applicable Notice of Borrowing, each applicable Revolving Credit Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in Same Day Funds in the applicable Currency, the proceeds of the Revolving Credit Loan to be made by such Revolving Credit Lender. With respect to Revolving Credit Loans to be made after the Effective Date, unless the Agent shall have been notified by any Revolving Credit Lender prior to the specified date of borrowing that such Revolving Credit Lender does not intend to make available to the Agent (in the applicable Currency and by the Applicable Time) the Revolving Credit Loan to be made by such Revolving Credit Lender on such date in accordance with the provisions of this Agreement, the Agent may assume that such Revolving Credit Lender will make the proceeds of such Revolving Credit Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Credit Loan to be provided by such Revolving Credit Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing. If such Lender does not pay such corresponding amount in the applicable Currency upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable interest rate for such Loan or (ii) from a Lender at the Federal Funds Rate plus one percent (1%), plus with respect to any payment to be made by a Lender that is denominated in an Alternative Currency, the cost to Agent of funding such amount (as determined by Agent).

Section 2.2. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Revolving Credit Lenders, agrees to issue for the account of the Borrower or one of its Subsidiaries during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Credit Termination Date, one or more letters of credit (each a “Letter of Credit”) denominated in Dollars or any other Alternative Currency up to a maximum aggregate Outstanding Amount at any one time outstanding not to exceed the LC Commitment Amount; provided that the Agent shall not issue, extend, or renew any Letters of Credit denominated in an Alternative Currency, and Revolving Credit Lenders shall not be obligated to participate in such Letters of Credit if, after giving effect to such issuance, extension, or renewal, (x) the Outstanding Amount of any Revolving Credit Lender’s Revolving Credit Exposure would exceed such Revolving Credit Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of any Revolving Credit Lender’s Revolving Credit Exposure with respect to Loans and Letters of Credit denominated in any Alternative Currency would exceed such Revolving Credit Lender’s Alternative Currency Revolving Credit Commitment, or (z) the aggregate Outstanding Amount of the Revolving Credit Exposure with respect to Loans and Letters of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. The Agent shall not be obligated to issue a Letter of Credit denominated in any Alternative Currency if the Agent does not, as of the requested issuance date of such requested Letter of Credit, issue Letters of Credit in the requested Alternative Currency.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to the reasonable approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance (or such longer period as the Agent may approve in its sole discretion) or (ii) the Revolving Credit Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Credit Termination Date unless otherwise approved by the Agent and, in connection therewith, the Borrower agrees to pledge and deliver to the Agent cash collateral equal to the Outstanding Amount of such Letter of Credit no later than thirty (30) days prior to the Revolving Credit Termination Date. The Agent may, at any time and from time to time after the initial deposit of cash collateral, request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations.

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days (or such shorter period of time as the Agent may approve in its sole discretion) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) the Currency in which such Letter of Credit is to be denominated, (iii) beneficiary, and (iv) expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V, the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. Upon the written request of the Borrower, the Agent shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand (the “Reimbursement Obligations”) and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand; provided, however, the Agent’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). In the case of an LC Disbursement with respect to any Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Agent in such Alternative Currency, unless (A) such Agent (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Agent promptly following receipt of the notice of drawing that the Borrower will reimburse the Agent in Dollars. In the case of any such reimbursement in Dollars of an LC Disbursement under a Letter of Credit denominated in an Alternative Currency, the Agent shall notify the Borrower of the Dollar Equivalent of the amount of the LC Disbursement promptly following the determination thereof. Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Revolving Credit Lender that has acquired a participation therein under the second sentence of Section 2.2(i) such Revolving Credit Lender’s Dollar Revolving Commitment Percentage or Alternative Currency Revolving Commitment Percentage, as applicable, of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V would permit the making of Revolving Credit Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Credit Loans (which shall be Base Rate Loans) in Dollars in an amount equal to the unpaid Reimbursement Obligation (expressed in Dollars based on the Dollar Equivalent amount thereof in the case of an Alternative Currency) and the Agent shall give each Revolving Credit Lender prompt notice of the amount of the Revolving Credit Loan to be made available to the Agent not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Credit Loans, the provisions of subsection (j) of this Section shall apply. The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Revolving Credit Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Credit Lender’s Revolving Commitment Percentage (if such Letter of Credit is denominated in Dollars) or Alternative Currency Revolving Commitment Percentage (if such Letter of Credit is denominated in any Alternative Currency) and (ii) the sum of (A) the Outstanding Amount of such Letter of Credit plus (B) the Outstanding Amount of any related Reimbursement Obligations then outstanding.

(g) Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; (viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or (ix) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Agent or any Lender any liability to the Borrower or any Lender. In this regard, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit, and to repay any Revolving Credit Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any draft, demand, certificate, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any improper use which may be made of any Letter of Credit or any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations; provided, however, that nothing in this sentence shall affect any rights or defenses the Borrower may have with respect to any act or omission by the Agent or any Lender in connection with any Letter of Credit, including, without limitation, any drawing thereunder, to the extent such act or omission constitutes gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Notwithstanding anything to the contrary contained in this Section or Section 12.9, but not in limitation of the Borrower’s unconditional obligation to reimburse the Agent for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Credit Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Agent or any Lender in respect of any liability incurred by the Agent or such Lender arising solely out of the gross negligence or willful misconduct of the Agent or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Agent or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Required Lenders (or all of the Revolving Credit Lenders if required by Section 12.6) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.6(b).

(i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Credit Lender’s Revolving Commitment Percentage (if such Letter of Credit is denominated in Dollars) or Alternative Currency Revolving Commitment Percentage (if such Letter of Credit is denominated in any Alternative Currency) of the liability of the Agent with respect to such Letter of Credit, and each applicable Revolving Credit Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Revolving Credit Lender’s Revolving Commitment Percentage (if such Letter of Credit is denominated in Dollars) or Alternative Currency Revolving Commitment Percentage (if such Letter of Credit is denominated in any Alternative Currency) of the Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Credit Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Revolving Credit Lender shall, automatically and without any further action on the part of the Agent or such Revolving Credit Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Credit Lender’s Revolving Commitment Percentage (if such Reimbursement Obligation is denominated in Dollars) or Alternative Currency Revolving Commitment Percentage (if such Reimbursement Obligation is denominated in any Alternative Currency) in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Agent pursuant to the third and last sentences of Section 3.6(b)). Notwithstanding the foregoing, in the event of a default in any Revolving Credit Lender’s obligations to fund under this Agreement exists or any Revolving Credit Lender is at such time a Defaulting Lender, the Agent shall have the right, but not the obligation, to refuse to issue any Letter of Credit unless the Agent has entered into satisfactory arrangements with the Borrower and/or such Defaulting Lender to eliminate the Agent’s risk with respect to such Defaulting Lender

(j) Payment Obligation of Lenders. Each Revolving Credit Lender severally agrees to pay to the Agent on demand in Same Day Funds in Dollars the amount of such Revolving Credit Lender’s Revolving Commitment Percentage (if such Letter of Credit is denominated in Dollars) or Alternative Currency Revolving Commitment Percentage (if such Letter of Credit is denominated in any Alternative Currency) of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.2(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Credit Loan or as a participation, shall not exceed such Revolving Credit Lender’s Revolving Commitment Percentage (if the applicable Letter of Credit is denominated in Dollars) or Alternative Currency Revolving Commitment Percentage (if the applicable Letter of Credit is denominated in any Alternative Currency) of such drawing. If the notice referenced in the second sentence of Section 2.2(e) is received by a Revolving Credit Lender not later than 11:00 a.m. then such Revolving Credit Lender shall make such payment available to the Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent not later than 1:00 p.m. on the next succeeding Business Day. Each Revolving Credit Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Credit Lender to make its payment under this subsection, (ii) the financial condition of the Borrower, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1(h), Section (i), or Section (j) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. The Agent shall periodically deliver to the Revolving Credit Lenders information setting forth the Stated Amount and the Outstanding Amount of all outstanding Letters of Credit. Other than as set forth in this subsection, the Agent shall have no duty to notify the Revolving Credit Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Revolving Credit Lender from its obligations under Section 2.2(j).

Section 2.3. Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin;

(ii) during such periods as such Loan is a Daily RFR Loan, at the Daily RFR (as in effect from time to time) for the applicable currency plus the Applicable Margin;

(iii) during such periods as such Loan is a Term Rate Loan, at the Term Rate for such Loan for the applicable currency and Interest Period therefor plus the Applicable Margin;

(iv) during such period as such Loan is a Eurocurrency Loan the rate of which is fixed for a specified Interest Period, at the Eurocurrency Rate for such Loan for the Interest Period therefor plus the Applicable Margin, and during such period as such Loan is a Eurocurrency Loan that bears interest at a daily rate, at the applicable RFR (as in effect from time to time) plus the Applicable Margin; and

(v) during such periods as such Loan is required to be maintained as an Alternate Rate Loan, at the applicable Alternate Rate for such Loan.

Unless the Alternate Rate is applicable pursuant to the terms of Section 2.7, Section 4.2, or Section 4.6, and subject to Section 4.9, all Alternative Currency Loans shall be Daily RFR Loans or Eurocurrency Revolving Loans at all times. Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. Accrued and unpaid interest on each Loan shall be payable on the third day of each calendar month, provided if such day is not a Business Day, interest shall be due on the next succeeding Business Day. Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.4. Number of Interest Periods.

There may be no more than ten (10) different Interest Periods outstanding at the same time for Term Rate Loans.

Section 2.5. Repayment of Loans.

(a) Intentionally Omitted.

(b) Revolving Credit Loan. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, each Revolving Credit Loan on the Revolving Credit Termination Date in the Currency in which such Revolving Credit Loan is denominated.

Section 2.6. Prepayments.

(a) Optional. Subject to Section 4.4, the Borrower may elect to prepay Revolving Credit Loans, in whole or in part, at any time, in each case without premium or penalty. The Borrower shall give the Agent at least one Business Day’s (or, in the case of Loans denominated in an Alternative Currency, three (3) Business Days’) prior written notice of the prepayment of any Loan.

(b) Mandatory. Except as otherwise provided in Section 10.4:

(i) If at any time (i) the aggregate Outstanding Amount of the Revolving Credit Exposure of all of the Revolving Credit Lenders exceeds the aggregate amount of the Revolving Credit Commitments in effect at such time, or (ii) the sum of (A) the aggregate Outstanding Amount of the Revolving Credit Exposure, plus (B) the aggregate amount of all other Unsecured Indebtedness of the Borrower and its Subsidiaries, causes a violation of any of the covenants set forth in Section 9.1(f) and Section 9.1(g), in each case, other than as a result of the aggregate Outstanding Amount of Revolving Credit Exposure denominated in any Alternative Currency exceeding the Alternative Currency Sublimit, then the Borrower shall promptly (and in any event, within 2 Business Days after notice thereof from the Agent) pay to the Agent for the accounts of the Revolving Credit Lenders the amount of such excess.

(ii) If at any time the aggregate Outstanding Amount of Revolving Credit Exposure with respect to Loans and Letters of Credit denominated in an Alternative Currency exceeds 103% of the Alternative Currency Sublimit, the Borrower shall promptly (and in any event, within 2 Business Days after notice thereof from the Agent) pay to the Agent for the accounts of the Revolving Credit Lenders an aggregate amount equal to the amount by which the aggregate Outstanding Amount of Revolving Credit Loans and Letters of Credit denominated in an Alternative Currency exceeds the Alternative Currency Sublimit.

(iii) Any payment required to be made under Section 2.6(b)(i) or Section 2.6(b)(ii) shall be applied, first, to pay all amounts of principal outstanding on the Revolving Credit Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2, and then, if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Collateral Account for application to any LC Exposure pursuant to Section 2.2(b). If the Borrower is required to pay any outstanding Term Rate Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

(iv) For purposes of determining compliance with Section 2.6(b)(i) and Section 2.6(b)(ii) and the covenants set forth in Section 9.1, the Outstanding Amount of the Revolving Credit Loans and the Letters of Credit Liabilities which are denominated in Alternative Currencies shall be re-determined on the Revaluation Date occurring on the last calendar day of each calendar month prior to the Revolving Credit Maturity Date based on the Dollar Equivalent of the aggregate outstanding principal amount of such Revolving Credit Loans and Letter of Credit Liabilities (determined as of such day prior to 11:00 a.m. Cleveland, Ohio time). If, as a result of such re-determination, a prepayment of such Revolving Credit Loans shall be required under Section 2.6(b)(i) and Section 2.6(b)(ii), the Agent shall promptly notify the Lenders and the Borrower thereof and Borrower shall within two (2) Business Days of receiving such notice from Agent make a prepayment of such Revolving Credit Loans to the extent required under Section 2.6(b)(i) and Section 2.6(b)(ii).

Section 2.7. Continuation.

So long as no Event of Default shall exist, the Borrower may on any Business Day, with respect to any Term Rate Loan, elect to maintain such RFR Loan or any portion thereof as a RFR Loan by selecting a new Interest Period for such Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any Term Rate Loan in accordance with this Section, or if an Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan (except for a Term Rate Loan denominated in an Alternative Currency which, during the continuance of an Event of Default, shall be converted to an Alternate Rate Loan) notwithstanding the first sentence of Section 2.8 or the Borrower’s failure to comply with any of the terms of such Section. Notwithstanding anything in this Agreement to the contrary, if a Default exists at the time of a Continuation of a Loan, the Interest Period for such continued Loan shall not exceed one month.

Section 2.8. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a Loan or another Type if an Event of Default shall exist and no Alternative Currency Loan may be converted to a Base Rate Loan. Any Conversion of a Term Rate Loan into a Base Rate Loan or Daily RFR Loan shall be made on, and only on, the last day of an Interest Period for such Loan and, upon Conversion of a Base Rate Loan into an RFR Loan or of a Daily RFR Loan into a Term Rate Loan or Base Rate Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted (with such interest being payable at the time provided in Section 2.3(b)). Each such Notice of Conversion shall be given not later than 11:00 a.m. (i) on the Business Day prior to the date of any proposed Conversion into Base Rate Loans or Daily RFR Loans, and (ii) on the third Business Day prior to the date of any proposed Conversion into Term Rate Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term Rate Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given. Notwithstanding anything in this Agreement to the contrary, if a Default exists at the time of a Conversion of a Base Rate Loan to a Term Rate Loan, the Interest Period for such Loan shall not exceed one month.

Section 2.9. Notes.

(a) Notes. The Revolving Credit Loans made by each Revolving Credit Lender shall, in addition to this Agreement, if requested by such Revolving Credit Lender, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit E (each a “Revolving Credit Note” or “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Revolving Credit Commitment as originally in effect and otherwise duly completed.

(b) Records. The date, amount, Currency, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.10. Voluntary Reductions of the Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Credit Commitments (for which purpose use of the Revolving Credit Commitments shall be deemed to include the aggregate amount of LC Exposure) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided, however, that if the Borrower seeks to reduce the aggregate amount of the Revolving Credit Commitments below $100,000,000.00, then the Revolving Credit Commitments shall all automatically and permanently be reduced to zero. The Borrower shall not terminate or reduce any portion of the Revolving Credit Commitments if, after giving effect to such reduction or termination, (w) the Outstanding Amount of any Revolving Credit Lender’s Revolving Credit Exposure would exceed such Revolving Credit

Lender’s Revolving Credit Commitment, (x) the Outstanding Amount of any Revolving Credit Lender’s Revolving Credit Exposure with respect to Loans and Letters of Credit denominated in Dollars would exceed such Revolving Credit Lender’s Dollar Revolving Credit Commitment, (y) the Outstanding Amount of any Revolving Credit Lender’s Revolving Credit Exposure with respect to Loans and Letters of Credit denominated in any Alternative Currency would exceed such Revolving Credit Lender’s Alternative Currency Revolving Credit Commitment, or (z) the aggregate Outstanding Amount of the Revolving Credit Exposure with respect to Loans and Letters of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. The Agent will promptly transmit such notice to each Revolving Credit Lender. The Agent shall further determine with respect to the Revolving Credit Lenders, as applicable, as of the effective date of any such reduction of the Revolving Credit Commitments: (i) the applicable Dollar Revolving Credit Commitments, Alternative Currency Revolving Credit Commitments, and Revolving Credit Percentages and (ii) the applicable Adjusted Shared Event Commitments and Shared Event Percentages. The Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such reduction of such applicable Revolving Credit Commitments and Revolving Credit Percentages and applicable Adjusted Shared Event Commitments and Shared Event Percentages. The Revolving Credit Commitments, once terminated or reduced may not be increased or reinstated.

Section 2.11. Expiration or Maturity Date of Letters of Credit Past Termination Date.

If on the date the Revolving Credit Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Agent an amount of money equal to the Outstanding Amount of such Letter(s) of Credit for deposit into the Collateral Account. The Agent may, at any time and from time to time after the initial deposit of cash collateral, request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations.

Section 2.12. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, the Agent shall not be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.10 shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Commitments (i) the aggregate Outstanding Amount of all outstanding Loans, together with the aggregate Outstanding Amount of all LC Exposure, would exceed the aggregate amount of the Commitments at such time or (ii) the aggregate Outstanding Amount of all outstanding Loans denominated in an Alternative Currency, together with the aggregate Outstanding Amount of all LC Exposure with respect to Letters of Credit denominated in an Alternative Currency, would exceed the Alternative Currency Sublimit at such time.

Section 2.13. [Reserved].

Section 2.14. The Increased Loan Amount.

(a) Request for Increase. At any time prior to October 2, 2028 (or, if an Extension Option has been exercised in accordance with Section 2.16, April 2, 2029 or October 2, 2029, as applicable), the Borrower shall have the option to increase the Revolving Credit Facility Amount by a maximum aggregate amount of up to $1,000,000,000.00 (the “Increase Option”) to a total Revolving Credit Facility Amount of up to $2,000,000,000.00. The Borrower may exercise the Increase Option at any time and from time to time prior to the date set forth above by providing notice to the Agent (which shall promptly notify the Lenders); provided, however, (a) that at the time of the exercise of such option, there is no Default or Event of Default which shall have occurred and be continuing; (b) in no event shall the existence of this Increase Option be deemed a commitment on the part of the Lenders until such time as such Lender in writing increases its commitment or a new Lender issues a written commitment for any such amounts in excess of the then-existing committed Revolving Credit Facility Amount, and then in such event, such increase to the Revolving Credit Facility Amount shall only be to the extent of the increased commitment or new commitment amounts; (c) at the time of sending such notice, the Borrower (in consultation with the Agent) shall specify a reasonable time period within which each Lender is requested to respond as to whether such Lender agrees to increase the amount of its Commitment in accordance with Section 2.14(b); (d) any such increase shall be in a minimum aggregate amount of $5,000,000.00 with minimum aggregate increments of $5,000,000.00 above that amount, and a maximum aggregate increase of $1,000,000,000.00; and (e) any such increase shall be integrated into this Agreement and shall be subject to the same terms and conditions as this Agreement, except as otherwise provided in Section 2.14(e)(vi).

(b) Lender Elections to Increase. Each Lender shall notify the Agent within such time period specified in said notice, whether or not it agrees, in its sole discretion, to issue or increase its Revolving Credit Commitment and, if so, by what amount (which need not be its pro rata share thereof). Any Lender not responding within such time period shall be deemed to have declined to issue or increase its Revolving Credit Commitment.

(c) Notification by Agent; Additional Lenders. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase in the Facility Amount and subject to the approval of the Agent and the Agent in its capacity as issuer of Letters of Credit hereunder (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent and its counsel.

(d) Effective Date and Allocations. If the aggregate Commitments (including due to new Commitments by additional Lenders) are increased in accordance with this Section 2.14, the Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Lenders (including any additional Lenders) of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. Any increase in the Facility Amount pursuant to this Section 2.14 shall be subject to the following conditions:

(i) The Borrower shall have paid to (A) the Agent, such fees as shall be due to Agent at such time under the Fee Letter, and (B) to each Lender, such fees, if any, as shall have been agreed upon by the Borrower and the Agent.

(ii) As of the Increase Effective Date, no Default or Event of Default then exists and is continuing or would result from such increase in the Facility Amount (including on a pro forma basis relative to financial covenant compliance).

(iii) The Borrower shall have delivered to the Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase (which resolutions may be contained in the resolutions adopted by the Borrower in connection with the initial Loan made under this Agreement), and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties of the Loan Parties in this Agreement and in each other Loan Document are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, to the knowledge of the Borrower, they are true and correct as of such earlier date, and except to the extent of changes resulting from transactions contemplated and permitted by this Agreement and changes occurring in the ordinary course of business (in each case to the extent not constituting a Default or Event of Default), (2) no Default or Event of Default exists and is continuing or would result from such increase in the Facility Amount (including on a pro forma basis relative to financial covenant compliance), and (3) the incurrence of Indebtedness in an aggregate principal amount equal to the full Revolving Credit Facility Amount after giving effect to all Commitment increases and new Commitments would not result in a breach of, or a default under, any agreement to which any Loan Party is a party.

(iv) The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date in the applicable Currency (and pay any additional amounts required pursuant to Section 4.4) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Revolving Credit Commitment allocations arising from any nonratable increase in the Revolving Credit Commitments under this Section. Notwithstanding any provisions of this Agreement to the contrary, the Borrower may borrow from the Lenders providing such increase in the Revolving Credit Commitments (on a non pro rata basis with Lenders not providing such increase) in order to fund such prepayment.

(v) The Borrower will execute and deliver to each applicable Lender that requests one, a new Note in the appropriate stated amount, and will execute and deliver or otherwise provide to the Agent and the Lenders such other documents and instruments consistent with the terms of this Agreement, as the Agent or Lenders reasonably may require.

(vi) Any such increase shall be integrated into the Facility as (A) an increase to the Revolving Credit Facility, (B) a new revolving tranche having the same terms (excluding pricing, commitment fee amounts and the Revolving Credit Termination Date) as the Revolving Credit Facility, or (C) any combination thereof satisfactory to Borrower, Agent and the Lenders providing the new commitments.

(f) The provisions of this Section 2.14 shall not constitute a “commitment” to lend, and the Commitments of the Lenders shall not be increased except in accordance with, and until satisfaction of the provisions of this Section 2.14 and actual increase of the Commitments as provided herein.

Section 2.15. [Reserved].

Section 2.16. Extension of Revolving Credit Termination Date.

The Borrower shall have the option (each an “Extension Option”) to extend the Revolving Credit Termination Date to April 2, 2029 and then October 2, 2029. Subject to the conditions set forth below, the Borrower may exercise an Extension Option by delivering a written notice to Agent (who shall provide such notice, promptly upon receipt, to each of the Revolving Credit Lenders) not more than ninety (90) days and not less than thirty (30) days prior to the then applicable Revolving Credit Termination Date (a “Notice to Extend”), stating that the Borrower has elected to extend the original Revolving Credit Termination Date for six (6) months. The Borrower’s delivery of the Notice to Extend shall be irrevocable and the Borrower’s right to an Extension Option shall be subject to the following terms and conditions for each extension: (i) there shall exist no Default of Event of Default on both the date the Borrower delivers the Notice to Extend to Agent and on the then applicable Revolving Credit Termination Date, (ii) the Borrower shall have paid to Agent for the account of each Revolving Credit Lender (other than a Defaulting Lender), not less than five days before the then applicable Revolving Credit Termination Date, an extension fee equal to 0.0625% of such Revolving Credit Lender’s Commitment Amount (a separate fee shall be due for each extension), and (iii) without limiting the conditions set forth in the foregoing clause (i), the Borrower shall have delivered to the Agent a Compliance Certificate, dated as of the date of the Notice to Extend, which includes detailed calculations establishing that the Borrower and its Subsidiaries were in compliance with the financial covenants contained in Section 9.1 as of the date of the most recently ended calendar quarter for which the Borrower is required to report financial results.

ARTICLE III.- PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Same Day Funds in the applicable Currency, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due or, with respect to any payment required to be made in an Alternative Currency, the Applicable Time (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments of principal of and interest on any Loan shall be payable in the same Currency as the Loan is denominated other than as provided in the preceding sentence, and all other fees and other amounts payable under this Agreement shall be payable in Dollars. Subject to Section 10.4, the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt. With respect to the payment of any amount denominated in the Alternative Currency, the Agent shall not be liable to the Borrower or any Revolving Credit Lender in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Agent if the Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in Same Day Funds in the applicable Alternative Currency to the account with Agent designated by Borrower or the applicable Lender. For purposes of this clause, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Agent may from time to time determine for the purpose of clearing or settling payments of the applicable Alternative Currency. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

The obligation of the Borrower to pay any amount pursuant to this Agreement or any other Loan Document in Dollars or any particular Alternative Currency (the “Currency of Payment”) shall, notwithstanding any payment in any other currency (including pursuant to the judgment of a court), be discharged only to the extent that the Lender receiving such payment may, in accordance with its normal banking procedures on the Business Day following receipt of any such payment, purchase with the sum paid in such other currency (after payment of any premium and costs of exchange) the Currency of Payment on the Business Day on which such Lender receives such payment. If the amount of the Currency of Payment that is purchased by any Lender is less than the amount owing to such Lender in the applicable currency pursuant to this Agreement or any other Loan Document, the Borrower agrees, as a separate and independent obligation and notwithstanding any of the other terms contained in this Agreement or any other Loan Document, to pay such additional amount so that the applicable Lender receives payment in full in the applicable Currency of Payment all of the relevant monetary Obligations in accordance with the terms of this clause and the other terms of this Agreement. If the amount of the Currency of Payment that is purchased by any Lender exceeds the sum due in the applicable currency to such Lender, such Lender shall promptly pay the excess over to the Borrower in the currency and to the extent actually received by such Lender.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the applicable Lenders under Section 2.1(b) and Section 2.2(e) shall be made from the applicable Lenders in accordance with their applicable Revolving Credit Commitments and each payment of the Fees under Section 3.6(a) and the first sentence of Section 3.6(b) shall be made for the account of the Revolving Credit Lenders in accordance with their applicable Revolving Credit Commitments, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.10 shall be applied to the respective Revolving Credit Commitments in accordance with the amount of their respective applicable Revolving Credit Commitments; (b) each payment of principal of Revolving Credit Loans shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amounts of the applicable

Loans held by such Lenders, provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Revolving Credit Loans shall not be held by the applicable Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the applicable Lenders pro rata in accordance with their respective applicable Commitments; (c) each payment of interest on the Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; and (e) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.2, shall be pro rata in accordance with their respective Revolving Credit Commitments.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by any Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by any Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 10.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 10.4, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower (for itself and each other Loan Party) agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Minimum Amounts.

(a) Borrowings and Conversions. Except as otherwise provided in Section 2.2(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof. Each borrowing of, Conversion to and Continuation of RFR Loans shall be in an aggregate minimum amount of $2,000,000.00 and integral multiples of $100,000.00 (or, in the case of RFR Loans that are denominated in an Alternative Currency, an amount for which the Dollar Equivalent is not less than $2,000,000.00 or multiples of $100,000.00, respectively) in excess of that amount; provided that an RFR Loan denominated in an Alternative Currency may be continued for the same Interest Period or Converted to a different Interest Period in accordance with Section 2.8 in an amount equal to the same number of units of the relevant Currency for which such Loan was initially made regardless of whether the principal amount of such Loan as of such date of continuation or conversion is less than $2,000,000.00.

(b) Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 (or, in the case of RFR Loans that are denominated in an Alternative Currency, an amount for which the Dollar Equivalent is not less than $1,000,000.00 or multiples of $100,000.00, respectively) in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding).

(c) Reductions of Commitments. Each reduction of the Revolving Credit Commitments under Section 2.10 shall be in an aggregate minimum amount of $10,000,000.00 and integral multiples of $5,000,000.00 in excess thereof.

(d) Letters of Credit. The initial Dollar Equivalent of the Stated Amount of each Letter of Credit shall be at least $100,000.00, or such lesser amount as shall be acceptable to the Agent in its sole discretion.

Section 3.6. Fees.

(a) Revolving Credit Facility Fee. During the period from the Effective Date to but excluding the Revolving Credit Termination Date, the Borrower agrees to pay to the Agent for the pro rata account of the Revolving Credit Lenders (in accordance with their respective Revolving Commitment Percentages) a facility fee in Dollars with respect to the amount of the Revolving Credit Facility Amount, calculated by multiplying the Revolving Credit Facility Amount by the applicable Facility Fee rate as provided for in the definition of “Applicable Margin” set out in Section 1.1. Such fee shall be payable in arrears the last day of March, June, September and December of each year (beginning September 30, 2024) and shall be pro-rated based on the number of days in the applicable period over an assumed year of 360 days. Any such accrued and unpaid fee shall also be payable on the Revolving Credit Termination Date or any earlier date of termination of the Revolving Credit Commitments or reduction of the Revolving Credit Commitments to zero.

(b) Letter of Credit Fees. The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender a letter of credit fee in Dollars at a rate per annum equal to the Applicable Margin for RFR Loans times the daily average Outstanding Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the last day of March, June, September and December in each year, with the first such payment being due on September 30, 2024, (ii) the Revolving Credit Termination Date, (iii) the date the Revolving Credit Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. In addition, the Borrower shall pay to the Agent for its own account and not the account of any Revolving Credit Lender, an issuance fee in Dollars in respect of each Letter of Credit equal to the greater of (i) $1,000.00 or (ii) one eighth of one percent (0.125%) per annum on the daily average Outstanding Amount of such Letter of Credit (A) for the period from and including the date of issuance of such Letter of Credit through and including the expiration date of such Letter of Credit and (B) if the expiration date of any Letter of Credit is extended (whether as a result of the operation of an automatic extension clause or otherwise), for the period from but excluding the previous expiration date to and including the extended expiration date. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance (or in the case of an extension of the expiration date, on the previous expiration date). The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(c) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to by the Borrower and the Agent from time to time.

Section 3.7. Computations.

(a) Unless otherwise expressly set forth herein, all accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed, or, in the case of interest in respect of Revolving Credit Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.

(b) For the purposes of this Agreement and the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three hundred and sixty (360) or the number of days in such period, as applicable.

Section 3.8. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to them forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9. Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.3, except as otherwise may be the case under Section 2.14(e)(vi). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10. Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans (including the Currency in which they are denominated), Letters of Credit (including the Currency in which they are denominated), accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error unless the Borrower provides written notice to the Agent, within 90 days after receipt of such statement, specifying in reasonable detail those portions of such statement as to which the Borrower objects and the grounds for such objection. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then the Agent shall give prompt notice thereof to the Lenders, and until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.6(f).

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 12.3), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder (including, without limitation, in respect of Letter of Credit Liabilities and in the case of a payment made by such Defaulting Lender that is denominated in an Alternative Currency, the cost to the Agent of funding such payment (as determined by the Agent)); second, if so determined by the Agent, to be held as cash collateral for any existing funding obligations of such Defaulting Lender with respect to any participation in any Letter of Credit that have not been re-allocated to another Lender pursuant to Section 3.11(a)(iv); third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, unless funded by another Lender; fourth, if so determined by the Agent and the Borrower (so long as no Default or Event of Default exists), to be held in a non-interest bearing deposit account and released in order to (x) satisfy obligations of that Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for any future funding obligations (if any) of that Defaulting Lender of any participation in any Letter of Credit; fifth, to the payment of any amounts owing to the Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans (or participations, if applicable, under Section 2.2(i)) in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2. were satisfied or waived (or were Loans made or participations acquired pursuant to Section 2.2(i)), such payment shall be applied solely to pay the Loans (or participations) of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to subsection (a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.11(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. During any period that a Revolving Credit Lender is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment and outstanding Revolving Credit Loans shall be excluded for purposes of calculating any Fees payable to the Lenders under Section 3.6(a), Section 3.6(b), and Section 3.6(c) (provided, as to Section 3.6(c), such Defaulting Lender shall be paid a pro rata (based on the remaining time to the extended Revolving Credit Termination Date) amount of extension fee at such time as it ceases to be a Defaulting Lender), and during such period the Borrower shall not be required to pay, and such Defaulting Lender shall not be entitled to receive, any such Fees otherwise payable to such Defaulting Lender under such Sections, provided the Borrower shall be required to pay the pro rata amount of such fees to the Revolving Credit Lenders assuming the participation exposure with respect to any Letters of Credit or related to any funding made by any Lender covering such Defaulting Lender’s share of any Loan.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Revolving Credit Lender which is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Credit Lender which is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.2, the Revolving Commitment Percentage of each Revolving Credit Lender which is not a Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, each such reallocation shall be given effect only if (i) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (ii) such reallocation would not cause the aggregate principal amount of any Revolving Credit Lender which is not a Defaulting Lender’s outstanding Revolving Credit Loans and participation in Letter of Credit Liabilities at such time to exceed such non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Credit Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole but reasonable discretion (with no consent required from the Borrower if any Default or Event of Default exists) that a Defaulting Lender that is a Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender, if a Lender, will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the subject Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their applicable Commitment Percentages (without giving effect to Section 3.11(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from

Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c) Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5 for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase except to the extent assigned pursuant to such purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 12.5, shall pay to the Agent an assignment fee in the amount of $5,000.00. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of Section 3.11(a)(ii). Notwithstanding the foregoing, the Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans

Section 3.12. Taxes.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Tax Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(e) Evidence of Payment. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3.12, the Borrower or such other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W 8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a

“U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W 9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.12 (including by the payment of additional amounts pursuant to this Section 3.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.12 with respect to the Taxes giving rise to such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.12 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.13. Special Provisions Regarding Alternative Currency Loans; Adjusted Sharing Event Commitments and Sharing Event Percentages. Notwithstanding anything in this Agreement to the contrary:

(a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action), (x) all then outstanding RFR Loans denominated in an Alternative Currency shall be automatically converted into Base Rate Loans denominated in Dollars in an amount equal to the Dollar Equivalent (determined by the Agent on the basis of the Spot Rate determined on the Sharing Date) of the aggregate principal amount of the applicable RFR Loans on the date such Sharing Event first occurred, which Loans denominated in Dollars (i) shall thereafter continue to be deemed to be Base Rate Loans and (ii) unless such Sharing Event resulted solely from a termination of the Commitments, shall be immediately due and payable on the date such Sharing Event has occurred and (y) unless such Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans shall be immediately due and payable by the Borrower, in Dollars, using the Dollar Equivalent amount of such accrued and unpaid interest and other amounts.

(b) Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 3.13(a), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all Revolving Credit Loans outstanding to, and any unpaid LC Exposure owing by, the Borrower in such amounts so that each Revolving Credit Lender shall have a share of such outstanding Revolving Credit Loans and unpaid LC Exposure then owing by the Borrower equal to its Sharing Event Percentage of the aggregate Revolving Credit Commitments (based on, and resulting in, the Adjusted Sharing Event Commitment of each Lender) although if because of fluctuations in currency exchange rates any Revolving Credit Lender would be required to purchase such participations after giving effect to which such Revolving Credit Lender's allocated share of all Revolving Credit Loans and LC Exposure (including participations therein purchased pursuant to this Section 3.13) would exceed the Dollar Equivalent amount of such Revolving Credit Lender's Adjusted Sharing Event Commitment, then such participations shall be in an amount after giving effect to which such Revolving Credit Lender's allocated share of all Revolving Credit Loans and LC Exposure (including participations therein purchased pursuant to this Section 3.13) would equal the Dollar Equivalent amount of such Revolving Credit Lender's Adjusted Sharing Event Commitment). Upon any such occurrence, the Agent shall notify each Revolving Credit Lender and shall specify the amount of Dollars required from such Revolving Credit Lender in order to effect the purchases and sales by the various Revolving Credit Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to this Section 3.13 in respect of such accrued but unpaid interest); provided, however, in the event that a Sharing Event shall have occurred, each Revolving Credit Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Revolving Credit Lender shall deliver to the Agent (in Same Day Funds in Dollars) the net amounts as specified by the Agent. The Agent shall promptly deliver the amounts so received to the various Revolving Credit Lenders in such amounts as are needed to effect the purchases and sales of participations by and among the Revolving Credit Lenders as provided above. Promptly following receipt thereof, each Revolving Credit Lender which has sold participations in any of its Revolving Credit Loans (through the Agent) will deliver to each Revolving Credit Lender (through the Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Revolving Credit Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Revolving Credit Lenders as required above.

(c) Upon the occurrence of a Sharing Event (i) no further Revolving Credit Loans shall be made and no further Letters of Credit shall be issued, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Revolving Loans initially denominated in an Alternative Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Revolving Loans had originally been made in Dollars and shall be distributed by the relevant Lenders (or their Affiliates) to the Agent for the account of the Revolving Credit Lenders which made such Revolving Credit Loans or are participating therein and (iii) the Revolving Credit Commitments of the Lenders shall be terminated automatically (and without the taking of any action). Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interest in any Revolving Credit Loans upon the occurrence of a Sharing Event shall not relieve any other Revolving Credit Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Revolving Credit Lender to purchase the participating interest to be purchased by such other Revolving Credit Lender on any date.

(d) If any amount required to be paid by any Revolving Credit Lender pursuant to Section 3.13(b) is not paid to the Agent within one (1) Business Day following the date upon which such Revolving Credit Lender receives notice from the Agent of the amount of its participations required to be purchased pursuant to said Section 3.13(b), such Revolving Credit Lender shall also pay to the Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Revolving Credit Lender for the purchase of its participations times (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 3.13(b) is not in fact made available to the Agent within three (3) Business Days following the date upon which such Revolving Credit Lender receives notice from the Agent as to the amount of participations required to be purchased by it, the Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Loans hereunder. Upon submission by the Agent of a certificate to any Revolving Credit Lender with respect to any amounts payable by any Revolving Credit Lender pursuant to this Section 3.13, the amount set forth in such certificate shall be paid to the Agent for the account of the relevant Revolving Credit Lenders; provided, however, that, if the Agent (in its sole and exclusive discretion) has elected to fund on behalf of such Revolving Credit Lender the amounts owing to such Revolving Credit Lenders, then the amounts shall be paid to the Agent for its own account.

(e) Whenever, at any time after the relevant Revolving Credit Lenders have received from any Lenders purchases of participations in any Revolving Credit Loans pursuant to this Section 3.13, the Lenders receive any payment on account thereof, such Lenders will distribute to the Agent, for the account of the various Lenders participating therein, such Revolving Credit Lenders' participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Revolving Credit Lenders are required to be returned, the Revolving Credit Lenders who received previous distributions in respect of their participating interests therein will return to the respective Revolving Credit Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Revolving Credit Lenders.

(f) Each Revolving Credit Lender's obligation to purchase participating interests pursuant to this Section 3.13 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Revolving Credit Lender, any Loan Party or any other Person for any reason whatsoever, (b) the occurrence or continuance of an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Loan Party or any other Person, (d) any breach of this Agreement by any Loan Party, any Lender, or any other Person, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Revolving Credit Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. The Borrower hereby acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 3.13, increased Taxes may be owing by the Borrower pursuant to Section 3.12, which Taxes shall be paid (to the extent provided in Section 3.12) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 3.13.

ARTICLE IV. - YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of each affected Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any Loans (whether in Dollars or an Alternative Currency) or its obligation to make any Loans (whether in Dollars or an Alternative Currency) hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans, Letters of Credit, or its Commitment (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes); or (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); (iii) imposes on any Lender or any Lender as issuer of any Letter of Credit or the applicable interbank market, any other condition, cost or expense (other than Taxes) affecting this Agreement or RFR Loans (whether in Dollars or an Alternative Currency) made by such Lender or any Letter of Credit or participation therein; or (iv) has or would have the effect of reducing the rate of return on capital or liquidity of such Lender or its holding company to a level below that which such Lender or its holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b) Lender’s Suspension of RFR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on RFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes RFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans in any Currency into, RFR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).

(c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section 4.1 (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable, in each case after the Agreement Date, any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay promptly, and in any event within 3 Business Days of demand, to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.

(d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, except as otherwise provided below, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent). The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section, in each case within three months after the effective date of the Regulatory Change or other circumstance giving rise to such requested compensation (and, should such certificate not be furnished within such three-month period, the Borrower shall not be liable for any Additional Costs or compensation related to such Regulatory Change or other circumstance). Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith and otherwise in accordance with this Agreement.

Section 4.2. Suspension of RFR Loans.

Subject to Section 4.9 below, anything herein to the contrary notwithstanding, if:

(A) the Agent reasonably determines (which determination shall be conclusive) that such RFR with respect to borrowings of such Currency for such Interest Period cannot be determined temporarily pursuant to the definition thereof, other than due to a Benchmark Transition Event, or

(B) the Agent reasonably determines (which determination shall be deemed presumptively correct) that due to changes not reasonably foreseeable on the Effective Date such RFR with respect to borrowings of such Currency will not adequately and fairly reflect the cost to the Lenders of making or maintaining RFR Loans of such Currency for such Interest Period;

in each case of clauses (A) and (B) with respect to a Term Rate Loan, on or prior to the determination of the RFR for any Interest Period with respect to borrowings denominated in any

Currency, and with respect to a Daily RFR Loan, at any time, then the Agent shall give the Borrower and each Lender prompt notice thereof. Upon notice thereof by the Agent to the Borrower and each Lender, (i) any obligation of the Lenders to make or Continue RFR Loans in such Currency or to Convert Base Rate Loans or Alternate Rate Loans, as applicable, in such Currency to RFR Loans of such Currency shall be suspended (with respect to Term Rate Loans, to the extent of the applicable Interest Period), (ii) all RFR Loans of such Currency (as applicable, and of the affected Interest Period) shall be immediately Converted to (x) Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Agent without reference to the Term SOFR component of Base Rate), with respect to Loans denominated in Dollars, or (y) Alternate Rate Loans, with respect to Loans denominated in any Alternative Currency, and (iii) the component of Base Rate based upon Term SOFR will not be used in any determination of Base Rate, in each case, until the Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of RFR Loans of such Currency or, failing that, will be deemed to have Converted such request into a request for Base Rate Loans or Alternate Rate Loans, as applicable, in such Currency in the amount specified therein. Upon any such Conversion, (i) the Borrower shall also pay any additional amounts required pursuant to Section 4.1(a); and/or (ii) if the Agent determines (which determination shall be conclusive and binding on the Borrower) that Adjusted Daily Simple SOFR, Daily Simple SOFR, Adjusted Term SOFR, SOFR, or any Eurocurrency Rate or any other RFR cannot be determined permanently pursuant to the definition thereof as a result of a Benchmark Transition Event, the Agent will promptly so notify the Borrower and each Lender, and the provisions of Section 4.9 of this Agreement shall be applicable. Unless and until the Agent and the Borrower have amended this Agreement to provide for a Benchmark Replacement in accordance with Section 4.9, all Loans shall be Base Rate Loans or Alternate Rate Loans, as applicable. For the avoidance of doubt, if the circumstances giving rise to the notice referenced above affect only the RFR with respect to borrowings denominated in a single Currency, the provisions of this Section 4.2 shall apply only to RFR Loans denominated in such Currency, and borrowings of RFR Loans denominated in other Currencies shall be permitted.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain RFR Loans in any Currency hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, RFR Loans of such Currency shall be suspended until such time as such Lender may again make and maintain RFR Loans (in which case the provisions of Section 4.6. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(A) any payment or prepayment (whether mandatory or optional) of a RFR Loan (other than a Daily Simple SOFR Loan), or Conversion of an RFR

Loan (other than a Daily Simple SOFR Loan), made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan;

(B) any failure by the Borrower to prepay any RFR Loan (other than a Daily Simple SOFR Loan) on a date specified therefor in any notice of prepayment; or

(C) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow an RFR Loan (other than a Daily Simple SOFR Loan) from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan or Daily Simple SOFR Loan into an RFR Loan with an Interest Period or Continue an RFR Loan with an Interest Period on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.12 or Section 4.1, and the Required Lenders are not also doing the same, or (b) the obligation of any Lender to make RFR Loans or to Continue, or to Convert Base Rate Loans into, RFR Loans shall be suspended pursuant to Section 4.1(b) or Section 4.3 but the obligation of the Required Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(d) for a purchase price equal to the aggregate Outstanding Amount of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12 or Section 4.1 with respect to periods up to the date of replacement.

Section 4.6. Treatment of Affected Loans.

If the obligation of any Lender to make RFR Loans or to Continue, or to Convert Base Rate Loans into, RFR Loans shall be suspended pursuant to Section 4.1(b) or Section 4.3, then such Lender’s (i) RFR Loans denominated in Dollars shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for RFR Loans (or, (x) in the case of a Conversion required by Section 4.1(b) or Section 4.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent, or (y) in the case of Daily Simple SOFR Loans, immediately) and (ii) RFR Loans denominated in any Alternative Currency shall be converted automatically to Alternate Rate Loans on such day or, as to any Term Rate Loan, on the last day of each Interest Period applicable to Term Rate Loans (or, (x) in the case of a Conversion required by Section 4.1(b) or Section 4.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent, or (y) in the case of Daily RFR Loans, immediately), and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1(b) or Section 4.3 that gave rise to such Conversion no longer exist:

(A) to the extent that such Lender’s RFR Loans denominated in Dollars have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s RFR Loans shall be applied instead to its Base Rate Loans;

(B) all Loans denominated in Dollars that would otherwise be made or Continued by such Lender as RFR Loans denominated in Dollars shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into RFR Loans denominated in Dollars shall remain as Base Rate Loans;

(C) to the extent that such Lender’s RFR Loans denominated in any affected Alternative Currency have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s RFR Loans shall be applied instead to its Alternate Rate Loans; and

(D) all Loans denominated in any Alternative Currency that would otherwise be made or Continued by such Lender as RFR Loans denominated in such Alternative Currency shall be made or Continued instead as Alternate Rate Loans in such Alternative Currency, and all Alternate Rate Loans in such Alternative Currency of such Lender that would otherwise be Converted into RFR Loans denominated in such Alternative Currency shall remain as Alternate Rate Loans;

provided that, for the avoidance of doubt, if the circumstances giving rise to the notice referenced above affect only the RFR with respect to borrowings denominated in a single Currency, the provisions of this Section 4.6 shall apply only to RFR Loans denominated in such Currency, and borrowings of RFR Loans denominated in other Currencies shall be permitted. If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1 or Section 4.3 that gave rise to the Conversion of such Lender’s RFR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when RFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding RFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding RFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12, Section 4.1 or Section 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of RFR Loans.

Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded RFR Loans in the applicable Currency through the purchase of deposits denominated in the applicable Currency in the relevant market bearing interest at the rate applicable to such RFR Loans in an amount equal to the amount of the RFR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its RFR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

Section 4.9. Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing SOFR. Upon the occurrence of a Benchmark Transition Event with respect to any Benchmark relating to a SOFR-based Benchmark, the Agent and the Borrower may amend this Agreement to replace such then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of such then-current Benchmark with a Benchmark Replacement pursuant to this Section 4.9 will occur prior to the applicable Benchmark Transition Start Date with respect to such Benchmark. Unless and until a Benchmark Replacement with respect to such Benchmark is effective in accordance with this Section 4.9(a), all RFR Loans denominated in Dollars shall be converted into Base Rate Loans in accordance with the provisions of Section 4.2 above.

(b) Replacing Other Benchmarks. If any Benchmark Transition Event occurs after the date hereof with respect to any Benchmark other than a SOFR-based Benchmark (which is addressed above in clause (a)), the applicable Benchmark will be replaced with the applicable Benchmark Replacement (including any applicable credit spread adjustment) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting on the later of (i) 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such

Benchmark Replacement is provided to the Lenders and the Borrower (together, if applicable, with an amendment to this Agreement implementing such Benchmark Replacement and any applicable Conforming Changes and, in each case, including (without duplicating any other spread adjustment expressly set forth herein) any mathematical or other spread adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated) or (ii) such other date as may be determined by the Agent, in each case, without any further action or consent of any other party to this Agreement or any other Loan Document, so long as the Agent has not received, by such time (or, in the case of clause (ii) above, such time as may be specified by the Agent as a deadline to receive objections, but in any case, no less than five (5) Business Days after the date such notice is provided to the Lenders and the Borrower), written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of any then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, Conversion to or Continuation of Loans to be made, Converted or Continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans or the Alternate Rate Loans, as applicable. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the applicable Benchmark will not be used in any determination of the Base Rate.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, implementation or administration of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of the implementation of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the commencement or conclusion of any Benchmark Unavailability Period. The Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 4.9, including, without limitation, any determination with respect to a tenor, rate or adjustment or implementation of any Conforming Changes, the timing of implementation of any Benchmark Replacement or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan

Document, except, in each case, as expressly required pursuant to this Section, and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if a then-current Benchmark is a term rate (including the Term SOFR Reference Rate or Term ESTR), and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable borrowing of RFR Loans of, Conversion to or Continuation of RFR Loans of a particular Currency to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or Conversion to (x) Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Agent without reference to the Term SOFR component of Base Rate), with respect to Loans denominated in Dollars, or (y) Alternate Rate Loans, with respect to Loans denominated in any Alternative Currency. Any outstanding affected RFR Loans bearing interest at the then-current Benchmark shall be converted to Base Rate Loans or Alternate Rate Loans, as applicable, immediately. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the Term SOFR component of Base Rate (or then-current Benchmark) will not be used in any determination of the Base Rate.

(g) Certain Defined Terms. As used in this Section 4.9 (or elsewhere in this Agreement):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.9(d).

“Benchmark” means, initially, each RFR; provided that if a replacement for the Benchmark has occurred pursuant to this Section, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) in the case of Loans denominated in Dollars, with respect to any Benchmark Transition Event for the then-current Benchmark, (a) in the case of a Benchmark Transition Event for Term SOFR, Daily Simple SOFR, and (b) otherwise, or if Daily Simple SOFR cannot be determined by the Agent, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any;

(2) for purposes of clause (b) of this Section 4.9, the first alternative for Loans denominated in the applicable currency set forth below that can be determined by the Agent for the applicable Benchmark; provided, that, with respect to any Loan denominated in Canadian Dollars, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below, and, with respect to any Loan denominated in any other currency (including Australian Dollars, but excluding Dollars (which is addressed in clause (1) above)), “Benchmark Replacement” shall mean the alternative set forth in clause (4) below:

(a) in the case of Loans denominated in Euro,

(x) the sum of (i) Term ESTR and (ii) the related Benchmark Replacement Adjustment; or

(y) the sum of (i) Daily Simple ESTR and (ii) the related Benchmark Replacement Adjustment; or; and

(3) in the case of any Loan denominated in Canadian Dollars, with respect to any Benchmark Transition Event for the then-current Benchmark, (a) in the case of a Benchmark Transition Event for Term CORRA, Daily Simple CORRA plus the Daily Simple CORRA Adjustment, and (b) otherwise, or if Daily Simple CORRA cannot be determined by the Agent, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; and

(4) for purposes of Loans denominated in Sterling or Swiss Francs and for any other currency (including Australian Dollars), the sum of: (a) the alternate benchmark rate selected by the Agent as the replacement for the relevant then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the relevant then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clauses (1), (2), (3), or (4) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for all purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clause (1) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Agent and the Borrower giving due consideration to (x) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities;

(2) for purposes of sub-clause (a) of clause (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(3) for purposes of clause (3) or (4) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

provided that, in the case of clause (2) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple ESTR” means, for any day, ESTR, with the conventions for this rate (which may include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple ESTR” for business loans; provided that, if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period, including no period, as determined by the Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means each Loan bearing interest at a rate based upon Daily Simple SOFR.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to each RFR. As of the Effective Date, the Floor is zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) [reserved], and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Loan” means each Loan bearing interest at a rate based upon (a) Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”) or (b) Adjusted Daily Simple SOFR.

“SOFR Rate” means, with respect to any Revolving Credit Loan (x) that is a Daily Simple SOFR Loan denominated in US Dollars, Daily Simple SOFR, or (y) that is a Term SOFR Loan denominated in US Dollars, the Term SOFR Reference Rate.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Term ESTR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on ESTR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR” means for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Agent in its reasonable discretion).

“Term SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Agent from time to time).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE V. - CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

(a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i) Counterparts of this Agreement executed by each of the parties hereto;

(ii) Notes executed by the Borrower, payable to each Lender (if requested by such Lender) and complying with the applicable provisions of Section 2.9;

(iii) An opinion of counsel to the Borrower, addressed to the Agent and the Lenders, in form and substance acceptable to Agent’s counsel;

(iv) A copy, certified as of a recent date by the appropriate officer of the State in which the Borrower is organized, and a duly authorized officer or similar representative of the Borrower, to be true and complete, of the corporate charter or other formation document of the Borrower as in effect on such date of certification;

(v) A certificate of good standing or certificate of similar meaning with respect to the Borrower issued as of a recent date by the Secretary of State of the state of formation of the Borrower and a certificate of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vi) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is a party, and each of the officers of the Borrower authorized to deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(vii) Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower of (i) the by-laws of such Person, if a corporation, the operating agreement of such Person, if a limited liability company, the partnership agreement of such Person, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(viii) The Fees then due and payable under Section 3.6(c), and any other Fees payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date;

(ix) A Compliance Certificate, dated as of the Effective Date, based on financial results as of June 30, 2024 and after giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date;

(x) A letter from the agents under the Existing Agreement providing information regarding the payment in full of amounts outstanding thereunder and providing for the termination thereof;

(xi) Such due diligence with respect to the Unencumbered Pool as the Agent may reasonably require; and

(xii) Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request.

(b) In the good faith judgment of the Agent and the Lenders:

(i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect (except as set forth in Schedule 6.1(i)), or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower to fulfill its obligations under the Loan Documents to which it is a party;

(iii) The Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any Subsidiary is a party or by which any of its properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower to fulfill its obligations under the Loan Documents to which it is a party; and

(iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2. Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans and of the Agent to issue Letters of Credit are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Loan Parties in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and (ii) any representation or warranty subject to a materiality qualifier shall be true and correct in all respects, and except for changes in factual circumstances not prohibited under the Loan Documents, and (c) in the case of a Loan or Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent (in the case of any Loans to be denominated in an Alternative Currency) or the Agent in its capacity as issuer of Letters of Credit (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternative Currency. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or Letter of Credit issued that all conditions to the occurrence of such Credit Event contained in this Article V have been satisfied or waived in accordance with the terms of this Agreement.

ARTICLE VI. - REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:

(a) Organization; Power; Qualification. The Borrower and each of its Subsidiaries is a trust, corporation, partnership, limited liability company or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization; except where the failure to have such power or authority or to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

(b) Ownership Structure. As of the Agreement Date, Schedule 6.1(b) is a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, and (ii) if such Subsidiary is not a Wholly Owned Subsidiary, the percentage of the Equity Interests of such Subsidiary that are not owned by the Borrower or a Subsidiary of the Borrower; it being understood that such Schedule may also list one or more unconsolidated Subsidiaries of the Borrower. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable, and (iii) with respect to each Unencumbered Property Owner Subsidiary, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Subsidiary.

(c) Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Loan Party has the right and power, and has taken all necessary action, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with its terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(e) Compliance with Law; Governmental Approvals. The Borrower and each of its Subsidiaries is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including, without limitation, Environmental Laws) relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause an Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. As of the Agreement Date, Schedule 6.1(f) is a complete and correct listing of all real property owned or leased by the Borrower or its Subsidiaries or with respect to which the Borrower or one of its Subsidiaries holds an EPR Senior First Mortgage or similar mortgage. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, or, in the case of real estate subject to an EPR Senior First Mortgage or similar mortgage, a valid mortgage lien on, its respective assets. As of the Agreement Date, there are no Liens against any assets of any Loan Party except for Permitted Liens.

(g) Existing Indebtedness. Schedule 6.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Borrower and its Subsidiaries the outstanding principal amount of which exceeds $1,000,000.00, including without limitation, Guarantees of the Borrower and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness.

(h) Material Contracts. Schedule 6.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts, other than, to the extent constituting Material Contracts, (i) any agreements or other contracts in the nature of loan agreements or other loan documents which evidence, secure or otherwise relate to any Indebtedness described in Schedule 6.1(g), or which evidence or otherwise relate to the Bonds, and (ii) any lease, mortgage or similar financing documents whereby the Borrower or one or more of its Subsidiaries is a lessor, mortgagee or the like (including, without limitation, any Leases and EPR Senior Property Loan Documents). No event or condition exists which, with the giving of notice, the lapse of time, or both, would permit any party to any such Material Contract to terminate such Material Contract (other than any termination right in favor of the Borrower or any of its Subsidiaries).

(i) Litigation. Except as set forth on Schedule 6.1(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Borrower or any of its Subsidiaries or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal, state and other tax returns of the Borrower and each of its Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon any such Person and its properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, and except as set forth in Schedule 6.1(j), the Borrower, and to the Borrower’s knowledge, each other Loan Party, has not received notice of any United States income tax returns of the

Borrower or any of its Subsidiaries being under an audit. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Borrower has made available to each Lender (including by way of its Form 10-K filed with the Securities and Exchange Commission) copies of the audited Consolidated balance sheet of the Borrower for the fiscal year ending December 31, 2023, and the related audited Consolidated statements of operations, cash flows and changes in shareholders’ equity for the fiscal year ending on such date, with the opinion thereon of KPMG. Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the period involved, the Consolidated financial position of the Borrower as at such date and the results of operations and the cash flow for such period. Except as may be set forth in the Schedules to this Agreement or the financial statements described above or the Borrower's Form 10-Q filed with the Securities and Exchange Commission for its fiscal quarters ending March 31, 2024 and June 30, 2024, neither the Borrower nor any of its Subsidiaries has on the Agreement Date any contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, in each case, that is material and that would be required to be set forth in its financial statements or in the notes thereto.

(l) No Material Adverse Change; Solvency. Since December 31, 2023, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole. Each of the Loan Parties is Solvent.

(m) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which failure or amendment has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n) Not Plan Assets; No Prohibited Transaction. No assets of the Borrower constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute non-exempt “prohibited transactions” under ERISA or the Internal Revenue Code.

(o) Absence of Defaults. Neither the Borrower nor any of its Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Borrower or any of its Subsidiaries under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which any such Persons or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Environmental Laws. The Borrower and each of its Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower or any of its Subsidiaries, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge, threatened, against the Borrower or any of its Subsidiaries relating to any Environmental Laws.

(q) Investment Company; Public Utility Holding Company; EEA Financial Institution. Neither the Borrower nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party, or (iii) an EEA Financial Institution.

(r) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and not more than 25% of the value of the assets of the Borrower is comprised of margin stock.

(s) Affiliate Transactions. Except as is not prohibited by Section 9.11, neither the Borrower nor any of its Subsidiaries is a party to any transaction with an Affiliate.

(t) Intellectual Property. The Borrower and each of its Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person; except where any such failure to own or to have the right to use Intellectual Property, or existence of a conflict with the rights of others, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower and each of its Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower or any of its Subsidiaries, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(u) Business. As of the Agreement Date, the Borrower and its Subsidiaries are engaged in the business of acquiring, owning, leasing, making mortgage loans against, financing, managing and otherwise dealing in real estate (including, without limitation, Eligible Real Estate) and related personal property, together with other business activities incidental thereto.

(v) Broker’s Fees. Neither the Borrower nor any of its Subsidiaries have entered into any agreement providing for the payment of any broker’s or finder’s fee, commission or similar compensation with respect to the transactions contemplated hereby or any ancillary transactions. The foregoing does not include any agency, syndication or other fees permitted to be paid pursuant to the terms of this Agreement or the other Loan Documents.

(w) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower or any of its Subsidiaries in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the Borrower and its Subsidiaries taken as a whole or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of the Borrower or any of its Subsidiaries in connection with, pursuant to or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). All financial projections and other forward looking statements prepared by or on behalf of the Borrower or any of its Subsidiaries that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions as of the date of such information; provided, however, the Agent and the Lenders recognize that such projections as to future events are not to be viewed as facts or guarantees of future performance and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Effective Date, no fact is known to the Borrower which has had, or may in the future have (so far as the

Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.

(x) REIT Status. The Borrower is a Maryland real estate investment trust duly organized pursuant to a Declaration of Trust filed with the Maryland Department of Assessments and Taxation, and is in good standing under the laws of Maryland. The Borrower conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Internal Revenue Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and duly authorized to do business in the jurisdictions where the Unencumbered Properties directly owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a materially adverse effect on the business, assets or financial condition of the Borrower. The Borrower has not taken any action that would prevent it from maintaining its qualification as a REIT for its tax year ending December 31, 2023, or as of the date of this Agreement, from maintaining such qualification at all times during the term of the Loan.

(y) SEC Filings. The Borrower has made all filings with and obtained all consents of the Securities and Exchange Commission as required, if any, under the Securities Act and the Securities Exchange Act in connection with the execution, delivery and performance by the Borrower of each of the Obligations incurred in connection with the Loan Documents.

(z) Foreign Assets Control. None of the Borrower or any Subsidiary of the Borrower nor, to the knowledge of the Borrower, any other Affiliate of the Borrower or any director, officer, employee or agent of the Borrower, any such Subsidiary or any such other Affiliate: (i) is a Sanctioned Person, (ii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (iii) is located, organized or resident in a Designated Jurisdiction, or (iv) is or has been (within the previous five (5) years) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions. The Borrower, its Subsidiaries, and their respective officers and employees, and to the knowledge of the Borrower, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit, or other transactions contemplated hereby has been used, directly or indirectly, or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business with any Sanctioned Person, or in any other manner that will result in a violation by the Borrower or any Subsidiary thereof, or any Lender, or the Agent, of Anti-Corruption Laws or applicable Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Borrower, its Subsidiaries, their respective directors, officers, employees, affiliates and agents and representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement. Neither the making of the Loans nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.

(aa) Beneficial Ownership Certification. The information included in each Beneficial Ownership Certification is true and correct as of the date thereof. Borrower agrees that in connection with any amendment to this Agreement that it will, at least five (5) days prior to the closing date of such amendment, deliver to each Lender that so requests, a Beneficial Ownership Certification for any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any such statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower or any of its Subsidiaries prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower in favor of the Agent or any of the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. - AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Required Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6, the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7, the Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to so preserve or maintain or to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect. Nothing in this Section 7.1 or Section 9.7 shall prohibit the Borrower or any Subsidiary of the Borrower from dissolving any Subsidiary that is not an Unencumbered Property Owner Subsidiary at the time of such dissolution.

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Borrower, its Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each of its Subsidiaries to, (a) protect and preserve all of its respective material properties, including, but not limited to, material Intellectual Property, and maintain in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.3 shall impose any duty on the Borrower or any of its Subsidiaries to the extent that, pursuant to the terms of the applicable Leases or EPR Senior Property Loan Documents or other applicable lease or mortgage documents, the tenant or mortgagor, as applicable, with respect to the relevant property is obligated to perform such duties or whereby, pursuant to the terms of such documents, the Borrower or any of its Subsidiaries does not have the right to access such property or is otherwise prohibited from performing such duties.

Section 7.4. Conduct of Business.

The Borrower and its Subsidiaries shall carry on their respective businesses as described in Section 6.1(u).

Section 7.5. Insurance.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance on its real property assets with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law; provided, however, that nothing in this Section 7.5 shall impose any duty on the Borrower or any of its Subsidiaries to maintain any such insurance to the extent that, pursuant to the terms of the applicable Leases or EPR Senior Property Loan Documents or other applicable lease or mortgage documents, the tenant or mortgagor, as applicable, is obligated to provide any such insurance or whereby such risks, or portions thereof, may be covered by self-insurance. The Borrower shall, and shall cause each of its Subsidiaries to, deliver to the Agent, upon its request from time to time, a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.

The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien (other than a Permitted Lien) on any properties of such Person; provided, however, that nothing in this Section or in Section 7.21 shall require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the applicable Borrower, or Subsidiary, in accordance with GAAP or if the failure to pay or discharge any such tax, assessment, charge or levy or claim, together with any associated interest, fines or penalties, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 7.7. Visits and Inspections.

The Borrower shall, and shall cause each of its Subsidiaries to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, and as often as may be reasonably requested, but only during normal business hours, to: (a) visit and inspect all properties of the Borrower and its Subsidiaries to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower or any of its Subsidiaries with its accountants. The exercise by the Agent or a Lender of its rights under this Section shall be at the expense of the Agent or such Lender, as the case may be, unless an Event of Default shall exist in which case it shall be at the expense of the Borrower.

Section 7.8. Use of Proceeds; Letters of Credit.

(a) The Borrower shall use the proceeds of the Loans and the Letters of Credit for general corporate purposes, including the repayment of the Indebtedness under the Existing Agreement, payment of closing costs and fees, the acquisition, renovation and improvement of real property, the making of mortgage loans against real property, and for other purposes consistent with the business activities described in Section 6.1(u).

(b) No part of the proceeds of any Loan or Letter of Credit will be used (i) directly or indirectly for any purpose that violates any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U and X, or that violates any other applicable law, rule or regulation relating to "margin stock" within the meaning of such Regulation U; (ii) to finance any operations in, finance investments or activities in, or make any payments to, a Sanctioned Person or in any Designated Jurisdiction except to the extent permitted for a Person to comply with Sanctions; or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

Section 7.9. Environmental Matters.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Borrower or any of its Subsidiaries: (a) receives notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receives notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any of its Subsidiaries alleging violations of any Environmental Law or requiring the Borrower or any of its Subsidiaries to take any action in connection with the release of Hazardous Materials or (c) receives any notice from a Governmental Authority or private party alleging that the Borrower or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Borrower or any of its Subsidiaries. The Borrower shall, and shall cause each of its Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws (other than any such Liens that constitute Permitted Liens).

Section 7.10. Books and Records.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP. The Borrower and each other Loan Party will maintain its chief executive office at 909 Walnut Street, Suite 200, Kansas City, MO 64106, or at such other place in the United States of America as the Borrower shall designate prior to any such change in location by written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

Section 7.11. Further Assurances.

The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. Replacement or Addition of Unencumbered Properties.

(a) After the Effective Date, the Borrower shall have the right, subject to the satisfaction by the Borrower of the other conditions set forth in this Section 7.12, to add Eligible Real Estate to the Unencumbered Pool (including, without limitation, Real Estate owned by a

Subsidiary that, prior to such addition, was not an Eligible Subsidiary) or to replace any Unencumbered Property with new Eligible Real Estate. The addition or replacement of Eligible Real Estate to or for the then existing Unencumbered Property shall be referred to as “Unencumbered Property Replacement”. In the event the Borrower desires to effect an Unencumbered Property Replacement as aforesaid, the Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders). No Real Estate shall be included as Unencumbered Property unless and until the Agent determines that:

(i) such Real Estate is Eligible Real Estate;

(ii) after giving effect to the inclusion of such Real Estate, each of the representations and warranties made by or on behalf of the Borrower contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the replacement or addition of Unencumbered Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of the Borrower to such effect.

(iii) the Borrower shall pay any and all reasonable out-of-pocket expenses and costs, including attorneys’ fees, incurred by Agent in connection with review of the Real Estate.

Section 7.13. Removal of Unencumbered Property.

Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 7.13), the Borrower shall be permitted to remove an Unencumbered Property from the Unencumbered Pool upon the request of the Borrower and subject to and upon the following terms and conditions:

(a) the Borrower shall deliver to the Agent written notice of its desire to remove such property not later than three (3) Business Days prior to the date on which such removal is to be effected;

(b) the Borrower shall submit to the Agent with such request a Compliance Certificate reflective of the contemplated transaction evidencing that the Borrower will remain in compliance with the covenants set forth in Section 9.1(f) and Section 9.1(g); and

(c) the Borrower shall pay all reasonable costs and expenses of the Agent in connection with such removal, including without limitation, reasonable attorney’s fees.

Section 7.14. Failure of Certain Unencumbered Assets Representations and Warranties.

If at any time the Borrower shall become aware that any representation set forth in this Agreement is no longer true and correct with respect to any Unencumbered Property in the Unencumbered Pool, the Borrower shall promptly notify the Agent in writing of such event, together with a detailed description of the factual circumstances giving rise thereto. In such event, the Agent may reasonably require that the Real Estate no longer be considered an Unencumbered Property for purposes hereof and require that such asset be removed from the Unencumbered Pool. Upon the determination that an asset shall no longer be considered an Unencumbered Property for purposes hereof, the provisions of Section 2.6(b) shall apply.

Section 7.15. Subsidiary Guaranty.

(a) Intentionally Omitted.

(b) If, after the Agreement Date, a Guaranty Trigger Event occurs with respect to any Subsidiary, the Borrower shall cause such Subsidiary to execute and deliver to the Agent, within 10 Business Days after the occurrence of such Guaranty Trigger Event, (i) a joinder to the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty (or if the Subsidiary Guaranty is not then in effect, a Subsidiary Guaranty in the form of Exhibit G attached hereto), and (ii) the organizational documents, certificates of good standing, resolutions and, if requested by the Agent, a legal opinion regarding such Subsidiary, unless any such Subsidiaries are not organized under the laws of the United States, any State thereof or the District of Columbia, all in form and substance reasonably satisfactory to the Agent and consistent with the corresponding items delivered by the Borrower under Section 5.1(a) of this Agreement. A "Guaranty Trigger Event" shall mean, with respect to any Subsidiary, such Subsidiary becomes obligated, in whole or in part, as a co-borrower or guarantor or the like with respect to any of the Bonds or any other unsecured Indebtedness of the Borrower for borrowed money. At the time any Subsidiary becomes a Subsidiary Guarantor, the Borrower shall be deemed to make to the Agent and the Lenders all of the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in this Agreement and the other Loan Documents to the extent they apply to such Subsidiary Guarantor.

(c) If a Subsidiary becomes a Subsidiary Guarantor pursuant to Section 7.15(b) above, the Borrower may from time to time request, upon not less than two (2) Business Days' prior written notice to the Agent, that such Subsidiary Guarantor be released from the Subsidiary Guaranty, and upon receipt of such request the Agent shall release such Subsidiary Guarantor from the Subsidiary Guaranty, so long as: (i) such Subsidiary Guarantor is not, or immediately upon its release will not be, required to be a party to the Subsidiary Guaranty under Section 7.15(b) above; (ii) no Default or Event of Default will exist immediately following such release; and (iii) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article VI shall be true and correct as of the date of such release and immediately after giving effect to such release, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Agent shall execute such documents and instruments as the Borrower may reasonably request, and at the Borrower’s sole cost and expense, to evidence such release.

Section 7.16. [Reserved].

Section 7.17. REIT Status.

The Borrower shall at all times maintain its status as a REIT.

Section 7.18. Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange, the Nasdaq stock market or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

Section 7.19. Distributions of Income to the Borrower.

The Borrower shall cause its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices, or reserves required under applicable loan covenants; provided however, that in the event that (i) an Event of Default shall have occurred and be continuing, and the maturity of the Obligations has been accelerated, or (ii) there shall have occurred and be continuing, an Event of Default under any of Section 10.1(a), Section 10.1(b), Section 10.1(h), Section 10.1(i) or Section 10.1(j), then no Subsidiary Guarantor shall make any Distributions, either directly or indirectly, to the Borrower.

Section 7.20. [Reserved].

Section 7.21. Unencumbered Property.

(a) All of the Unencumbered Properties are in good condition and working order subject to ordinary wear and tear and casualty and condemnation permitted in the Loan Documents. All of the other Real Estate of the Borrower and its Subsidiaries is in good condition and working order subject to ordinary wear and tear and casualty and condemnation permitted in the Loan Documents, except where such failure would not have a Material Adverse Effect. Such Real Estate (including any property encumbered by an EPR Senior First Mortgage), and the use and operation thereof, is in material compliance with all applicable zoning, building codes and other applicable governmental regulations, except where such non-compliance would not have a Material Adverse Effect. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Properties which are payable by the Borrower or its Subsidiaries or any mortgagor under any EPR Senior First Mortgage (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement or the applicable Leases). There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower or any of its Subsidiaries or on any property encumbered by an EPR Senior First Mortgage which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), except to the extent such non-payment would not have a Material Adverse Effect. There are no pending eminent domain proceedings against any property of the Borrower or any its Subsidiaries or any of the property encumbered by an EPR Senior First Mortgage or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened by any taking authority which may individually or in the aggregate have any Material Adverse Effect. None of the property of the Borrower or its Subsidiaries or any of the property encumbered by an EPR Senior First Mortgage is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any Material Adverse Effect;

(b) If the Unencumbered Property and improvements are located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency, such Unencumbered Property and improvements are and will continue to be covered by special flood insurance under the National Flood Insurance Program;

(c) Neither the Borrower nor any Subsidiary is the mortgagor under any mortgage, deed of trust, or similar instrument encumbering (i) the Unencumbered Property or (ii) the Equity Interests in the Subsidiary which owns, leases or has a mortgage interest in such Unencumbered Property or the Equity Interests in any Person which owns any Equity Interests in such Subsidiary;

(d) Except with respect to that encumbered by an EPR Senior First Mortgage, the Unencumbered Property has not been sold, mortgaged or underwritten to obtain financing (whether or not such financing constitutes Indebtedness) under any financing arrangement other than the financing evidenced by the Facility or, in the case of underwriting only, other financing permitted under this Agreement;

(e) All material certificates of occupancy have been obtained and shall be maintained with respect to the Unencumbered Property;

(f) The Unencumbered Property is a Real Estate asset for which the Borrower or its Subsidiaries have conducted their customary due diligence and review, including inspection of the Real Estate, and such customary due diligence and review have not revealed facts that would adversely affect the value of the Real Estate;

(g) Except with respect to that encumbered by an EPR Senior First Mortgage, the Borrower or an Eligible Subsidiary, as applicable, holds good and marketable fee simple title to or a valid and subsisting leasehold interest in each parcel of Unencumbered Property, and has obtained a Title Policy with respect thereto, subject only to the Permitted Liens, a copy of which such Title Policy shall be made available to Agent upon request therefor; and

(h) The Borrower has complied with all other applicable conditions set forth in this Agreement with respect to inclusion and retention of the Real Estate as an Unencumbered Property.

(i) Notwithstanding anything in this Agreement to the contrary, so long as no Event of Default exists the Borrower or an Eligible Subsidiary, as applicable, may sell or otherwise dispose of, or permit the sale or other disposition of, portions of Unencumbered Property that consist of undeveloped land or other property which is non-income producing (including, in the case of an EPR Senior Property Loan, releasing the Borrower's or Eligible Subsidiary’s, as applicable, mortgage lien on such undeveloped land or other non-income-producing property) in each case provided that the Borrower is in compliance with the provisions of Section 9.1(f) and Section 9.1(g) at the time of, and after giving effect to, such sale or other disposition.

Section 7.22. Beneficial Ownership. Promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

ARTICLE VIII.- INFORMATION

Borrower will deliver or cause to be delivered to the Agent, which Agent shall promptly deliver to the Lenders:

Section 8.1. Financial Statements, Certificates and Information.

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2024, the audited Consolidated balance sheet of the Borrower at the end of such year, and the related audited Consolidated statements of income, changes in capital and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a "Big Four" accounting firm or another nationally recognized firm acceptable to the Agent (the foregoing with respect to the Borrower may be satisfied by delivery of the Form 10-K of the Borrower filed with the SEC; provided, however, that in no event shall any reference to any prior 10-Ks or Proxy Statements which may be incorporated by reference within the filings then being delivered to Agent be deemed delivered to Agent nor shall any such information contained in any such prior filings be deemed delivered to Agent), and any other information the Agent may reasonably request to complete a financial analysis of the Borrower and its Subsidiaries;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter (including the fourth quarter) of the Borrower, copies of the unaudited Consolidated balance sheet of the Borrower as at the end of such quarter, and the related unaudited Consolidated statements of income and cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (the foregoing with respect to the Borrower and its Subsidiaries for the first three quarters of any fiscal year may be satisfied by delivery of the Form 10-Q of the Borrower filed with the SEC; provided, however, that in no event shall any reference to any prior 10-Qs or Proxy Statements which may be incorporated by reference within the filings then being delivered to Lender be deemed delivered to Lender nor shall any such information contained in any such prior filings be deemed delivered to Lender), together with a certification by the chief financial officer of the Borrower or its Vice President – Finance that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer of the Borrower or its Vice President – Finance in the form of Exhibit F hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in Section 9.1 and the other covenants described in such certificate, including, without limitation, a listing of each Unencumbered Property, and (if applicable) setting forth reconciliations to reflect material changes in GAAP since the Effective Date. All income, expense and value associated with Real Estate or other Investments disposed of or added during any quarter will be eliminated from or added to, as the case may be, such calculations, where applicable. The Compliance Certificate shall be accompanied by a copy of the statement of the Unencumbered Property Net Operating Income for such fiscal quarter for the Unencumbered Properties as a group, and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer of the Borrower or its Vice President – Finance that the information contained in such statement fairly presents the Unencumbered Property Net Operating Income of the Unencumbered Properties for such period;

(d) contemporaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of the Borrower and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the shareholders of the Borrower;

(f) promptly after a Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(g) promptly upon the filing hereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent);

(h) upon reasonable request by the Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Unencumbered Properties;

(i) not later than February 28 of each year, the Consolidated cash flow projections of the Borrower for that year and the next two years;

(j) from time to time such other financial data and information in the possession of the Borrower or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or its Subsidiaries) as the Agent may reasonably request. Information concerning such litigation or settlement discussions shall not include attorney-client privileged communications, but shall otherwise include information which may be confidential or subject to a work-product privilege so that the Agent and the Lenders receive the same level of disclosure from the Borrower with respect to such matters as has been made prior to the Effective Date; and

(k) promptly upon their becoming available, copies of all registration statements, filings, and regular periodic reports, if any, that Borrower shall have filed with the Commission (or any Governmental Authority substituted therefor) or any national securities exchange, including each Form 8-K, Form 10-K and Form 10-Q filed with the Commission.

Notwithstanding anything to the contrary in this Section 8.1 or in Section 8.2, any Form 10-K, Form 10-Q, Form 8-K, registration statement or other information described in this Section 8.1 or in Section 8.2 shall be deemed delivered to the Agent and the Lenders if such Form 10-K, Form 10-Q, Form 8-K, registration statement or other information is filed or furnished by the Borrower with the SEC. If any such information is not filed or furnished by the Borrower with the SEC, such information shall be deemed delivered to the Agent upon the Agent's receipt of such information from the Borrower (which information may be in electronic form provided that such electronic form is reasonably acceptable to the Agent). The Agent shall distribute any such non-SEC filed or furnished information to the other Lenders, and may do so by electronic form including by posting such information on an electronic platform (a “Platform”) (including, without limitation, Syndtrak Online, IntraLinks or such other electronic platforms as the Agent may elect from time to time). Any Platform shall be provided on an "as is" and "as available" basis, and the Agent makes no express or implied warranty regarding such Platform or the accuracy or completeness of any information posted thereto or contained thereon and the Agent shall have no liability of any nature whatsoever to any Lender, Borrower or other Person (whether sounding in tort, contract or otherwise) with respect to such Platform or any such information (including any information referred to in Section 8.2 below), except to the extent such liability results from the gross negligence or willful misconduct of the Agent as determined by a court of competent jurisdiction in a final and nonappealable judgment.

Section 8.2. Other Information.

(a) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, and such failure or amendment has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a duly authorized executive of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(b) Litigation. To the extent the Borrower or any of its Subsidiaries is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any of its Subsidiaries or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;

(c) Change of Management or Financial Condition. Prompt notice of any change in the chief executive officer or chief financial officer of the Borrower and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect;

(d) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower or any of its Subsidiaries under any Material Contract to which any such Person is a party or by which any such Person or any of its properties may be bound;

(e) Judgments. Prompt notice of any order, judgment or decree in excess of $10,000,000.00 having been entered against the Borrower or any of its Subsidiaries or any of their respective properties or assets;

(f) Asset Sales. Prompt notice of the sale, transfer or other disposition of any Unencumbered Properties by the Borrower or an Eligible Subsidiary to any Person other than the Borrower or another Eligible Subsidiary;

(g) Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower and any other Loan Party as a Lender may request in order to comply with the Patriot Act; and

(h) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request.

Any information required to be delivered pursuant to this Section 8.2– other than any such information that would be contained in any Form 10-K, Form 10-Q, Form 8-K, registration statement or other information filed or furnished by the Borrower with the SEC (in which case Section 8.1 shall govern the delivery of such information) – shall be deemed delivered to the Agent upon the Agent's receipt of such information from the Borrower; and any such information may be in electronic form provided that such electronic form is reasonably acceptable to the Agent. The Agent shall distribute any such information to the other Lenders, and may do so by electronic form in the same manner as provided in Section 8.1 above.

ARTICLE IX. - NEGATIVE COVENANTS

At all times, the Borrower covenants and agree that, so long as any Obligations, Loan, Note, or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit, it shall at all times be in compliance with the following financial covenants. Section 9.1(b), Section 9.1(c), Section 9.1(e), Section 9.1(f), Section 9.1(g) and Section 9.1(h) shall be tested as of the end of each quarter, based upon the results for that particular quarter then ended.

Section 9.1. Financial Covenants.

(a) [Reserved].

(b) Total Debt to Total Asset Value. Calculated on a Consolidated basis with respect to the Borrower, the ratio of Total Debt to Total Asset Value shall not exceed 60%. Notwithstanding the foregoing, for four consecutive quarters following a Material Acquisition, the Total Debt to Total Asset Value shall not exceed 65%.

(c) Maximum Permitted Investments. Calculated on a Consolidated basis with respect to the Borrower, at any time, the ratio of: (A) Investments in the aggregate sum (without duplication) of: (i) Investments in unimproved real estate (including Cost of land held for development), which such Investment is in the form of a fee, leasehold or mortgage interest; (ii) Investments in construction which is not pre-leased (total budgeted cost, including cost of land); (iii) Investments in mortgage loans secured by real estate (other than EPR Senior Property Loans), and (iv) Investments in unconsolidated subsidiaries, to (B) Total Asset Value, shall not at any time exceed 25%; provided, that any violation of the foregoing limitations in this (c) shall not constitute a Default or Event of Default but shall result in the exclusion from the calculation of Total Asset Value of the aggregate value of the Investments described in (A) above in excess of 25% of Total Asset Value.

(d) [Reserved].

(e) Maximum Secured Debt to Total Asset Value. Calculated on a Consolidated basis with respect to the Borrower, the ratio of Secured Indebtedness of the Borrower to Total Asset Value shall not exceed 40%.

(f) Maximum Unsecured Debt to Unencumbered Asset Value. Calculated on a Consolidated basis with respect to the Borrower, the ratio of Unsecured Indebtedness of the Borrower to Unencumbered Asset Value shall not exceed 60%. Notwithstanding the foregoing, (x) for four consecutive quarters following a Material Acquisition, the ratio of Unsecured Indebtedness of the Borrower to Unencumbered Asset Value shall not exceed 65% and (y) for all purposes under this Section 9.1(f), (1) the amount of Short-Term Unsecured Indebtedness included in the calculation of Unsecured Indebtedness shall be reduced by the aggregate amount of unrestricted cash and Cash Equivalents held by Borrower on a Consolidated basis (with the Borrower directly or through the applicable Subsidiary having full access thereto) in excess of $25,000,000, and (2) Unencumbered Asset Value shall be increased by the amount of Excess Unrestricted Cash as of the applicable date of calculation.

(g) Minimum Unsecured Interest Coverage Ratio. Calculated on a Consolidated basis with respect to the Borrower, at any time, the ratio of Unencumbered Property NOI from the Unencumbered Pool to Consolidated Unsecured Interest Expense shall not be less than 1.75 to 1.0.

(h) Minimum Fixed Charge Coverage Ratio. Calculated on a Consolidated basis with respect to the Borrower, at any time, the ratio of Adjusted EBITDA to Fixed Charges shall not be less than 1.50 to 1.0.

Section 9.2. Distributions.

The Borrower will not make any Distributions which would violate any of the following covenants:

(a) In the event that an Event of Default shall have occurred and be continuing, the Borrower shall not make any Distributions other than the minimum Distributions required under the Internal Revenue Code to maintain the REIT Status of the Borrower, as evidenced by a certification of the chief financial officer of the Borrower or its Vice President – Finance containing calculations in reasonable detail reasonably satisfactory in form and substance to the Agent; provided, however, that the Borrower shall not be entitled to make any Distribution in connection with the repurchase of common stock of the Borrower at any time after an Event of Default shall have occurred and be continuing; and

(b) In the event that an Event of Default under Section 10.1(a), Section 10.1(b), Section 10.1(h), Section 10.1(i), or Section 10.1(j) shall have occurred and be continuing or if the maturity of the Obligations has been accelerated, the Borrower shall not make any Distributions whatsoever, either directly or indirectly.

Section 9.3. Indebtedness.

(a) No Unencumbered Property Owner Subsidiary or Unencumbered Property Equity Owner will create, incur, assume, guarantee or be or remain liable, contingently or otherwise,

with respect to any Indebtedness (whether secured or unsecured, recourse or non-recourse), without the prior written consent of the Required Lenders, other than:

(i) Indebtedness to the Lenders and the Agent arising under any of the Loan Documents;

(ii) Current liabilities incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iii) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.6;

(iv) Indebtedness in respect of judgments, but only to the extent not resulting in an Event of Default;

(v) Endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vi) Intercompany Indebtedness due to a Loan Party, an Unencumbered Property Owner Subsidiary or any Unencumbered Property Equity Owner;

(vii) Indebtedness in the nature of interest rate swaps or similar interest rate hedging transactions relating to all or any portion of the Obligations provided that the amount and terms of such interest rate swaps and similar hedging transactions are reasonably satisfactory to the Agent;

(viii) Indebtedness under the Bonds and any other unsecured Indebtedness of the Borrower for borrowed money (including any liability as a co-borrower or guarantor or the like with respect to any such Indebtedness); provided, however, that (1) the incurrence of such Indebtedness does not violate, and would not violate on a pro-forma basis, any financial covenants set forth in Section 9.1, (2) no Default or Event of Default then exists or would result therefrom, and (3) the requirements of Section 7.15 above are satisfied; and

(ix) Indebtedness in the nature of Capitalized Lease Obligations and purchase money obligations for fixed or capital assets (but in no event related to any Indebtedness for borrowed money) provided that such Indebtedness is unsecured and the aggregate outstanding principal amount of such Indebtedness at any time does not exceed $4,000,000.00 with respect to any particular Unencumbered Property Owner Subsidiary or Unencumbered Property Equity Owner or $20,0000,000.00 with respect to all Unencumbered Property Owner Subsidiaries and Unencumbered Property Equity Owners and provided that the incurrence of such Indebtedness does not violate, and would not violate on a pro forma basis, any financial covenant set forth in Section 9.1.

(x) To the extent constituting Indebtedness, Indebtedness in respect of redeemable Equity Interests held by a Person other than the Borrower or its Subsidiaries provided that the incurrence of such Indebtedness does not violate, and would not violate on a pro forma basis, any financial covenant set forth in Section 9.1.

(b) The Borrower shall not, without the prior written consent of the Required Lenders, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a recourse basis, except: (a) secured Indebtedness permitted pursuant to Section 9.1(e); (b) (i) Indebtedness under this Agreement and the other Loan Documents and (ii) any other unsecured Indebtedness to the extent the same would not result in a violation of Section 9.1(f) or Section 9.1(g), with no Unencumbered Property Owner Subsidiary or Unencumbered Property Equity Owner being obligated in connection with any such Indebtedness except as provided in Section 9.3(a)(viii); (c) Indebtedness under the Bonds and any other Indebtedness of the type described in clauses (ii) through (viii), inclusive, of Section 9.3(a) immediately above; and (d) Indebtedness related to secured Indebtedness of Subsidiaries whose recourse is solely for so-called “bad-boy” acts, including without limitation, (i) failure to account for a tenant’s security deposits, if any, for rent or any other payment collected by a Subsidiary from a tenant under the lease, all in accordance with the provisions of any applicable loan or lease documents, (ii) fraud or a material misrepresentation made by a Subsidiary, or the holders of beneficial or ownership interests in such Subsidiary, in connection with the financing evidenced by the applicable loan or lease documents; (iii) any attempt by a Subsidiary to divert or otherwise cause to be diverted any amounts payable to the applicable tenant or mortgagee in accordance with the applicable lease or loan documents; (iv) the misappropriation or misapplication of any insurance proceeds or condemnation awards relating to any leased real estate; (v) voluntary or involuntary bankruptcy by a Subsidiary; and (vi) any environmental matter(s) affecting any leased or mortgaged property which is introduced or caused by a Subsidiary or any holder of a beneficial or ownership interest in a Subsidiary.

Section 9.4. Permitted Investments.

Neither the Borrower nor any Unencumbered Property Owner Subsidiary will make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or any such Subsidiary;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or bank of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of any of the Lenders or any United States banks having total assets in excess of $100,000,000.00; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000.00 will not exceed $1,000,000.00;

(d) securities commonly known as "commercial paper" issued by any Lender, or by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “AA” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation;

(f) repurchase agreements having a term not greater than 180 days and fully secured by securities described in the foregoing subsections (a), (b) or (e) with the Lenders, banks described in the foregoing subsection (c) or financial institutions or other corporations having total assets in excess of $500,000,000.00;

(g) shares of so-called “money market funds” registered with the Securities and Exchange Commission under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000.00;

(h) to the extent not already described above, Cash Equivalents;

(i) intercompany obligations owing to the Borrower, an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner;

(j) to the extent constituting Investments, loans or advances in the ordinary course of business to directors, officers, employees or agents of the Borrower or another Subsidiary for travel, entertainment, relocation and like expenses;

(k) to the extent constituting Investments, non-cash consideration received in connection with an asset sale permitted under this Agreement;

(l) Investments in the nature of accounts receivable, notes receivable, lease receivables or similar receivables arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, lessees or similar obligors to the extent reasonably necessary in order to prevent or limit loss;

(m) The following Investments: (i) Investments in Real Estate (including, without limitation, fee and leasehold interests in real property and improvements thereon and interests in mortgage loans and other financing secured by any interest in real property or improvements thereon); (ii) Investments in property (whether constituting real or personal property) in the nature of options, licenses, easements and other rights relating to real property; (iii) Investments in equipment and other personal property in connection with Investments described in clauses (i) or (ii) immediately above, including, without limitation, Investments in equipment leased to tenants or mortgagors or sold to tenants or mortgagors pursuant to purchase-money loans or similar financing arrangements; and (iv) Investments in corporations, partnerships, limited liability companies, trusts and other entities which are or will be engaged primarily in making or managing Investments of a type described in clauses (i), (ii) or (iii) immediately above; provided that nothing in this Section 9.4(m) shall limit or impair the provisions of Section 9.1(c);

(n) subject to the terms of this Agreement, Investments in Subsidiaries of the Borrower existing as of the date hereof, and Investments in new Subsidiaries of the Borrower created after the date of this Agreement;

(o) deposits required by government agencies or public utilities, and other deposits or pledges which constitute Permitted Liens; and

(p) Investments, other than Investments described in clauses (a) through (o) above, provided that (i) the amount of all Investments made pursuant to this clause (p) does not exceed $75,000,000.00 measured at the time when made, and (ii) no Default or Event of Default exists at the time any such Investment is made.

Section 9.5. ERISA Exemptions.

Neither the Borrower, any Unencumbered Property Equity Owner nor any Unencumbered Property Owner Subsidiary shall permit any of its assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.6. Liens.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or incur or suffer to be created or incurred or to exist any Lien on any of its assets except for Permitted Liens.

Section 9.7. Merger, Consolidation, Sales of Assets and Other Arrangements.

(a) No Subsidiary Guarantor or Unencumbered Property Owner Subsidiary will become a party to any dissolution, liquidation or disposition of all or substantially all of such Person's assets or business, a merger, reorganization, consolidation or other business combination or effect any transaction or series of transactions which may have a similar effect as any of the foregoing (including by way of Division), in each case without the prior written consent of the Required Lenders, except for (i) the merger or consolidation of a Subsidiary Guarantor or an Unencumbered Property Owner Subsidiary with the Borrower or another Subsidiary Guarantor, (ii) the merger or consolidation of a Subsidiary Guarantor where the Subsidiary Guarantor is the sole surviving entity, (iii) the merger or consolidation of an Unencumbered Property Owner Subsidiary with another Unencumbered Property Owner Subsidiary, or the disposition of all or substantially all of an Unencumbered Property Owner Subsidiary's assets or business to another Unencumbered Property Owner Subsidiary, (iv) any acquisitions or Investments permitted under Section 9.4 and which comply with Section 9.1(c), and (v) dispositions of property that has been removed from the Unencumbered Pool pursuant to and compliance with the provisions of Section 7.13, and dispositions of property permitted pursuant to Section 7.21(i).

(b) The Borrower will not become a party to any dissolution, liquidation or disposition of all or substantially all of the Borrower’s assets or business, a merger, reorganization, consolidation or other business combination or effect any transaction or series of transactions which may have a similar effect as any of the foregoing (including by way of Division), in each case without the prior written consent of Required Lenders, except for (i) the merger or consolidation of the Borrower with one of its Subsidiaries; (ii) the merger or consolidation of the Borrower where the Borrower is the sole surviving entity provided however that any such merger or consolidation does not violate the Borrower’s status as a REIT; (iii) any acquisitions or Investments permitted under Section 9.4 and which comply with Section 9.1(c); or (iv) any merger where the Borrower is the surviving entity such that a majority of the seats of the Board of Directors of the newly constituted entity are held by trustees of the Borrower serving as such prior to the time of such merger, or the Borrower otherwise maintains a controlling interest therein, provided further that such exceptions do not otherwise create any Default or Event of Default hereunder.

Section 9.8. Fiscal Year.

The Borrower shall not change its fiscal year from that in effect as of the Agreement Date without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld so long as no Default or Event of Default exists.

Section 9.9. Modifications to Material Contracts.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 9.10. Modifications of Organizational Documents.

The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to impair the rights of the Lenders, or otherwise have a Material Adverse Effect, without the prior written consent of the Agent, which may be withheld in the sole discretion of the Agent.

Section 9.11. Transactions with Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than the Borrower or one or more of its Subsidiaries), except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

ARTICLE X. - DEFAULT

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any other sums due hereunder or under any of the other Loan Documents (excluding payments due under Section 10.1(a) above) within five (5) days after the same shall become due and payable, on any fixed date for payment or otherwise, provided however that such grace period shall not be applicable where any interest payment is due at the stated date of maturity or any accelerated date of maturity;

(c) the Borrower shall fail to comply with the covenants contained in Section 7.1 (solely with respect to existence), Section 7.8(b), or Section 8.2(d);

(d) the Borrower shall fail to comply with any covenant contained in Section 9.1 and such failure shall continue for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent;

(e) the Borrower shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which it is required to perform (other than those specified in the other subclauses of this Section 10 or in the other Loan Documents) and shall fail to remedy such failure within thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower obtains knowledge of such failure or (y) the date upon which written notice thereof shall have been given to the Borrower by the Agent;

(f) any representation or warranty made by or on behalf of any Loan Party or Unencumbered Property Owner Subsidiary in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents, other than constituting or based upon Third Party Information on which the Borrower or any of its Subsidiaries relied and had no knowledge or reason to believe was untrue in any material respect, shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated; notwithstanding anything to the contrary contained in this provision, the Borrower shall have a period of thirty (30) days to cure any unintentional inaccuracy or misrepresentation;

(g) any Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary (i) shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or (ii) shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; provided that the events described in this Section 10.1(g) shall not constitute an Event of Default (A) unless such failure to perform, together with other failures to perform as described in this Section 10.1(g), involve singly or in the aggregate obligations for borrowed money or credit received totaling in excess of $50,000,000.00, or (B) if the default resulting from such failure to perform has been cured or has been waived by the holder of the affected Indebtedness;

(h) any Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary or any substantial part of its assets, or a case or other proceeding shall be commenced against any Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and the Borrower or such Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary shall indicate its written approval thereof, written consent thereto or written acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any Loan Party or adjudicating any Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against any Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary that, either individually or in the aggregate, exceed $50,000,000.00;

(l) any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders (or all Lenders if so required by Section 12.6), or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Loan Party, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) any dissolution, termination, liquidation of all or substantially all of the assets, merger or consolidation of any Loan Party, Unencumbered Property Equity Owner or Unencumbered Property Owner Subsidiary shall occur unless the Borrower or another Loan Party is the surviving entity, or any sale, transfer or other disposition of all or substantially all of the assets, measured either by value or quantity, of any Loan Party shall occur, in each case other than as permitted under the terms of this Agreement or the other Loan Documents;

(n) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any Loan Party to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,000,000.00 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o) the Borrower shall cease at any time to qualify as a real estate investment trust under the Internal Revenue Code;

(p) the Borrower or any directors, officers or employees thereof shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of any Loan Party which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) any of the Unencumbered Properties;

(q) any Change in Control shall occur with respect to the Borrower;

(r) the Borrower or any Unencumbered Property Owner Subsidiary or any of their Real Estate shall be subject to or suffer to exist any violation(s) of Environmental Laws which have a Material Adverse Effect; or

(s) an event of default, however defined, under any of the other Loan Documents shall occur (but subject to the expiration of any applicable grace, cure or notice periods with respect to such event of default).

So long as an Event of Default exists, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower, terminate the Facility and/or declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents (including prepayment penalties or yield maintenance fees) to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section 10.1(h), Section 10.1(i), or Section 10.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. Upon demand by Agent or the Required Lenders in their absolute and sole discretion after the occurrence and during the continuation of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Loan have been satisfied, the Lenders will cause a Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Loan will be pledged to and held by Agent in the Collateral Account as security for any amounts that become payable under the Letters of Credit and all other Obligations. In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by Agent in the Collateral Account for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower. If at any time the aggregate amount of funds pledged to Agent as collateral for such Letters of Credit shall exceed one hundred percent (100%) of the aggregate face amount of all amounts available to be drawn under such Letters of Credit (including any amounts that may be reinstated thereunder), Agent shall release the amount of such excess deposited by the Borrower to the Borrower.

Notwithstanding anything to the contrary contained herein, the occurrence of any one of the aforementioned terms or conditions in this Section 10.1, shall be, prior to the giving of any applicable notice or grace period, and until the same is cured as permitted by this Agreement, a “Default.”

Section 10.2. Limitation of Cure Periods.

In the event that there shall occur any Default that affects only certain Unencumbered Property or the owner(s) thereof (including, without limitation, the imposition of a Lien not permitted under this Agreement), or if any Default shall occur in any covenant contained in Section 9.1(b) through Section 9.1(h), then within five (5) Business Days after receipt of notice of such Default from the Agent or the Required Lenders, the Borrower may elect to cure such Default by electing to remove such Unencumbered Property from the Unencumbered Pool and reduce the outstanding Loans or by substituting for such Unencumbered Property additional Unencumbered Property consisting of Eligible Real Estate for the Unencumbered Property to which such Default relates (provided that the value of such Unencumbered Property is such that after acceptance thereof, the Borrower is in compliance with the Unencumbered Property requirements), in which event such actions shall be completed within five (5) Business Days following the expiration of the initial five (5) Business Day period (or within thirty (30) days following the expiration of the initial five (5) Business Day period in the event that the Borrower intends to provide additional or substitute Unencumbered Property). The Borrower’s notice of its election pursuant to the preceding sentence shall be delivered to the Agent within the period of five (5) Business Days provided above, and if not so delivered Borrower’s cure period shall immediately terminate and such Default shall become an Event of Default. In the event that Borrower elects to add additional or substitute Unencumbered Property and fails within the time provided herein, the cure period shall terminate and such Default immediately shall constitute an Event of Default. In the event that the Borrower shall elect to cure any Default in any covenant contained in Section 9.1(b) through Section 9.1(h), by providing additional Unencumbered Property to the Unencumbered Pool, the Real Estate to be added to the Unencumbered Pool shall be Eligible Real Estate and on or prior to the expiration of the thirty (30) day period referred to above, all conditions in this Agreement to the acceptance of such Real Estate to the Unencumbered Pool shall have been satisfied.

Section 10.3. Remedies Upon Default.

If any one or more Events of Default specified in Section 10.1(h), Section 10.1(i), or Section 10.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall exist, the Agent may, and upon the request of the Revolving Credit Lenders shall, by notice to the Borrower, terminate the obligation to make Revolving Credit Loans or to issue any Letters of Credit. No termination under this Section 10.3 shall relieve the Borrower of its obligations to the Lenders arising under this Agreement or the other Loan Documents. The Required Lenders may direct the Agent to, and the Agent if and only if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents. Similarly, the Required Lenders may direct the Agent to, and the Agent if and only if so directed shall, exercise all other rights and remedies it may have under any Applicable Law. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.4. Allocation of Proceeds.

If an Event of Default shall exist, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(A) amounts due the Agent in respect of fees and expenses due under Section 12.2;

(B) amounts due the Lenders in respect of fees and expenses due under Section 12.2, pro rata in the amount then due each Lender;

(C) payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

(D) payments of principal of all other Loans, Reimbursement Obligations and other LC Exposure, to be applied for the ratable benefit of the Lenders; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letters of Credit, such amounts shall be paid to the Agent for deposit into the Collateral Account;

(E) amounts due the Agent and the Lenders pursuant to Section 11.7 and Section 12.9;

(F) payment of all other Obligations and other amounts due and owing by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(G) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.5. Collateral Account.

(a) As collateral security for the prompt payment in full when due of all LC Exposure and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Revolving Credit Lenders as provided herein, a security interest in all of their respective right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any LC Exposure until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section.

(b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Revolving Credit Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Revolving Credit Lenders authorize the Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d) If an Event of Default exists, the Revolving Credit Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 10.4.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate Outstanding Amount of the LC Exposure then due and owing, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within two Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate Outstanding Amount of the LC Exposure at such time. The Agent may, at any time and from time to time, request that additional cash collateral be deposited into the Collateral Account in order to protect against the results of exchange rate fluctuations with respect to LC Exposure denominated in an Alternative Currency.

(f) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.

Section 10.6. Performance by Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate if not paid within five days after the Agent makes demand upon the Borrower for the same. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document.

Section 10.7. Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. - THE AGENT

Section 11.1. Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by any Loan Party, or any Affiliate of any Loan Party, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy.

Section 11.2. Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any

Loan Document on the part of the Borrower or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 5.1.) or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Section 5.1 and Section 5.2 that have not previously been waived by the Required Lenders.

Section 11.3. Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4. KeyBank as Lender.

KeyBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity. KeyBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, any Loan Party or any of its affiliates as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, KeyBank or its affiliates may receive information regarding the Borrower and its Subsidiaries and their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5. Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6. Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower or any of its Subsidiaries or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any the Borrower or any of its Subsidiaries or any their respective Affiliates thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7. Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (each an “Indemnifiable Amount” and collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Required Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section 11.7, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for good cause by all of the Lenders (other than the Lender then acting as Agent), or, if the Agent is a Defaulting Lender under clause (d) of the definition thereof, by the Required Lenders, upon 30-days’ prior written notice to the Agent. Upon any such resignation or removal, the Required Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’

removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent. Whether or not a successor has been appointed, such resignation or removal shall become effective at the time stated in the notice thereof, the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents, and except for any indemnity payment owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 11.9. Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of “Arranger”, “Syndication Agent”, and “Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 11.10. Erroneous Payments.

(a) If the Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 11.10(b).

(c) Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(a) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and

Assumption Agreement by reference pursuant to the Platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(b) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(c) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(d) Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XII. - MISCELLANEOUS

Section 12.1. Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

EPR Properties 909 Walnut Street, Suite 200
Kansas City, MO 64106
Attn: Paul Turvey, Esq.
Executive Vice President, General Counsel and Secretary
Telecopy: 816-472-5794

with a copy to:

EPR Properties 909 Walnut Street, Suite 200
Kansas City, MO 64106
Attn: Mark A. Peterson
Executive Vice President and Chief Financial Officer
Telecopy: 816-472-5794

If to the Agent:
KeyBank National Association
225 Franklin Street, 16th Floor
Boston, MA 02110
Attn: Gregory W. Lane
Telephone: (617) 385-6212
Telecopy: (617) 385-6293

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Assumption Agreement;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Agreement. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted at or before 4:00 PM on a given day; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, (a) all notices or communications sent by telecopy to the Agent or any Lender under Article II shall be effective only when actually received by the intended addressee, and (b) all notices sent to the Borrower relating to the occurrence or existence of a Default or Event of Default or the exercise of any rights or remedies in respect of a Default or Event of Default shall be effective only when delivered in accordance with the provisions of clause (i) or clause (iii) above. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses actually incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses actually incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Section 10.1(h), Section 10.(i), or Section 10.1(j), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by them pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder. Upon the Borrower’s request, the Agent or any Lender requesting payment of any amounts under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such amounts.

Section 12.3. Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant and each of their respective Affiliates is hereby authorized by each Loan Party, at any time or from time to time during the continuance of an Event of Default, without prior notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant or their respective Affiliates subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of any Loan Party against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.1, and although such obligations shall be contingent or unmatured.

Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Borrower may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b) RESERVED.

(c) Any Lender may at any time grant any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender. Except as otherwise provided in Section 12.3, no Participant shall have any rights or benefits under this Agreement or any other Loan Document; provided that the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.12, Section 4.1(a), and Section 4.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (d) of this Section; provided that such Participant (a) agrees to be subject to the provisions of Section 4.5 and Section 4.7 as if it were an assignee under paragraph (d) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.1(a) with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to receive any greater payment under Section 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12 unless such Participant agrees to comply with Section 3.12(f) as though it were a Lender (it being understood that the documentation required under Section 3.12(f) shall be delivered to the participating Lender). In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release the Borrower or any Subsidiary Guarantor (except, with respect to Subsidiary Guarantors, as expressly permitted under Section 7.15 or any other provision of this Agreement). An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may with the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed, assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes (including all or a portion of its Commitments and the Loans owing to such Lender); provided, however, (i) unless the Borrower (unless an Event of Default shall be in existence) and the Agent otherwise agree (such agreement not to be unreasonably withheld or delayed), after giving effect to any partial assignment by a Lender, the Assignee shall hold, and the assigning Lender shall retain (unless such assignment is of the assigning Lender’s entire remaining Commitment and Loans), a Commitment, or if the Commitments have been terminated, Loans having an outstanding principal balance, of at least $10,000,000.00 and integral multiples of $5,000,000.00 in excess thereof; (ii) if an Event of Default exists any such assignment may be to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or the Borrower or an Affiliate thereof), and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement with respect to the assigned interest as of the effective date of the Assignment and Assumption Agreement and shall have all the rights and obligations of a Lender with respect to the assigned interest as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder with respect to the assigned interest to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Agent and the Borrower shall make all reasonable and appropriate arrangements requested by a Lender in connection with any such participation or assignment including the issuance of new Notes to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $5,000.00.

(e) The Agent shall maintain at the Principal Office a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Assumption Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Assumption Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(g) A Lender may furnish any information concerning the Revolving Credit Facility, Borrower or any of its Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants but excluding any competitor of Borrower or any of its Subsidiaries) subject to compliance with Section 12.8 or other confidentiality restrictions at least as restrictive as Section 12.8.

(h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Subsidiaries or any of their respective Affiliates.

(i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not knowingly make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6. Amendments.

(a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party party thereto).

(b) Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:

(i) increase the Commitments of the Lenders (except for any increase in the Commitments effectuated pursuant to Section 2.14) or subject the Lenders to any additional obligations;

(ii) reduce the principal of, the method of application of any mandatory prepayment of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii) reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;

(iv) extend the Revolving Credit Termination Date (other than pursuant to Section 2.16) or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), or extend the expiration date of any Letter of Credit beyond the Revolving Credit Termination Date (other than pursuant to Section 2.2(b));

(v) amend or otherwise modify the provisions of Section 3.2;

(vi) intentionally omitted;

(vii) amend the provisions of Section 12.5(c) or Section 12.5(d) so as to impose more restrictions on a Lender’s ability to grant assignments or participations hereunder; or

(viii) amend or otherwise modify the provisions of Section 2.12.

(c) Notwithstanding the foregoing, without the prior written consent of all Lenders, no amendment, waiver or consent shall do any of the following:

(i) modify the definition of the term “Required Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6;

(ii) modify the provisions of Section 1.3 or the definition of “Alternative Currency”;

(iii) release the Borrower from its obligations hereunder;

(iv) release any Subsidiary Guarantor from its obligations under the Loan Documents other than as provided in Section 7.15; or

(v) modify the provisions of Section 3.3 or Section 10.4 to amend to the pro rata application or the order of application of payments set forth thereunder.

(d) No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.

(e) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5, no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower or any of its Subsidiaries or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (a) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (b) no such amendment, waiver or consent may uniquely and negatively impact such Defaulting Lender without the approval of such Defaulting Lender. Notwithstanding anything to the contrary, any amendment contemplated by Section 4.9 shall be effective as contemplated by such Section 4.9.

(f) If, in connection with any proposed change, waiver, discharge, termination or other action under the provisions of this Agreement that requires approval of all Lenders or the Required Lenders, and the consent of one or more of such other Lenders whose consent is required is not obtained, then the Agent (in its capacity as a Lender and/or on behalf of, with their consent, one or more of the other non-consenting Lenders or Eligible Assignees) shall have the right (but not the obligation) to purchase the Commitment of such non-consenting Lender or Lenders upon payment to such non-consenting Lender(s) in full of the principal of and interest accrued on each Loan made, or Letter of Credit issued, by it and all other amounts owing to it or accrued for its account under this Agreement. Upon any such purchase or assignment, the non-consenting Lender’s interest in the Loans or Letters of Credit and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase except to the extent assigned pursuant to such purchase) shall terminate on the date of purchase, and the non-consenting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement.

Section 12.7. Nonliability of Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender or to the Borrower or any of its Subsidiaries. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.8. Confidentiality.

The Agent and each Lender shall use reasonable efforts to assure that information about the Borrower and its Subsidiaries and their respective Minority Interests, and their respective properties, operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Borrower, but in any event the Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section or other confidentiality restrictions at least as restrictive as this Section); (b) as reasonably requested by any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) to any actual or potential contractual counter-parties to any Derivatives Contract or to any rating agency; (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate; and (h) with the consent of the Borrower. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to any Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender.

Section 12.9. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or Section 4.1 or expressly excluded from the coverage of such Section 3.12 or Section 4.1) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) brought by any Loan Party or third party which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the other Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower or any of its Subsidiaries that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower or such Subsidiaries) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower or such Subsidiary), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) All reasonable out-of-pocket fees and expenses of, and all reasonable amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10. Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit (other than Letters of Credit the expiration dates of which extend beyond the Revolving Credit Termination Date as permitted under Section 2.2(b) and in respect of which the Borrower has satisfied the requirements of such Section) have terminated, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following two sentences) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the

Lenders are entitled under the provisions of Section 3.12, Section 4.1, Section 4.4, Section 11.7, Section 12.2 and Section 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13. Patriot Act.

The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Loan Parties in accordance with such Act.

Section 12.14. Counterparts.

This Agreement and any consent, waiver, amendment, supplement or other modification hereto, may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf), facsimile format, or other electronic format, all with the same force and effect as if the same was a fully executed and delivered original counterpart. Each party to this Agreement and the other Loan Documents (a) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (b) accepts the Electronic Signature of each other party to this Agreement, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (i) the signing party’s manual signature on a signature page, converted by the signing party (or its agent) to facsimile or digital form (such as a .pdf file) and received from the customary email address or customary facsimile number of the signing party (or its counsel or representative), or other mutually agreed-upon authenticated source; or (ii) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. The Agent may, at its option, create one or more copies of this

Agreement and any other Loan Document in an electronic form (“Electronic Copy”), which shall be deemed created in the ordinary course of the Agent’s business, and destroy the original paper document. The Agent or any Lender may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any permitted facsimile, portable document format (.pdf), electronic record or Electronic Signature. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, the Illinois Electronic Commerce Security Act, or any other similar state law.

Section 12.15. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.16. Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan

Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.17. Entire Agreement.

This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.18. Construction.

The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and the Lenders.

Section 12.19. Amendment and Restatement.

The Borrower, the Agent and the lenders party to the Existing Agreement that are Lenders under this Agreement each hereby agrees that, at such time as this Agreement shall have become effective, the Existing Agreement automatically shall be deemed replaced and superseded by this Agreement and the Borrower and the lenders party to such Existing Agreements shall no longer have any obligations thereunder, and instead all obligations of the Borrower and the lenders under such Existing Agreement are now evidenced by this Agreement. It is the intention of the parties to this Agreement that this Agreement not operate as a novation of the obligations under the Existing Agreements and shall not operate as a novation or waiver of any right, power or remedy of the Agent or any Lender, except as otherwise provided in this Agreement or any other Loan Document.

Section 12.20. Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the

Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 3.3, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower

Section 12.21. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 12.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.

EPR PROPERTIES, as Borrower

By: __________________________
Name: Mark A. Pearson
Title: Executive Vice President,
Chief Financial Officer and Treasurer

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Agent, and as a Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

KEYBANK NATIONAL ASSOCIATION
225 Franklin Street, 16th Floor
Boston, Massachusetts 02110
Telephone: (617) 385 6214
Telecopy: (617) 385-6293

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):
JPMorgan Chase Bank, N.A.
8181 Communications Pkwy.
Building B, 6th Floor
Plano, TX 75024
Attn: Cody Canafax
Telephone: 972-324-5152

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

ROYAL BANK OF CANADA
Three World Financial Center
200 Vesey Street, 12th Floor
New York, New York 10281
Attention: GLA Administrator
Telephone: (877) 332-7455
Telecopy: (212) 428-2372

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):
BANK OF AMERICA, N.A.,
901 Main Street, 64th Floor
Dallas, Texas 75202-3714
Telephone: (214) 209-0931
Telecopy: (214) 209-1559

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

CITIBANK, N.A., as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

Citibank, n.a.
500Warren Corporate Ctr Dr. – C-116A
Warren, NJ 07059
Attention: Miguel A Saez
Telephone: (212) 816-7312
Telecopy: (347) 321-4597

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

BARCLAYS BANK PLC, as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

Barclays Bank PLC
745 7th Avenue
New York, NY 10019
Attention: Peter Oberrender
Telephone: (212) 723-5931
Telecopy: (212) 526-5115

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

UMB Bank N.A., as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

UMB BANK N.A.
1010 Grand Boulevard
Kansas City, Missouri 64106
Attention: Robert Elbert
Telephone: (816) 860-7116

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

BMO HARRIS BANK N.A., as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

BMO HARRIS BANK N.A.
2527 Camino Ramon
San Ramon, CA 94583
Attention: Stephanie Beggs, Director
Telephone: (248) 563-5622

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

BANK OF BLUE VALLEY, as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

BANK OF BLUE VALLEY
11935 Riley
Overland Park, Kansas 66213
Attention: William Fox
Telephone: (913) 234-2238
Telecopy: (913) 234-7038

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

STIFEL BANK & TRUST, as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

STIFEL BANK & TRUST
501 North Braodway, Floor 6
St. Louis, Missouri 63102
Attention: Joseph Sooter
Telephone: (314) 342-7459
Telecopy: (866) 723-6883

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By: __________________________
Name: Michael A. Raarup
Title: Senior Vice President

Lending Office (all Types of Loans):

U.S. BANK NATIONAL ASSOCIATION
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402-70120
Attention: Michael A. Raarup
Telephone: (651) 271-9165
Telecopy: (612) 303-2270

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

CITIZENS BANK, NATIONAL ASSOCIATION,
as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

CITIZENS BANK, N.A.
1215 Superior Ave.
Cleveland, Ohio 44114
Attention: Kerri Colwell
Telephone: (216) 277-0200

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

TRUIST BANK,
as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

TRUIST BANK
3333 Peachtree Road
Atlanta, GA 30326
Attention: Tesha Winslow
Telephone: 404-439-7325

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

RAYMOND JAMES BANK,
as Lender

By: __________________________
Name: __________________________
Title: __________________________

Lending Office (all Types of Loans):

RAYMOND JAMES BANK,
710 Carillon Parkway
St. Petersburg, Florida 33716
Telephone: (727) 567-5922
Telecopy: 1-866-205-1396

[Signature Page to Fourth Amended, Restated and Consolidated Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND Assumption AGREEMENT dated as of ___________, 20__ (the “Agreement”) by and among _________________________ (the “Assignor”), _________________________ (the “Assignee”), and KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”).

WHEREAS, the Assignor is a Lender under that certain Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPR Properties (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto;

WHEREAS, the Assignor desires to assign to the Assignee, among other things, all or a portion of the Assignor’s Commitment under the Credit Agreement, all on the terms and conditions set forth herein; and

WHEREAS, the Agent consents to such assignment on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of ____________, 20__ (the “Assignment Date”), the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to a $__________ interest (such interest being the “Assigned Commitment”) in and to the Assignor’s [Dollar][Alternative Currency] Revolving Credit Commitment and a corresponding interest in all of the other rights and obligations of the Assignor under the Credit Agreement, the Assignor’s Note and the other Loan Documents (representing ______% in respect of the aggregate amount of all Lenders’ Commitments), including without limitation, a principal amount of outstanding Loans equal to $_________ and all voting rights of the Assignor associated with the Assigned Commitment, all rights to receive interest on such amount of Loans and all facility and other Fees with respect to the Assigned Commitment and other rights of the Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Commitment. The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor as a Lender with respect to the Assigned Commitment, which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrower with respect to the Assigned Commitment, the obligation to pay the Agent amounts due in respect of draws under Letters of Credit as required under Section 2.2.(i) of the Credit Agreement and the obligation to indemnify the Agent as provided in the Credit Agreement (the foregoing enumerated obligations, together with all other similar obligations more particularly set forth in the Credit Agreement and the other Loan Documents, collectively, the “Assigned Obligations”). The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Commitment from and after the Assignment Date.

(b) The assignment by the Assignor to the Assignee hereunder is without recourse to the Assignor. The Assignee makes and confirms to the Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI. of the Credit Agreement. Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4 below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for: (i) the present or future solvency or financial condition of the Borrower or any of its Subsidiaries, (ii) any representations, warranties, statements or information made or furnished by the Borrower or any of its Subsidiaries in connection with the Credit Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Credit Agreement, any other Loan Document or any other document or instrument executed in connection therewith, or the collectibility of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Credit Agreement and (v) the performance or failure to perform by the Borrower or any of its Subsidiaries of any obligation under the Credit Agreement or any other Loan Document to which it is a party. Further, the Assignee acknowledges that it has, independently and without reliance upon the Agent, or any affiliate or subsidiary thereof, the Assignor or any other Lender and based on the financial statements supplied by the Borrower and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to become a Lender under the Credit Agreement. The Assignee also acknowledges that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Documents or pursuant to any other obligation. Except as expressly provided in the Credit Agreement, the Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower or to notify the Assignee of any Default or Event of Default. The Assignee has not relied on the Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.

Section 2. Payment by Assignee. In consideration of the assignment made pursuant to Section 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, such amount as they may agree.

Section 3. Payments by Assignor. The Assignor agrees to pay to the Agent on the Assignment Date the administration fee, if any, payable under the applicable provisions of the Credit Agreement.

Section 4. Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Credit Agreement having a [Dollar][Alternative Currency]Revolving Credit

Commitment under the Credit Agreement (without reduction by any assignments thereof which have not yet become effective), equal to $____________ [and $__________, respectively], and that the Assignor is not in default of its obligations under the Credit Agreement; and (ii) the outstanding balance of Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $____________; and (b) it is the legal and beneficial owner of the Assigned Commitment which is free and clear of any adverse claim created by the Assignor.

Section 5. Representations, Warranties and Agreements of Assignee. The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement, (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered in connection therewith or pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (d) agrees that, if not already a Lender and to the extent of the Assigned Commitment, it will become a party to and shall be bound by the Credit Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender with respect to the Assigned Commitment.

Section 6. Recording and Acknowledgment by the Agent. Following the execution of this Agreement, the Assignor will deliver to the Agent (a) a duly executed copy of this Agreement for acknowledgment and recording by the Agent and (b) the Assignor’s Note. Upon such acknowledgment and recording, from and after the Assignment Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, Fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.

Section 7. Addresses. The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth on Schedule 1 attached hereto.

Section 8. Payment Instructions. All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Credit Agreement, shall be made as provided in the Credit Agreement in accordance with the instructions set forth on Schedule 1 attached hereto or as the Assignee may otherwise notify the Agent.

Section 9. Effectiveness of Assignment. This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Agent, and if required under Section 12.5.(d) of the Credit Agreement, the Borrower, and (b) the payment to the Assignor of the amounts, if any, owing by the Assignee pursuant to Section 2 hereof and (c) the payment to the Agent of the amounts, if any, owing by the Assignor pursuant to Section 3 hereof. Upon recording and acknowledgment of this Agreement by the Agent, from and after the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement with respect to the Assigned Commitment and have the rights and obligations of a Lender thereunder to the extent of the Assigned Commitment and (ii) the Assignor shall relinquish its rights (except as otherwise provided in Section 12.10 of the Credit Agreement) and be released from its obligations under the Credit Agreement with respect to the Assigned Commitment; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its retained Commitment.

Section 10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 12. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 13. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor; provided, however, any amendment, waiver or consent which shall affect the rights or duties of the Agent under this Agreement shall not be effective unless signed by the Agent.

Section 14. Entire Agreement. This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

Section 15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 16. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement as of the date and year first written above.

ASSIGNOR:

[Name of Assignor]

By:________________________
Name:___________________
Title:____________________

ASSIGNEE:

[Name of Assignee]

By:________________________
Name:___________________
Title:____________________

Accepted as of the date first written above.

AGENT:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:_____________________
Name:________________
Title:_________________

[Signatures Continued on Following Page]

SCHEDULE 1

Information Concerning the Assignee

Notice Address:
Telephone No.:
Telecopy No.:

Lending Office:
Telephone No.:
Telecopy No.:

Payment Instructions:

EXHIBIT B

FORM OF NOTICE OF BORROWING

____________, 202__

KEYBANK NATIONAL ASSOCIATION, as Agent
225 Franklin Street, 16th Floor
Boston, Massachusetts 02110
Attention: Gregory W. Lane

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPR PROPERTIES (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1. Pursuant to Section 2.1(a)/(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Credit Loans to the Borrower as follows:

Currency: ___________________
Aggregate principal amount equal to: ___________________

2. The Borrower requests that such Loans be made available to the Borrower on ____________, 20__.

3. The Borrower hereby requests that the requested Loans all be of the following Type:

[Check one box only]
❑ Base Rate Loans (only for Loans denominated in Dollars)

❑ Daily RFR Loans

❑ Term Rate Loans, each with an initial Interest Period for a duration of:

[Check one box only] ❑ 1 month
❑ 3 months
❑ 6 months (not available for Term CORRA)]

B - 1

4. The Borrower requests that the proceeds of this borrowing of Loans be made available to the Borrower by ____________________________.

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Loans and after giving effect thereto, (a) no Default or Event of Default exists or will exist immediately after giving effect to the requested Loans, and (b) the representations and warranties made or deemed made by the Loan Parties in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Loans contained in Article V. of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Loans are made.

If notice of the requested borrowing of Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1(c) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

EPR PROPERTIES, as Borrower

By: __________________________
Name: _______________________
Title: ________________________

B - 2

EXHIBIT C

FORM OF NOTICE OF CONTINUATION

____________, 202__

KEYBANK NATIONAL ASSOCIATION, as Agent
225 Franklin Street, 16th Floor
Boston, Massachusetts 02110
Attention: Gregory W. Lane

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPR PROPERTIES (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.7 of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1. The proposed date of such Continuation is ____________, 20___.

2. The Loans subject to the requested Continuation are as follows:

Currency: ____________________
Principal Amount: ________________________
Originally borrowed by the Borrower on ____________, 20__.

3. The portion of such principal amount subject to such Continuation is $__________________________.

4. The current Interest Period for each of the Loans subject to such Continuation ends on ________________, 20__.

5. The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:
C - 1

[Check one box only] ❑ 1 month
❑ 3 months
❑ 6 months (not available for Loans based on the Term CORRA)

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.7. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

EPR PROPERTIES, as Borrower

By: __________________________
Name: _______________________
Title: ________________________

C - 2

EXHIBIT D

FORM OF NOTICE OF CONVERSION

____________, 202__

KEYBANK NATIONAL ASSOCIATION, as Agent
225 Franklin Street, 16th Floor
Boston, Massachusetts 021108
Attention: Gregory W. Lane

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPR PROPERTIES (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.8 of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1. The proposed date of such Conversion is ______________, 20__.

2. The Loans to be Converted pursuant hereto are currently:

[Check one box only] ❑ Base Rate Loans
❑ Daily RFR Loans
❑ Term Rate Loans
3. The Loans subject to the requested Conversion are as follows:

Currency: ____________________
Principal Amount: ________________________
Originally borrowed by the Borrower on ____________, 20__.

4. The portion of such principal amount subject to such Conversion is $___________________.

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5. The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

❑ Base Rate Loans (only for Loans denominated in Dollars)

❑ Daily RFR Loan

❑ Term Rate Loans, each with an initial Interest Period for a duration of:

[Check one box only] ❑ 1 month
❑ 3 months
❑ 6 months (not available for Term CORRA)

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with the Conversion of a Loan into a Base Rate Loan), and (b) the representations and warranties made or deemed made by the Loan Parties in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.8. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

EPR PROPERTIES, as Borrower

By: __________________________
Name:______________________
Title:_______________________

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EXHIBIT E

FORM OF REVOLVING CREDIT NOTE

$____________________ _______________, 202__

FOR VALUE RECEIVED, the undersigned, EPR PROPERTIES (the “Borrower”), hereby promises to pay to the order of ____________________ (the “Lender”), in care of KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”) at KEYBANK NATIONAL ASSOCIATION, 225 Franklin Street, 16th Floor, Boston, Massachusetts 02110, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of ________________ AND ____/100 DOLLARS ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books, provided that the failure of the Lender to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Note is one of the Notes referred to in the Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.5(d) of the Credit Agreement, this Note may not be assigned by the Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.
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IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

EPR PROPERTIES

By: __________________________
Mark A. Peterson,
Executive Vice President

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EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

_________________, 2022

KEYBANK NATIONAL ASSOCIATION, as Agent
225 Franklin Street, 16th Floor
Boston, Massachusetts 02110
Attention: Gregory W. Lane

Each of the Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among EPR PROPERTIES (the "Borrower"), the financial institutions party thereto and their assignees under Section 12.5 thereof (the "Lenders"), KEYBANK NATIONAL ASSOCIATION, as Agent (the "Agent") and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 8.1(c) of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders as follows:

(1) The undersigned is an Executive Vice President of the Borrower.

(2) The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3) To the best of the undersigned's knowledge, information and belief after due inquiry, no Default or Event of Default exists.

(4) The representations and warranties made or deemed made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

(5) Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower was in compliance with the covenants contained in Sections 9.1 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

EPR PROPERTIES

By:____________________________________
Mark A. Peterson, Executive Vice President

Schedule 1
[see attached calculations]

EXHIBIT G

Form of Subsidiary Guaranty

[see attached]

G-1

SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY dated as of [______________], 2024, executed and delivered by each of the undersigned Subsidiaries of the Borrower listed on Schedule 1 hereof (together with any other Person that may join in this Guaranty from time to time as an “Additional Guarantor” pursuant to Section 22, each a “Guarantor”, and collectively, the “Guarantors”), in favor of (a) KeyBank National Association, in its capacity as administrative agent (the “Agent”) for the Lenders under that certain Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024, (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”) by and among EPR PROPERTIES (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Lenders have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and Guarantors, though separate legal entities, are members of an affiliated group of companies that includes the Borrower and Guarantors, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is one of the conditions precedent to the Agent and the Lenders making, or continuing to make, such financial accommodations to the Borrower;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and performance of (a) all Obligations of the Borrower under the Credit Agreement and the other Loan Documents, including all such Obligations which shall become due but for the operation of any Debtor Relief Law and (b) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders or the Agent in the enforcement of any of the foregoing or any obligation of any Guarantor hereunder. Each Guarantor further agrees that the Obligations may be extended or renewed, in
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whole or in part, without notice to or further assent from it, and that it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Agent and the other Lenders shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Lenders or the Agent may have against the Borrower, any other Guarantor, any other Loan Party, or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor, any other Loan Party, or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations, and each Guarantor hereby waives the right of such Guarantor to require any holder of the Obligations to take action against the Borrower or any other Guarantor as provided by any legal requirement of any Governmental Authority.

Section 3. Guaranty Absolute. Each Guarantor guarantees, jointly and severally, that the Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any legal requirement now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. Upon the failure by the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent, for the benefit of the Lenders, or such other Person as designated thereby in cash the amount of such unpaid Obligations. The liability of each Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and final payment and performance in full of the Obligations), including, without limitation, the following (whether or not any Guarantor consents thereto or has notice thereof):

(V) any change in the amount, interest rate or due date or other term of any of the Obligations; (ii) any change in the time, place or manner of payment of all or any portion of the Obligations; (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Obligations; or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Obligations or any other instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of the foregoing;

(VI) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;

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(VII) any furnishing to the Agent or the Lenders of any security for the Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral security for the Obligations other than the irrevocable payment in full of the Obligations;

(VIII) any settlement or compromise of any of the Obligations, any security therefor, or any liability of any other party with respect to the Obligations, or any subordination of the payment of the Obligations to the payment of any other liability of the Borrower;

(IX) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any other Guarantor, the Borrower, or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(X) any nonperfection of any security interest or other Lien on any of the collateral securing any of the Obligations;

(XI) any failure of the Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against any Loan Party under the provisions of the Credit Agreement, any other Loan Document or otherwise or against any other party with respect to any of the Obligations;

(XII) any act or failure to act by the Borrower or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower or another Guarantor to recover payments made under this Guaranty;

(XIII) any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;

(XIV) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(XV) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(XVI) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(XVII) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor hereunder (other than the irrevocable payment in full of the Obligations).

The value of the consideration received and to be received by each Guarantor is reasonably worth at least as much as the liability and obligation of each Guarantor incurred or arising under the Loan Documents. Each Guarantor has determined that such liability and obligation may reasonably be expected to substantially benefit each Guarantor directly or indirectly. Each Guarantor has had full and complete access to the underlying papers relating to
3

the Loan and all of the Loan Documents, has reviewed them and is fully aware of the meaning and effect of their contents. Each Guarantor is fully informed of all circumstances which bear upon the risks of executing this Guaranty and which a diligent inquiry would reveal. Each Guarantor has adequate means to obtain from each other Loan Party on a continuing basis information concerning such other Loan Party’s financial condition, and is not depending on the Agent or the Lenders to provide such information, now or in the future. Each Guarantor agrees that neither the Agent nor any of the Lenders shall have any obligation to advise or notify each Guarantor or to provide each Guarantor with any data or information regarding any other Loan Party.

Section 4. Action with Respect to Obligations. The Lenders and the Agent may in accordance with the Credit Agreement, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Obligations, including, but not limited to, extending or shortening the time of payment of any of the Obligations or the interest rate that may accrue on any of the Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any Person liable in any manner for the payment or collection of the Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower or any other Person (including, without limitation, any other Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders or the Agent shall elect in accordance with the Credit Agreement.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full. Without limitation to the foregoing, each Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its incorporation or formation and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (ii) the execution, delivery, and performance by such Guarantor of this Guaranty are within the corporate powers of such Guarantor and have been duly authorized by all necessary corporate action; (iii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as limited by Debtor Relief Laws; (iv) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent (that has not been obtained) under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (v) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; and (vi) the financial information, that has been delivered to Agent by or on behalf of such Guarantor, is complete and correct in all material respects and accurately presents in all material respects the financial condition and the operational results of such Guarantor.

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Section 6. Covenants. Subject to the terms of the Credit Agreement, each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Agent and/or the Lenders are prevented from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from the Guarantors, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Obligations. Each Guarantor agrees that this Guaranty and each Guarantor’s obligations hereunder shall continue to be effective or be reinstated, as the case may be, with respect to any Obligations if at any time any payment of the principal of or interest under the Loans, the Note or any other amount payable by the Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, and in any such case, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 10. Subrogation. Until all of the Obligations shall have been indefeasibly paid in full, any right of subrogation that any Guarantor may have shall be subordinate to the rights of Agent and the other Lenders and each Guarantor hereby waives any right to enforce any remedy which the Agent and/or the Lenders now have or may hereafter have against the Borrower or any other Loan Party, and each Guarantor hereby waives any benefit of, and any right to participate in, any security or collateral given to the Agent and the Lenders to secure payment or performance of any of the Obligations.

Section 11. Payments Free and Clear. All sums payable by any Guarantor hereunder shall be made free and clear of and without deduction for any tax or other charge; provided that if any Guarantor shall be required by applicable law to deduct any taxes or other charge from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Guarantor shall make such deductions; and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Each applicable Guarantor shall promptly provide the Agent with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

Section 12. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and
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apply any and all deposits (general or special, time or demand, provisional or final but excluding any funds held by the Borrower on behalf of tenants or other third parties) at any time held and other obligations at any time owing by such Person to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty held by such Agent or Lender then due and payable. Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Note, whether or not acquired pursuant to the applicable provisions of the Credit Agreement, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Guarantor in the amount of such participation.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower or any other Guarantor to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower or any other Guarantor (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Obligations; provided, however, that payment thereof may be made so long as no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, then no Guarantor shall accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from the Borrower, any other Guarantor, or any other Person on account of or in any manner in respect of any Junior Claim until all of the Obligations have been indefeasibly paid in full. If any Guarantor shall receive any direct or indirect payment (in cash, property, securities by setoff or otherwise) with respect to a Junior Claim at any time when an Event of Default shall have occurred and be continuing, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

Section 14. Acknowledgement of Benefits; Contribution; Avoidance Provisions.
(a) Acknowledgement of Benefits. Each Guarantor acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Borrower pursuant to the Credit Agreement; that the benefits received by each Guarantor are reasonably equivalent consideration for such Guarantor's execution of this Guaranty; and that such benefits include, without limitation, the access to capital afforded to the Borrower pursuant to the Credit Agreement from which the activities of such Guarantor will be supported, as applicable. Each Guarantor is executing this Guaranty and the other Loan Documents in consideration of those benefits received by it. This Guaranty is independent of (and shall not be limited by) any other guaranty now existing or hereafter given. Further, each Guarantor's liability under this Guaranty is in addition to any and all other liability such Guarantor may have in any other capacity, including without limitation, any other credit facilities or guaranties between and among Agent, Lenders and such Guarantor in connection with the Borrower.

(b) Contribution. Each Guarantor hereby agrees that, in connection with payments made hereunder, such Guarantor shall have a right of contribution from each other Guarantor of the Loans in accordance with applicable law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations
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have been indefeasibly and irrevocably paid in full, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been indefeasibly and irrevocably paid in full.

(c) Avoidance Provisions. It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions.” Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor nor any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower, the other Guarantors, the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 17. Jurisdiction; Venue; JURY WAIVER.

(a) EACH PARTY HERETO HEREBY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. EACH PARTY HERETO FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS GUARANTY
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AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF ANY GUARANTOR EXIST AND EACH OF THE GUARANTORS CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. EACH GUARANTOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THE CREDIT AGREEMENT AND IN MAKING THE LOANS THEREUNDER. Nothing in this Guaranty shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against ANY Guarantor or its properties in the courts of any jurisdiction. EACH GUARANTOR FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON IT BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 26 HEREOF.

(b) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, THE CREDIT AGREEMENT, OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

Section 18. Loan Accounts. The Agent may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of Obligation or otherwise, the entries in such account shall be binding upon each Guarantor as to the outstanding amount of such Obligations and the amounts paid and payable with respect thereto absent manifest error. The failure of the Agent to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Agent or the Lenders in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or the
8

Lenders of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to any Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders and the Agent may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any portion of the Obligations, or grant or sell participation in the Loan, to any Person or entity without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying such Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Agent or any Lender to any assignee, transferee or participant of any financial or other information regarding the Borrower or any Guarantor or their Subsidiaries. No Guarantor may assign or transfer its obligations hereunder to any Person.

Section 21. Amendments. No amendment, modification, termination, or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor from the terms and conditions hereof, shall in any event be effective unless the same shall be in writing and signed by Agent and each Guarantor or Guarantors with respect to whom such waiver, amendment or modification is to apply. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. This Guaranty shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 22. Additional Guarantors. The initial Guarantors hereunder shall be each of the Subsidiaries of Borrower that are signatories hereto, which are listed on Schedule 1 attached hereto. From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto as additional Guarantors (each an “Additional Guarantor”) by executing a Guaranty Joinder Agreement in the form of Exhibit A attached hereto. Upon delivery of any such Guaranty Joinder Agreement to Agent, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor hereunder and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by Agent not to cause any Subsidiary of Borrower to become an Additional Guarantor hereunder. This Guaranty Agreement shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any such person becomes or fails to become or ceases to be a Guarantor hereunder.

Section 23. Release of Guarantors. Each applicable Guarantor shall be released from its obligations under this Guaranty as and when provided in Section 7.15(c) of the Credit Agreement. Pursuant to Section 7.15(c) of the Credit Agreement, Agent shall confirm the release of any applicable Guarantor by the execution of a Release of Guaranty in the form of Exhibit B attached hereto (the “Release of Guaranty”). Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the release of any other Guarantor hereunder.

9

Section 24. Payments. All payments made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the place and time provided for in the Credit Agreement on the date that is one (1) Business Day after written demand therefor to such Guarantor by the Agent.

Section 25. Indemnification and Expenses.

(a) Without limiting or duplicating any of their indemnification obligations under the Credit Agreement or the other Loan Documents, each of the Guarantors, jointly and severally, shall indemnify the Agent (and any sub-agent thereof), each Lender, their Affiliates, and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of each of the foregoing (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Guarantor or any other Loan Party arising out of, in connection with, or as a result of, (i) the execution or delivery of this Guaranty, the Credit Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and their affiliate Indemnitees only, the administration of this Guaranty, the Credit Agreement and the other Loan Documents, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Guarantor or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, and regardless of whether any Indemnitee is a party thereto, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) The Guarantors, jointly and severally, agree to pay to the Agent upon demand the amount of any and all reasonable, out-of-pocket costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with the administration of this Guaranty, including, without limitation, any such costs and expenses incurred in the preservation, protection, or enforcement of any rights of the Agent or any Lender in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.

(c) To the fullest extent permitted by applicable Law, no Guarantor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, the Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended
10

recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Guaranty, the Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) The agreements in this Section 25 shall survive the resignation of the Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 26. Notices. All notices, requests and other communications hereunder shall be in writing and shall be given as provided in the Credit Agreement and, with respect to each Guarantor, at the following address:

c/o EPR Properties
909 Walnut Street, Suite 200
Kansas City, MO 64106
Attn: Craig L. Evans, Esq.
Executive Vice President, General Counsel and Secretary
Telecopy: 816-472-5794

with a copy to:

EPR Properties
909 Walnut Street, Suite 200
Kansas City, MO 64106
Attn: Mark A. Peterson
Executive Vice President and Chief Financial Officer
Telecopy: 816-472-5794

Section 27. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “OBLIGATIONS” AND ALL OF THE OTHER OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 28. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 29. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 30. Definitions. (a) For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code or any other applicable
11

bankruptcy laws; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

12

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[____________________]

By: ___________________
Name:
Title:

(Signature Page to Guaranty)

SCHEDULE 1

INITIAL GUARANTORS

Schedule 1

EXHIBIT A

FORM OF GUARANTY JOINDER AGREEMENT
Date: ___________, _____

To: KeyBank National Association, as Agent

Ladies and Gentlemen:

This Guaranty Joinder Agreement is made and delivered pursuant to Section 22 of that certain Subsidiary Guaranty, dated as of [____________], 202[__] (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Guaranty”), by certain Subsidiaries of EPR PROPERTIES, a Maryland real estate investment trust (“Borrower”), in favor of KeyBank National Association, as Agent. All capitalized terms used in this Guaranty Joinder Agreement and not otherwise defined herein shall have the meanings assigned to them in the Guaranty.

Each of ______________________ ([the][each, an] “Additional Guarantor”) hereby confirms, represents and warrants to the Agent and the Lenders that the Additional Guarantor is a Subsidiary of the Borrower.

By executing and delivering this Guaranty Joinder Agreement, [the][each] Additional Guarantor, as provided in Section 22 of the Guaranty, hereby becomes a party to the Guaranty as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

Effective as of the date of this Guaranty Joinder Agreement, [the][each] Additional Guarantor confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Guaranty. [The][Each] Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Guaranty is true and correct on and as the date hereof as if made on and as of such date, except to the extent any such representation or warranty (including any such representation or warranty contained in the Credit Agreement) was expressly made as of an earlier date, in which case such representation or warranty was true and correct as of such earlier date.

This Guaranty Joinder Agreement shall constitute a Loan Document under the Credit Agreement.

THIS GUARANTY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Exhibit A

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Joinder Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[ADDITIONAL GUARANTOR]
By: ________________________________
Title: _______________________________

Exhibit A

EXHIBIT B

FORM OF RELEASE OF GUARANTOR

In witness whereof, the undersigned Agent, for itself and on behalf of each of the Lenders (as defined in the Guaranty), hereby releases and discharges ___________________ from any and all obligations and liabilities of __________________ to the Agent and the Lenders under that certain Subsidiary Guaranty dated as of [___________], 202[__], executed by certain Subsidiaries of EPR PROPERTIES, a Maryland real estate investment trust, described therein in favor of the Agent and the Lenders defined therein.

KEYBANK NATIONAL ASSOCIATION, as Agent

By: ____________________________
Name: ___________________________
Title: ____________________________

Exhibit B

EXHIBIT H-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPR PROPERTIES (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit H-1 - 1

EXHIBIT H-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPR PROPERTIES (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit H-2 - 1

EXHIBIT H-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPR PROPERTIES (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit H-3 - 1

EXHIBIT H-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended, Restated and Consolidated Credit Agreement dated as of _________, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among EPR PROPERTIES (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit H-4 - 1

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE
OF THE BORROWER AND ITS CONSOLIDATED SUBSIDIARIES
AND UNCONSOLIDATED AFFILIATES1

Entity:	Jurisdiction of Organization:

EPR Properties	MD
30 West Pershing, LLC	MO
Adelaar Developer II, LLC	DE
Adelaar Developer, LLC	DE
Atlantic - EPR I	DE
Atlantic - EPR II	DE
Beachcomber Hotel Lessee, LLC[2]	DE
Beachcomber Hotel Owner, LLC[3]	DE
Blankenbaker X, LLC	IN
Brandywine X, LLC	IN
Burbank Village, Inc.	DE
Burbank Village, L.P.	DE
Cantera 30 Theatre, L.P.	DE
Cantera 30, Inc.	DE
Catskill Resorts TRS, LLC	DE
CLP Northstar Commercial, LLC	DE
CLP Northstar, LLC	DE
Columbia Screens TRS I, LLC	DE
Early Childhood Education, LLC	DE
Early Education Capital Solutions, LLC	DE
ECE I, LLC	DE
ECE II, LLC	DE
Education Capital Solutions, LLC	DE
EPR Accommodations, LLC	DE
EPR Ambassador Holdings, LLC	DE
EPR Apex, Inc.	DE
EPR Brews, LLC	DE
EPR Camelback, LLC	DE
EPR Canada, Inc.	MO
EPR Concord II, L.P.	DE
1 All entities are wholly owned, directly or indirectly, by EPR Properties ("EPR") except as otherwise noted below; EPR itself is publicly traded.
2 Unconsolidated subsidiary 65% indirectly owned by EPR; 35% indirectly owned by unrelated third party
3 Unconsolidated subsidiary 65% indirectly owned by EPR; 35% indirectly owned by unrelated third party
Schedule 6.1(b) - 1

EPR Experience, LLC	DE
EPR Fitness, LLC	DE
EPR Gaming Properties, LLC	DE
EPR Go Zone Holdings, LLC	DE
EPR Grand Prairie, LLC	DE
EPR Hospitality, LLC	DE
EPR International, Inc.	MD
EPR Karting, LLC	DE
EPR Lodging, LLC	DE
EPR Louisiana TRS, Inc.	DE
EPR Marinas, LLC	DE
EPR Maryland Gaming, LLC	DE
EPR Mountain, LLC	DE
EPR North Finance Trust	Ontario, Canada
EPR North GP ULC	British Columbia, Canada
EPR North Holdings GP ULC	British Columbia, Canada
EPR North Holdings LP	Ontario, Canada
EPR North Properties LP	Ontario, Canada
EPR North Trust	KS
EPR North US GP Trust	DE
EPR North US LP	DE
EPR PA TRS, Inc.	DE
EPR Parks, LLC	DE
EPR Resorts, LLC	DE
EPR Resorts Financing, LLC	DE
EPR SC Karting, LLC	DE
EPR Springs, LLC	DE
EPR Springs II, LLC	DE
EPR St. Petes TRS, Inc.	DE
EPR Thornton Holdings, LLC	DE
EPR TRS Holdings, Inc.	MO
EPR TRS I, Inc.	MO
EPR TRS II, Inc.	MO
EPR TRS III, Inc.	MO
EPR TRS IV, Inc.	MO
EPR Tuscaloosa, LLC	DE
EPR Water, LLC	DE
EPR Wisconsin TRS, Inc.	DE
EPT 301, LLC	MO
EPT 909, Inc.	DE
EPT Aliso Viejo, Inc.	DE
Schedule 6.1(b) - 2

EPT Arroyo, Inc.	DE
EPT Auburn, Inc.	DE
EPT Biloxi, Inc.	DE
EPT Boise, Inc.	DE
EPT Chattanooga, Inc.	DE
EPT Columbiana, Inc.	DE
EPT Concord II, LLC	DE
EPT Concord, LLC	DE
EPT Davie, Inc.	DE
EPT Deer Valley, Inc.	DE
EPT DownREIT II, Inc.	MO
EPT DownREIT, Inc.	MO
EPT East, Inc.	DE
EPT Firewheel, Inc.	DE
EPT First Colony, Inc.	DE
EPT Fresno, Inc.	DE
EPT Gulf Pointe, Inc.	DE
EPT Hamilton, Inc.	DE
EPT Hattiesburg, Inc.	DE
EPT Huntsville, Inc.	DE
EPT Hurst, Inc.	DE
EPT Indianapolis, Inc.	DE
EPT Kenner Tenant, LLC	DE
EPT Kenner, LLC	DE
EPT Lafayette, Inc.	DE
EPT Lawrence, Inc.	DE
EPT Leawood, Inc.	DE
EPT Little Rock, Inc.	DE
EPT Macon, Inc.	DE
EPT Mad River, Inc.	MO
EPT Manchester, Inc.	DE
EPT Melbourne, Inc.	MO
EPT Mesa, Inc.	DE
EPT Mesquite, Inc.	DE
EPT Modesto, Inc.	DE
EPT Mount Attitash, Inc.	DE
EPT Mount Snow, Inc.	DE
EPT New Roc GP, Inc.	DE
EPT New Roc, LLC	DE
EPT Nineteen, Inc.	DE
EPT Pensacola, Inc.	MO
Schedule 6.1(b) - 3

EPT Pompano, Inc.	DE
EPT Raleigh Theatres, Inc.	DE
EPT Ski Properties, Inc.	DE
EPT Slidell, Inc.	DE
EPT South Barrington, Inc.	DE
EPT Twin Falls, LLC	DE
EPT Virginia Beach, Inc.	DE
EPT Waterparks, Inc.	DE
EPT White Plains, LLC	DE
EPT Wilmington, Inc.	DE
ERC Opportunity, LLC	DE
Flik Depositor, Inc.	DE
Flik, Inc.	DE
Foothill Ranch Screens TRS I, LLC	DE
GE EPR Warrens Holdco Lessee, LLC[4]	DE
GE EPR Warrens Holdco Owner, LLC[5]	DE
Grand Plaza Hotel Lessee, LLC[6]	DE
Grand Plaza Hotel Owner, LLC[7]	DE
International Building Condominium Association, Inc.[8]	MO
Kanata Entertainment Holdings, Inc.	New Brunswick, Canada
Kozy Rest EPR-NG Lessee, LLC	DE
Kozy Rest EPR-NG Lessor, LLC	DE
Kozy Rest Lessee, LLC	DE
Kozy Rest Lessor, LLC	DE
Kozy Rest PropCo, LLC	DE
McHenry FFE, LLC	DE
Megaplex Four, Inc.	MO
Megaplex Nine, Inc.	MO
Mississauga Entertainment Holdings, Inc.	New Brunswick, Canada
New Albany Screens TRS I, LLC	DE
New Roc Associates, L.P.	NY
Northgate Cajun Palms HoldCo Lessee, LLC	DE
Northgate X, LLC	IN
Oakville Entertainment Holdings, Inc.	New Brunswick, Canada
Private ECS, LLC	DE
Richmond Screens TRS I, LLC	DE
4 Unconsolidated subsidiary 95% indirectly owned by EPR; 5% owned by unrelated third party
5 Unconsolidated subsidiary 95% indirectly owned by EPR; 5% owned by unrelated third party
6 Unconsolidated subsidiary 65% indirectly owned by EPR; 35% indirectly owned by unrelated third party
7 Unconsolidated subsidiary 65% indirectly owned by EPR; 35% indirectly owned by unrelated third party
8 This is a not-for-profit condominium association; it has no ownership interests but EPR, through one or more of its Subsidiaries, has voting control of the association
Schedule 6.1(b) - 4

St. Pete HoldCo Lessee, LLC[9]	DE
St. Pete HoldCo Owner, LLC[10]	DE
Tampa Veterans 24, Inc.	DE
Tampa Veterans 24, L.P.	DE
Theatre Sub, Inc.	MO
Warrenville Screens TRS I, LLC	DE
WestCol Center, LLC	DE
Whitby Entertainment Holdings, Inc.	New Brunswick, Canada

9 Unconsolidated subsidiary 65% indirectly owned by EPR; 35% owned by unrelated third party
10 Unconsolidated subsidiary 65% indirectly owned by EPR; 35% owned by unrelated third party
Schedule 6.1(b) - 5

SCHEDULE 6.1(f)
TITLE TO PROPERTIES; LIENS

1. EPR Properties' headquarters, which is leased to EPR Properties, located at 909 Walnut Street, Kansas City, MO 64106.

2. The property described in the attached document entitled "Real Property Schedule".

Schedule 6.1(f)

SCHEDULE 6.1(g)

INDEBTEDNESS AND GUARANTEES

(Indebtedness amounts as of September 19, 2024)

1. Indebtedness under this Agreement, which is unsecured Indebtedness.

2. Indebtedness under the Bonds, which is unsecured Indebtedness.

3. Indebtedness identified as Secured Indebtedness in Schedule 6.1(f).

4. The Borrower has guaranteed indebtedness relating to the EPR Go Zone Holdings, LLC bonds, relating to theaters in Lafayette and Slidell, LA; principal amount guaranteed equals $24,995,000. This guaranteed Indebtedness is not secured by a Lien on any assets of the Borrower or any Subsidiary (except as provided below). The Indebtedness described in this Section 4 is guaranteed by (i) EPT Slidell, Inc., which guaranty is secured by a mortgage lien on its ground lease interest in property located in Slidell, LA, and (ii) EPR Ambassador Holdings, LLC, which guaranty is secured by a mortgage lien on its ground lease interest in property located in LaFayette, LA. Further, EPT Slidell, Inc. has issued certain unsecured environmental and Americans with Disabilities Act indemnities with respect to the Indebtedness described in this Section 4. Certain of the Indebtedness described in this Section 4 is also described in Schedule 6.1(f).

5. Unsecured intercompany Indebtedness permitted under Section 9.3(a)(vi) of the Agreement.

6. 30 West Pershing, LLC has provided a non-recourse carve-out guaranty and an interest rate protection guaranty in favor of Aareal Capital Corporation in connection with a $105,000,000 loan secured by certain real property and improvements located in St. Pete Beach, Florida.

7. The Borrower has guaranteed indebtedness of Kozy Rest Lessor, LLC pursuant to a Guaranty Agreement in favor of Union Bank and Trust Company. This guaranty is unsecured and limited to a maximum amount of $20,000,000 (plus collection costs and fees).

Schedule 6.1(g)

SCHEDULE 6.1(h)

MATERIAL CONTRACTS

None.

Schedule 6.1(h)

SCHEDULE 6.1(i)

LITIGATION

None.

Schedule 6.1(i)

SCHEDULE 6.1(j)

TAXES SUBJECT TO AUDIT

None.

Schedule 6.1(j)

SCHEDULE CA

Revolving Credit Commitments prior to the occurrence of a Sharing Event:

Lender	Dollar Revolving Credit Commitment Amount	Dollar Revolving Commitment Percentage	Alternative Currency Revolving Credit Commitment Amount	Alternative Currency Revolving Commitment Percentage
KeyBank National Association	$100,000,000	10.000000000000%	$31,413,613	10.471204188482%
JPMorgan Chase Bank, N.A.	$100,000,000	10.000000000000%	$31,413,613	10.471204188482%
Royal Bank of Canada	$100,000,000	10.000000000000%	$31,413,613	10.471204188482%
Bank of America, N.A.	$100,000,000	10.000000000000%	$31,413,613	10.471204188482%
Barclays Bank PLC	$100,000,000	10.000000000000%	$31,413,613	10.471204188482%
Citizens Bank, N.A.	$100,000,000	10.000000000000%	$31,413,613	10.471204188482%
Truist Bank	$100,000,000	10.000000000000%	$31,413,613	10.471204188482%
Citibank, N.A.	$75,000,000	7.500000000000%	$23,560,209	7.853403141361%
The Toronto-Dominion Bank, New York Branch	$75,000,000	7.500000000000%	$23,560,209	7.853403141361%
UMB Bank, N.A.	$55,000,000	5.500000000000%	$17,277,487	5.759162303665%
U.S. Bank National Association	$50,000,000	5.000000000000%	$15,706,806	5.235602094241%
Raymond James Bank	$25,000,000	2.500000000000%	$0	0.000000000000%
Stifel Bank & Trust	$20,000,000	2.000000000000%	$0	0.000000000000%
TOTAL	$1,000,000,000	100.00000000000%	$300,000,000	100.00000000000%

Schedule CA

SCHEDULE CA

Revolving Credit Commitments after the occurrence of a Sharing Event:

Lender	Adjusted Sharing Event Commitment	Sharing Event Percentage
KeyBank National Association	$100,000,000	10.000000000000%
JPMorgan Chase Bank, N.A.	$100,000,000	10.000000000000%
Royal Bank of Canada	$100,000,000	10.000000000000%
Bank of America, N.A.	$100,000,000	10.000000000000%
Barclays Bank PLC	$100,000,000	10.000000000000%
Citizens Bank, N.A.	$100,000,000	10.000000000000%
Truist Bank	$100,000,000	10.000000000000%
Citibank, N.A.	$75,000,000	7.500000000000%
The Toronto-Dominion Bank, New York Branch	$75,000,000	7.500000000000%
UMB Bank, N.A.	$55,000,000	5.500000000000%
U.S. Bank National Association	$50,000,000	5.000000000000%
Raymond James Bank	$25,000,000	2.500000000000%
Stifel Bank & Trust	$20,000,000	2.000000000000%
TOTAL	$1,000,000,000	100.00000000000%
Schedule CA